Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AMONG

MACQUARIE COUNTRYWIDE-REGENCY II, LLC

MACQUARIE COUNTRYWIDE TRUST

REGENCY CENTERS CORPORATION

USRP TEXAS GP, LLC

U.S. RETAIL PARTNERS, LLC

EASTERN SHOPPING CENTERS HOLDINGS, LLC

FIRST WASHINGTON INVESTMENT I, LLC

AND

CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM

DATED FEBRUARY 14, 2005

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7.	COVENANTS.		32
	7.1.	Implementing Agreement	32
	7.2.	General Covenants	32
	7.3.	Special Covenants	33

8.	JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS		37
	8.1.	Organization; Authorization	37
	8.2.	Sellers	40
	8.3.	Ownership of Properties	40
	8.4.	No Encumbrances	40
	8.5.	No Violation	40
	8.6.	Financial Statements	41
	8.7.	Absence of Undisclosed Liabilities	41
	8.8.	Tax Matters	41
	8.9.	Litigation	43
	8.10.	No Employees	43
	8.11.	No Condemnation	43
	8.12.	Environmental Matters	44
	8.13.	Leasing Commissions and Tenant Allowances	44
	8.14.	Rent Rolls; Leases	44
	8.15.	Accounts Receivable Aging	44
	8.16.	Service Contracts	44
	8.17.	Material Contracts	45
	8.18.	Existing Loans	45
	8.19.	Ground Leases	45
	8.20.	No Other Contracts	46
	8.21.	No Brokers or Finders	46
	8.22.	Insurance	46
	8.23.	Compliance with Restrictions	46
	8.24.	FIRPTA	46
	8.25.	Permits	46
	8.26.	Existing Policies	46
	8.27.	Shadow Anchors	46

9.	REPRESENTATIONS AND WARRANTIES OF BUYER		47
	9.1.	Organization; Authorization	47
	9.2.	Bankruptcy of Buyer	47
	9.3.	No Brokers or Finders	47
	9.4.	Investment Intent	47

10.	REPRESENTATIONS AND WARRANTIES OF INVESTORS		48
	10.1.	Power	48
	10.2.	Authorization	48
	10.3.	Validity	48
	10.4.	Financial Ability	48

11.	CONDITIONS TO DEPOSIT		48
	11.1.	Conditions to Obligations of Sellers at Deposit Date	48
	11.2.	Conditions to Obligations of Buyer in Connection With Deposit	49

12.	DELIVERIES AT DEPOSIT DATE		52
	12.1.	Deliveries by the Selling Parties at Time of Deposit	52
	12.2.	Deliveries by Buyer at Time of Deposit	54

13.	CONDITIONS TO CLOSING		55
	13.1.	Conditions to Obligations of Sellers at the Closing	55
	13.2.	Conditions to Obligations of Buyer at the Closing	55

14.	CLOSING		56
	14.1.	Deliveries by the Selling Parties at Closing	56
	14.2.	Deliveries by the Buyer at Closing	58
	14.3.	Deliveries by Escrow Agent at Closing	58
	14.4.	Other Instruments	58

15.	BREACHES, REMEDIES AND INDEMNIFICATION		59
	15.1.	Buyer’s Indemnity for Buyer’s Inspection	59
	15.2.	Liabilities of Sellers and Remedies of Buyer for Deposit Date or Pre-Closing Breaches	59
	15.3.	Post-Closing Indemnity By Sellers	64
	15.4.	Post-Closing Indemnity By Buyer	66
	15.5.	Indemnification of Third-Party Claims	66
	15.6.	Payment	67
	15.7.	Limitations on Indemnification	68
	15.8.	Release of Buyer’s Other Environmental Remedies	69
	15.9.	No Waiver	70

16.	TERMINATION; DEFAULT		70
	16.1.	Termination By Mutual Agreement	70
	16.2.	Termination before Deposit	70
	16.3.	Termination If Closing Fails to Occur	70
	16.4.	Termination Upon Default by Buyer	70
	16.5.	Termination Upon Default by Sellers	71
	16.6.	Exclusive Remedy Prior to Closing	72
	16.7.	Effect of Termination	72

17.	CONFIDENTIALITY; ANNOUNCEMENTS		73

18.	ASSIGNMENT		73

19.	RESOLUTION OF DISPUTES		74

20.	MISCELLANEOUS		76
	20.1.	Guarantee By Investors	76
	20.2.	Joint and Several Liability of the Sellers	76

20.3.	Survival	76
20.4.	Notices	77
20.5.	Governing Law	79
20.6.	Headings	79
20.7.	Business Days	79
20.8.	Counterpart Copies; Facsimile	79
20.9.	Binding Effect	79
20.10.	Interpretation	80
20.11.	Entire Agreement; Amendments; Waiver	80
20.12.	Severability	80
20.13.	Exhibits and Schedules	80
20.14.	Time	80
20.15.	Prevailing Party	81
20.16.	No Recording	81
20.17.	WAIVER OF TRIAL BY JURY	81
20.18.	Further Assurances	81
20.19.	No Offer	81
20.20.	OFAC Policy	81
20.21.	Limitation of Liability	82
20.22.	Macquarie CountryWide Management Limited	82
20.23.	Venue	83
20.24.	Control of Company	83

List of Exhibits

Exhibit A	Definitions and Meanings
Exhibit B	Properties
Exhibit C	Form of Tenant Estoppel
Exhibit D	Form of Seller Estoppel
Exhibit E	Form of Sellers’ Ground Lease Estoppel Certificate
Exhibit F	Terms of Management Agreement and Accounting Services Agreement

List of Schedules

Schedule 2.2(a)(v)	Construction Contracts
Schedule 2.3(a)	Wire Transfer Instructions
Schedule 2.10	Excluded Assets
Schedule 2.14	Option Parcels
Schedule 2.15	MPB&T Parcel
Schedule 3.1(m)	Rent Guaranty and Other Escrows
Schedule 5.1(a)-1	Existing Policies and Existing Surveys
Schedule 5.1(a)-2	Exceptions Not Provided to Buyer
Schedule 5.1(a)-3	Extended Coverage
Schedule 5.1(b)(ii)	List of Existing Rights of First Refusal or Options to Purchase Under Leases and Approved New Leases
Schedule 5.1(b)(v)	Other Exceptions
Schedule 5.6(a)(i)	Ongoing Remediation Projects
Schedule 5.6(a)(ii)	Ongoing Remediation Escrow Allocated Shares
Schedule 5.6(f)	Form of Buyer’s Environmental Insurance Policy
Schedule 7.3(a)(iii)	Permitted Sales
Schedule 8.1(e)	Jurisdictions Where Company Group is Licensed or Qualified to Do Business
Schedule 8.1(f)	Capitalization of the Companies
Schedule 8.1(g)	Subsidiaries
Schedule 8.1(h)	Company Organizational Documents
Schedule 8.3	Properties and Title to Properties
Schedule 8.5	No Violation
Schedule 8.6	Financial Statements
Schedule 8.8(a)	Taxes; Tax Returns
Schedule 8.8(d)	Partnership Status
Schedule 8.9	Litigation
Schedule 8.11	Ongoing Condemnation Proceedings
Schedule 8.14	Rent Rolls; Leases
Schedule 8.15	Accounts Receivable Aging
Schedule 8.16	Service Contracts
Schedule 8.17	Material Contracts
Schedule 8.18	Existing Loans
Schedule 8.19	Ground Leases
Schedule 8.20	No Other Contracts
Schedule 8.22	Insurance

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Schedule 8.24	Taxpayer Identification Numbers
Schedule 8.27	Shadow Anchors
Schedule 11.2(c)	Underwriting Agreement
Schedule 13.2(a)	Extended Lockout Properties

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT dated February 14, 2005, by and among MACQUARIE COUNTRYWIDE-REGENCY II, LLC, a Delaware limited liability company (“Buyer”), MACQUARIE COUNTRYWIDE TRUST, an Australian listed registered managed investment scheme (ARSN 093 143 965) (“MCW”), REGENCY CENTERS CORPORATION, a Florida corporation (“Regency”) (MCW and Regency each an “Investor” and collectively the “Investors”), USRP TEXAS GP, LLC, a Delaware limited liability company (“USRP”), U.S. RETAIL PARTNERS, LLC, a Delaware limited liability company (“U.S. Retail”), EASTERN SHOPPING CENTERS HOLDINGS, LLC, a Delaware limited liability company (“Eastern,” and together with USRP and U.S. Retail, the “Companies”), FIRST WASHINGTON INVESTMENT I, LLC, a Delaware limited liability company (“First Washington”), and CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM, a unit of the State and Consumer Services Agency of the State of California (together with First Washington, each a “Seller,” collectively, the “Sellers,” and the Sellers and Companies are referred to collectively herein as “Selling Parties”).

RECITALS

A. The Companies directly or through their Subsidiaries (the Companies and their Subsidiaries are referred to collectively as the “Company Group” and individually as entities in the Company Group) own 101 retail centers, which are more specifically identified on Exhibit B (the “Properties”). Sellers own all of the issued and outstanding limited liability company interests (together with all rights as members, the “Membership Interests”) and are the sole members of the Companies.

B. Buyer desires to purchase the Membership Interests from Sellers and Sellers desire to sell the Membership Interests to Buyer, upon the terms and conditions herein set forth. The Investors, directly or indirectly, own the Buyer.

NOW THEREFORE, in connection with the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound, the parties agree as follows (defined terms are set forth on Exhibit A):

1.	PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, assign, convey, transfer and deliver to Buyer, or Buyer’s permitted assignee, and Buyer, or Buyer’s permitted assignee, shall purchase, acquire and take assignment and delivery from Sellers, all of the Membership Interests, free and clear of all Liens.

2.	PURCHASE PRICE – PAYMENT

2.1. Purchase Price. The purchase price payable for the Membership Interests shall be Two Billion, Seven Hundred Forty One Million, Two Hundred and Twenty-Five Thousand and No/100 Dollars ($2,741,225,000.00) (the “Purchase Price”), subject to the Price Adjustments pursuant to Section 2.2.

2.2. Price Adjustments.

(a) The Purchase Price shall be adjusted at Closing as follows (each a “Price Adjustment”):

(i) Buyer shall receive a credit against the Purchase Price in the aggregate amount of the outstanding principal balance of the Existing Loans as of the Closing Date.

(ii) Buyer shall receive a credit against the Purchase Price in the amount of $6,557,200 in connection with certain anticipated future real estate or franchise tax adjustments for those Properties located in California, Cook County, Illinois and certain other states.

(iii) The Purchase Price shall be adjusted up or down in the net amount of the Proration Items calculated pursuant to Section 3.1(n)(ii) (Closing Statement).

(iv) Buyer shall (A) receive a credit against the Purchase Price equal to the adjustment for Agreed Losses and Disputed Losses to which the Buyer is entitled pursuant to Sections 15.2(d) (Sellers’ and Buyer’s Pre-Deposit Options) and 15.2(e) (Post-Deposit/Pre-Closing Breach Notice) (taking into account the limitations thereto set forth in Section 15.2(d), except to the extent Sellers expressly waive such limitations pursuant to Section 15.2(d) and Section 15.2(e)), and (B) deposit into escrow the Disputed Losses pursuant to Section 15 (Breaches, Remedies and Indemnification) and the Disputed Amount Escrow pursuant to Section 2.5 (Escrows at Closing) and other applicable provisions of this Agreement.

(v) Buyer shall receive a credit against the Purchase Price for any unpaid balance as of the Closing Date payable under the construction contracts set forth on Schedule 2.2(a)(v).

(vi) The Purchase Price shall be increased by the amount which the Company Group actually paid with respect to capital projects undertaken at the specific request of Buyer pursuant to Section 7.2(i) (General Covenants), provided that if such amount exceeds $8,000,000, then the Purchase Price shall not be increased by the amount in excess of $8,000,000, unless such amount exceeds $13,000,000, in which event the Purchase Price shall be increased by the sum of $8,000,000 plus the amount of the excess over $13,000,000.

(vii) Buyer shall receive a credit against the Purchase Price pursuant to Section 5.2 (Resolution of Other Exceptions), if applicable.

(viii) Buyer shall receive a credit against the Purchase Price pursuant to Section 11.2(d) (Tenant Estoppels), if applicable.

(ix) The Purchase Price shall be reduced to reflect the Agreed Value of any Dropped Assets pursuant to Section 2.13 (Dropping Properties).

(x) The Purchase Price shall be increased by (A) one-half of the cost of the Buyer’s Environmental Insurance Policy pursuant to Section 5.6(f) (Buyer’s Environmental Insurance Policy) plus (B) all costs of obtaining any additional coverage requested by Buyer in excess of the coverage set forth on Schedule 5.6(f).

(xi) Buyer shall receive a credit against the Purchase Price in the aggregate amount of all closing costs that Sellers are required to pay pursuant to Section 2.9 (Closing Costs), but have not otherwise paid and that have not otherwise been credited against the Purchase Price hereunder.

(xii) The Purchase Price shall be increased by Three Million Seven Hundred and Fifty Thousand Dollars ($3,750,000) to fund Buyer’s 25% of the Environmental Escrow, subject to adjustment if the Initial Remediation Estimate is less than Fifteen Million Dollars ($15,000,000).

(xiii) The Purchase Price shall be adjusted, if appropriate, for the Edgewater Buy-Sell Amount pursuant to Section 2.11(b) (Buy-Sell with Crow Holdings).

(xiv) The Purchase Price shall be adjusted, if appropriate, for the Agreed Value of the Option Parcels sold or under contract to be sold pursuant to Section 2.14 (Purchase of Option Parcels).

(xv) The Purchase Price shall be adjusted for the sale of the MPB&T Parcel to the extent provided in Section 2.15 (Purchase of Maryland Permanent Bank Parcel).

(b) Notwithstanding the foregoing, to the extent any of the Price Adjustments arise from or out of any facts, circumstances, conditions or events that overlap, there shall be no duplication of counting toward the calculation of any such Price Adjustments.

(c) Price Adjustments (other than those set forth in Section 2.2(a)(iv) and (vi)) shall not be limited by, applied against or otherwise impact any limitations, deductibles, thresholds or maximum amounts relating to indemnification obligations and damage claims for Losses contained elsewhere in this Agreement.

2.3. Deposit.

(a) Payment of Deposit. Subject to the terms and conditions of this Agreement, on the Deposit Date, Buyer shall pay to Sellers the sum of Seven Hundred Twelve Million Four Hundred Thousand Dollars ($712,400,000) as a deposit toward payment of the Purchase Price at Closing (the “Deposit”). Sellers agree to pay Buyer interest on the Deposit, at an interest rate equal to the Interest Rate (defined below), simple interest, accruing daily from the Deposit Date to and including the earlier of the Closing Date or the date on which the Deposit is returned to Buyer (or its designee), with interest due and payable to Buyer, by wire transfer, on the fifteenth (15th) day of each calendar month after the Deposit Date, in arrears. Notwithstanding anything herein to the contrary, Sellers shall be entitled to all interest or other income earned from Sellers’ investment of the Deposit, subject however to Sellers’ obligation to pay to Buyer the interest on the Deposit as set forth in this Agreement. At the Closing or other date on which the Deposit is returned to Buyer (or its designee) or otherwise released in accordance with the terms and conditions of this Agreement, the Sellers shall pay to Buyer all accrued but unpaid interest on the Deposit. All payments under this Agreement shall be delivered by wire transfer of immediately available funds pursuant to instructions set forth in Schedule 2.3(a). “Interest Rate” shall mean (i) during the period commencing on the Deposit Date and ending on the ninetieth (90) day after the Deposit Date, an interest rate of six and one-tenth percent (6.1%) per annum, and (ii) thereafter, during each thirty (30) day period beginning on the day after either the end of the period in clause (i) or the previous such thirty (30) day period, an interest rate per annum equal to the rate for such period in clause (i) or previous such period, less one percent (1%), provided that an interest rate for any such 30-day period shall be no less than the yield on one month U.S. Treasury Bills reported in the most applicable Federal Reserve Statistical Release H.15(159) for the first Business Day of such 30-day period under the heading “Treasury Constant Maturities – Normal – 1-month,” provided further, that the running of any such period shall be extended on a day-for-day basis for such time that the Closing has been delayed or adjourned by Sellers to address title issues pursuant to Section 5.4 (Postponement of Closing).

(b) Deposit Held in Blocked Account. Sellers shall hold and invest the Deposit in a blocked account pursuant to a blocked account agreement among Buyer and Sellers (the “Blocked Account Agreement”), which shall be in form and content reasonably acceptable to the parties and which shall secure the Sellers’ obligations to deliver the Membership Interests at Closing and to return the Deposit (or a portion thereof) pursuant to the terms and conditions of this Agreement. The Deposit shall be invested in cash and cash equivalents and other investments which are reasonably acceptable to the Buyer and Sellers.

(c) Escrow of Certificates on Deposit Date. On the Deposit Date, simultaneously with payment of the Deposit, Sellers shall cause to be deposited into escrow, with an escrow agent reasonably acceptable to the parties (the “Escrow Agent”), certificates representing all the Membership Interests, together with the other documents set forth in Section 12.1(b). The Escrow Agent, Buyer and Sellers shall enter into an escrow agreement (the “Escrow Agreement”) in form and content reasonably acceptable to the parties and which shall secure the Sellers’ obligation to deliver the Membership Interests at Closing pursuant to the terms of this Agreement.

2.4. Closing. The closing of the purchase and sale of the Membership Interests (“Closing”) shall occur on the third (3rd) Business Day after satisfaction or written waiver by Buyer, of the conditions to Closing set forth in Section 13 (Conditions to Closing) (the “Closing Date”), at 10:00 a.m. Eastern time at the offices of Foley & Lardner LLP, Jacksonville, Florida, or on such sooner or adjourned date as this Agreement may contemplate or as the parties may agree in writing.

2.5. Escrows at Closing.

(a) Disputed Price Adjustments and Prorations. If the parties disagree about any Price Adjustment (including the amount of any prorations or Loss claimed by Buyer at Closing), the disputed amount shall be held back from the balance of the Purchase Price paid at Closing, and deposited into escrow (the “Disputed Amount Escrow”) with the Escrow Agent, pursuant to an escrow agreement delivered at Closing, in form reasonably acceptable to the parties, pending resolution in accordance with Baseball Arbitration.

(b) Ongoing Remediation Projects At the Closing, $4,000,000 of the Purchase Price less any amounts paid for Ongoing Remediation Projects between the date hereof and the Closing Date (other than amounts paid by Sellers pursuant to the Apex Contracts) shall be paid into escrow with Escrow Agent pursuant to an escrow agreement, delivered at Closing, in form reasonably acceptable to the parties (the “Ongoing Remediation Escrow Agreement”) to establish a separate environmental remediation escrow fund (the “Ongoing Remediation Escrow”) which shall be disbursed to Buyer and Sellers from time to time subject to and in accordance with Section 5.6(a) (Ongoing Remediation Projects).

(c) Future Remediation Escrow. Prior to the Closing, Buyer shall notify Sellers of Buyer’s estimate of the cost of Future Remediation Projects (the “Initial Remediation Estimate”). The Initial Remediation Estimate shall equal $15,000,000, unless Buyer, in its sole discretion, estimates the cost of the Future Remediation Projects to be a lower amount, in which case the Initial Remediation Estimate shall be such lower amount. At the Closing, an amount equal to the Initial Remediation Estimate shall be paid into escrow with Escrow Agent pursuant to an escrow agreement, delivered at Closing, in form reasonably acceptable to the parties (the “Future Remediation Escrow Agreement”) to establish a separate environmental remediation escrow fund (the “Future Remediation Escrow”) which shall be disbursed to Buyer and Sellers from time to time subject to and in accordance with Section 5.6(b) (Future Remediation Projects).

2.6. Payments at Closing.

(a) Payment of Purchase Price. At the Closing, Buyer shall pay to the Sellers an amount equal to the Purchase Price adjusted by the net application of all Price Adjustments. Sellers jointly and severally direct Buyer to pay all amounts due to either of the Sellers by wire transfer to the bank account and in accordance with the wire transfer instructions set forth on Schedule 2.3(a).

(b) Application of Deposit. At the Closing, Sellers shall apply the Deposit (but not any interest or other income thereon) to the payment of the Purchase Price.

2.7. Payment Allocation. Sellers shall be responsible for allocating between themselves the amounts paid by Buyer to Sellers hereunder.

2.8. Tax Matters; Purchase Price Allocation. Buyer shall prepare and present to Sellers a proposed allocation of the Purchase Price (and all other capitalized costs) among the assets of the Company Group in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) within 60 days after the Closing Date. Sellers shall notify the Buyer within 15 days of the receipt of the proposed allocation of any objections that Sellers have with respect thereto and the changes that Sellers would make as a result thereof. If the Sellers have no objections, or if the Buyer agrees to the changes proposed by Sellers, such allocation (as so modified) shall be binding upon Sellers. If Buyer and Sellers cannot resolve any disagreements with respect to the proposed allocation within 15 days after Sellers deliver to Buyer any objections thereto, the Buyer and Sellers jointly shall select an independent valuation expert to resolve such differences, with the fees and costs of such valuation expert to be shared equally between Buyer and Sellers, and with the decision of such valuation expert as to any matters in dispute between Buyer and Sellers to be binding and conclusive on both Buyer and Sellers. Sellers and Buyer and their Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer (with such changes thereto as shall be proposed by Sellers and agreed to by Buyer or as shall be determined by the third party valuation expert as set forth above). The Sellers and the Company Group shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Buyer may reasonably request in preparing such allocation. Neither Buyer, nor the Company Group nor Sellers shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation, as finally determined as set forth above, unless required to do so by applicable law.

2.9. Closing Costs. The Sellers shall pay: (i) all transfer and similar taxes incident to the sale of the Membership Interests and change in control with respect to the Properties and the Company Group; (ii) an amount not to exceed $9,000,000 in the aggregate for (A) the costs, fees and expenses required to be incurred in connection with obtaining the consent of the holders of the Existing Loans (“Lender Consents”) to the Transactions and for the Existing Loans to remain outstanding after Closing (the “Consent Fees”), (B) the prepayment fees, prepayment penalties, breakage fees, defeasance costs and similar costs and penalties with respect to the prepayment and defeasance by Buyer of any or all of the Existing Loans incurred in connection with the Transactions or after the Closing and on or before October 1, 2005 (the “Prepayment Fees”) and together with the Consent Fees, the “Loan Fees”), and (C) endorsements to Lender’s existing title policies required for Lender’s Consents; (iii) Lender’s legal fees and expenses in obtaining the Lender Consents; (iv) all title insurance premiums and costs for Owner’s Title Policies obtained in accordance with this Agreement for each Property; and (v) the costs required to be incurred to obtain those new surveys or updates to existing surveys as provided in Section 5.1 (Title and Survey Matters), but not the costs of any other additional endorsements to the Owner’s Title Policies which were not issued in connection with the Existing Policies (which Buyer shall pay for). The Buyer shall pay (1) the Loan Fees in excess of $9,000,000 and (2) all costs and expenses to obtain new (unless otherwise provided in Section 5.1) surveys and other endorsements to the Owner’s Title Policies not required to be paid by Sellers and to obtain any additional lender’s policies or endorsements thereto for new lenders or surveys for new lenders. Buyer shall pay all costs associated with Buyer’s due diligence. Each party shall be responsible for its own attorney’s fees. All other costs incurred at Closing shall be borne by the parties in accordance with local custom.

2.10. Excluded Assets. Prior to Closing, Sellers shall cause the Company Group, at Sellers’ sole liability, cost and expense, to transfer the assets listed on Schedule 2.10 to Sellers or an entity owned by Sellers that is not an entity in the Company Group and to cause the Company Group to be released from all liabilities and obligations relating thereto or to cause the transferee to indemnify the Company Group therefrom.

2.11. Edgewater Retail Partners LLC.

(a) Adjustments for One-Half Ownership of Edgewater. Notwithstanding anything in this Agreement to the contrary, it is expressly agreed and understood that Edgewater

Retail Partners, LLC (together with the property owned by it, “Edgewater”) is only 50% indirectly owned by the Sellers and therefore the following shall apply unless Edgewater is bought or sold prior to Closing pursuant to the buy-sell provisions referred to in Section 2.11(b):

(i) Edgewater shall be considered part of the Company Group, subject to the limitation that Sellers, who only own 50% of the equity, are only entitled to 50% of income and cash flow from Edgewater;

(ii) all covenants that relate to causing Edgewater to take or refrain from taking any action shall only require that Sellers and/or the Company Group use their commercially reasonable efforts to perform in accordance with their rights under the Organizational Documents of Edgewater;

(iii) the prorations regarding Edgewater shall be based on one-half ownership of the Edgewater Property;

(iv) The credit against the Purchase Price in Section 2.2(a)(i) (Price Adjustments) for the Existing Loan encumbering Edgewater shall be based on 50% of the outstanding principal balance thereof as of the Closing Date; and

(v) The adjustments described in this Section 2.11 are not intended to be duplicative of any prorations and adjustments provided for in Section 3.1 (Prorations) of this Agreement and there shall be no double counting of any such adjustments. In the event of a conflict between the provisions of this Section 2.11 and Section 3, the specific provisions of this Section 2.11 shall control.

(b) Buy-Sell with Crow Holdings. The parties acknowledge that Sellers’ one-half interest in Edgewater is subject to certain consent and buy-sell provisions with Crow Holdings, the other one-half owner of Edgewater, pursuant to the Organizational Documents of Edgewater. Sellers shall use commercially reasonable efforts to obtain consent from Crow Holdings for the change of control of Edgewater contemplated by this Agreement.

If Crow Holdings does not consent to the change of control, Sellers shall implement the buy-sell provision in the Edgewater Organizational Documents using a purchase price designated by Buyer. If the Company Group’s interest in the Edgewater Property shall be sold to Crow Holdings prior to the Closing using the buy-sell price designated by Buyer, the Purchase Price shall be reduced by the amount of proceeds received from Crow Holdings. If Crow Holdings elects to sell pursuant to the buy-sell, and the Company Group purchases the interest of Crow Holdings prior to Closing, the Purchase Price shall be increased by the amount paid by Sellers to Crow Holdings for its one-half interest (the “Edgewater Buy-Sell Amount”). The Buyer, Sellers and the Company Group shall cooperate reasonably and in good faith in connection with the buy-sell process. The foregoing assumes Crow Holdings will agree to make the exercise of the buy-sell contingent upon the Closing. If Crow Holdings does not agree to make closing of the buy-sell contingent upon the Closing, the Buyer and Sellers will cooperate for a reasonable alternative structure to avoid the risk that Sellers would be forced to close the buy-sell transaction with Crow Holdings without assurance that the Closing would occur.

(c) PSE&G Generating Transmission Leads. Sellers, acting on behalf of Edgewater, have negotiated an agreement in principle with PSE&G Power In-City I, LLC (“PSE&G”) for the installation of Generating Transmission Leads (the “PSE&G Facilities”) under the Edgewater Property pursuant to a 99 year lease which, if implemented prior to Closing, would provide a one-time, lump-sum payment to the Company Group. Sellers have advised Buyer that the proposed PSE&G Facilities shall not adversely impact the operations and use of the Edgewater Property in any material respect and that the PSE&G Facilities shall be buried under the Edgewater Property and that PSE&G shall do all drilling off-site without interfering with the Edgewater Property in any material respect. Sellers and Buyer shall cooperate reasonably and in good faith in order to finalize and implement the proposed lease agreement with PSE&G, provided that the terms of the lease do not adversely affect the operation and use of the Edgewater Property in any material respect or result in a material reduction in the value of the Edgewater Property, and that Sellers shall share the Company Group’s share of the lump sum payment, net of payment of expenses related to the transaction, when actually received from PSE&G, 90% to Sellers and 10% to Buyer. Buyer and Sellers shall act reasonably and in good faith in order to facilitate entering into a contract with PSE&G. This provision shall terminate if a definitive agreement is not signed with PSE&G within two years following Closing. If Buyer acquires Crow Holdings’ interest in Edgewater, whether as part of the Closing or thereafter, the Buyer shall not share with Sellers any revenues from the lease agreement attributable to the 50% interest acquired from Crow Holdings. If Crow Holdings purchases the Company Group’s interest in Edgewater, Buyer shall be released from all further obligations related to the PSE&G lease.

(d) Title Insurance Matters. Notwithstanding anything in this Agreement to the contrary, Sellers shall have no obligation to provide an Owner’s Title Policy or Survey with respect to the Edgewater Property, there shall not be any Mandatory Removal Exceptions with respect to Edgewater and it shall not be a condition for the payment of the Deposit or the Closing that Sellers obtain an Owner’s Title Policy for Edgewater. Instead, the corresponding condition and delivery for Edgewater shall be that Sellers obtain and deliver a title insurance commitment from the Title Company showing that Edgewater Retail Partners, LLC owns fee simple title to the Edgewater Property, subject to all matters of record and Permitted Exceptions.

2.12. Company Group’s Pre-Closing Accounts Receivable and Payables. Following the Closing, Sellers shall provide funds to the Company Group for payment, when due, of all of the Company Group’s liabilities for payment of money (other than Proration Items and Existing Loans) which would be required to be shown on a combined balance sheet of the Company Group prepared as of the Adjustment Time in accordance with GAAP. Following the Closing, the Company Group shall turn over to the Sellers all of the Company Group’s accounts receivable other than Proration Items, as of the Adjustment Time, which are collected by the Buyer or the Company Group from any Person who owes such accounts receivable, provided that payments from such Persons shall be applied to satisfy current accounts to the extent due on or before the date on which such payments are received before being applied to pre-Adjustment Time accounts receivable.

2.13. Dropping Properties.

(a) Dropping the Dropping Party Properties. If Sellers or Buyer (the “Dropping Party”) shall have duly elected the “Section 2.13 Rights,” the following shall apply: The Dropping Party shall have the right to exclude a Property or the Subsidiary that owns such Property and only such Property (“Dropped Asset”) from the Closing by delivering a written notice to the Buyer electing to exercise the Section 2.13 Rights on or before the Closing Date (a “Dropped Property Notice”). Buyer shall have five (5) Business Days prior to the Closing Date to waive the problem or condition that gave rise to the specific exercise of Section 2.13 Rights. If Buyer so elects to waive, the Property shall not be deemed a Dropped Asset and Buyer shall be deemed to have waived any right to a Price Adjustment or indemnification arising from the problem or condition that gave rise to such exercise of the Section 2.13 Rights. If Buyer does not elect to waive the condition or problem within said period, this Agreement will be deemed amended, without any further action on the part of any party, with respect to each Property or the Subsidiary that owns the Dropped Asset, as follows:

(i) All Losses (including, Agreed Losses and Disputed Losses) associated with such Dropped Asset shall be excluded from the calculation of Agreed Losses and Disputed Losses, except to the extent the Losses continue as an Entity Claim.

(ii) All Breach Events associated with such Dropped Asset shall be excluded from Breach Events, except to the extent any Breach Event was an Entity Claim or resulted in Claims for breaches of Entity Representations.

(iii) All Other Exceptions associated with such Dropped Asset shall be excluded from Other Exceptions.

(iv) All Future Remedial Actions Expenses and all expenses arising from Recommended Future Remedial Actions associated with such Dropped Asset shall be excluded from Future Remedial Actions.

(v) All Existing Loans associated with such Dropped Asset shall be excluded from Existing Loans.

(vi) There shall be no Claims with respect to such Dropped Asset, except to the extent it continues to be an Entity Claim or Claims for breaches of Entity Representations.

(vii) At the Closing, the Purchase Price shall be reduced by the amount of the Agreed Value for such Dropped Asset.

(viii) Sellers shall cause such Dropped Asset to be transferred to a Person that is not part of the Company Group prior to Closing.

(ix) Sellers shall be responsible for the costs of transferring Dropped Assets.

(b) Limit on Sellers’ Dropped Assets. Notwithstanding anything contained in this Agreement to the contrary, Properties cannot be excluded pursuant to this Section 2.13 if the total Agreed Value of such Dropped Assets (other than (i) exclusions at Buyer’s request relating to Tenant Estoppels pursuant to Section 11.2(d), (ii) exclusion of the Properties listed on Schedule 13.2(a) pursuant to the requirements of Section 13.2(a)), (iii) the MPB&T Parcel, and (iv) if Edgewater is sold pursuant to the buy-sell (described in Section 2.11)), exceeds $270,000,000.

(c) Postponement of Closing. Sellers shall have the right, in their sole and absolute discretion, to adjourn the Closing Date, if necessary, from time to time by notice to Buyer delivered on or prior to the date then set for Closing (for a maximum adjournment period not to exceed fifteen (15) Business Days in the aggregate) to obtain any necessary consents or take other actions necessary or appropriate to effect an exclusion of Properties pursuant to this Section 2.13.

2.14. Purchase of Option Parcels. The parties acknowledge and agree that certain Leases may contain, or the Transactions may trigger, certain rights in favor of third Persons (all such third Persons, “Option Holders”) to purchase or otherwise acquire certain of the Properties or portions of the Properties (collectively, “Option Parcels”), each as set forth on Schedule 2.14. The Sellers shall use commercially reasonable efforts to obtain waivers from the Option Holders of their purchase rights prior to Closing. If any of the Option Holders refuse to waive the potential option rights and elect to purchase or otherwise acquire an Option Parcel and the closing of such transaction occurs prior to the Closing Date, then Buyer shall be entitled to a Price Adjustment equal to the Agreed Value of the Option Parcel as set forth on Schedule 2.14 (less the principal amount of any related Existing Loans which will be repaid or assumed at the time of sale). If an Option Holder elects to purchase or otherwise acquire an Option Parcel but the transaction does not close prior to the Closing Date, then the Agreed Value of the Option Parcel, as set forth in Schedule 2.14 (less the principal amount of any related Existing Loans which will be repaid or assumed at the time of sale), shall be paid into escrow at Closing. If the sale of the Option Parcel actually closes following the Closing Date, the escrowed funds shall be paid to Buyer by the Escrow Agent and the net cash proceeds of the sale (after payment of related expenses and repayment or assumption of any related Existing Loans) shall be paid to the Sellers. If the option rights have terminated with regard to any election and the sale does not close with respect to any exercise of option rights, the escrowed funds shall be paid to Sellers by the Escrow Agent. Notwithstanding anything in this Agreement to the contrary, the rights held by the Option Holders shall be Permitted Exceptions as to rights to purchase or otherwise acquire the Option Parcel arising directly or indirectly from the Transactions, but not as to any exercise right which the Option Holder could have exercised prior to, and independent of the Transactions (unless such right qualifies as a Permitted Exception under Section 5.1(b)), and Sellers and the Company Group shall be entitled to comply with obligations with respect thereto including consummating any sale of an Option Parcel. Sale of an Option Parcel pursuant to this provision shall be treated as a Dropped Asset pursuant to Section 2.13 hereof.

2.15. Purchase of Maryland Permanent Bank Parcel. The Maryland Permanent Bank & Trust has exercised its option to purchase the parcel (the “MPB&T Parcel”), more specifically described on Schedule 2.15, located at the Valley Center Property. If the Closing of the MPB&T Parcel occurs prior to the Closing Date, then Buyer shall be entitled to a Price

Adjustment equal to the Agreed Value of the MPB&T Parcel as set forth on Schedule 2.14 (less the principal amount of any related Existing Loans which will be repaid or assumed at the time of sale). If the sale of the MPB&T Parcel has not closed prior to the Closing Date, then the Agreed Value (less the principal amount of any related Existing Loans which will be repaid or assumed at the time of sale) of the MPB&T Parcel shall be paid into Escrow at Closing. If the sale of the MPB&T Parcel actually closes within 24 months after the Closing Date, the escrowed funds shall be paid to Buyer by the Escrow Agent as a Price Adjustment and the net cash proceeds of the sale (after payment of related expenses and the principal amount of any related Existing Loans) shall be paid to Sellers. If the sale does not close within 24 months after the Closing Date, the escrowed funds shall be paid to Sellers, by Escrow Agent, provided, however, that if such sale closes at a later date, Sellers shall promptly pay to Buyer an amount equal to the excess of the Agreed Value over the option price. Sale of the MPB&T Parcel shall be treated as a Dropped Asset pursuant to Section 2.13 hereof.

3.	PRORATIONS

3.1. Prorations. All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 3.1. All prorations, adjustments and closing payments shall be made on the basis of closing statement(s) reasonably approved by Buyer and Sellers at the Closing Date (or, if the parties fail to agree, as determined by Baseball Arbitration). Except as otherwise set forth herein, all items to be prorated and other adjustments to be made pursuant to this Section 3.1 (the “Proration Items”) shall be prorated as of 11:59 p.m. of the day immediately preceding the Closing Date (the “Adjustment Time”) and the net amount thereof either shall be paid by Buyer to Sellers or credited to Buyer, as the case may be, at the Closing. Buyer shall be treated as the owner of the Company Group and the Properties, for purposes of prorations of income and expenses, on and after the Adjustment Time. Buyer and Sellers acknowledge that, except as otherwise expressly provided herein, and elsewhere in the Transaction Documents, the purpose and intent as to proration and adjustments is that the Sellers shall bear all expenses of ownership and operation of the Company Group and the Properties and shall receive the benefit of all income therefrom accruing until Closing and Buyer shall bear all such expenses and receive the benefit of all income accruing after the Adjustment Time.

(a) Taxes; Water; Sewer and other Utilities.

(i) All real estate, personal property and franchise taxes and special assessments attributable to the Company Group and the Properties shall be prorated on an accrual basis as of the Adjustment Time. Sellers shall pay or cause the Company Group to pay, prior to Closing, all taxes to the extent levied or billed prior to the Adjustment Time.

(ii) Water rates and charges, except to the extent required to be paid by Tenants pursuant to Leases in effect as of the Adjustment Time directly to the entity imposing same, shall be prorated as of the Adjustment Time.

(iii) Sewer taxes and rents, except to the extent required to be paid by Tenants pursuant to Leases in effect as of the Adjustment Time directly to the entity imposing same, shall be prorated as of the Adjustment Time.

(iv) Utility charges, including, but not limited to, electricity, gas, steam, telephone, internet, cable or satellite television and any other utilities, except to the extent required to be paid by Tenants pursuant to Leases in effect as of the Adjustment Time directly to the entity imposing same, shall be prorated based upon the most current bill charged to Seller, plus sales taxes thereon, and shall be reprorated after the Closing Date when bills for the period in which Closing occurs are received, unless actual readings are obtained as of the Adjustment Time, in which case such actual readings shall govern, and each party shall pay the amount properly allocated or billed to it, respectively.

(v) Apportionment of taxes, water rates and charges, sewer taxes and rents shall be made on the basis of the fiscal year for which assessed assuming the maximum available discount. If the taxes, water rates and charges, sewer taxes and rents for any Property have not been set for the year in which the Closing occurs, then the proration of such item for such Property shall be made on the basis of the real property tax rate, water rates and charges, sewer taxes and rents or vault charges, as applicable, for the preceding year applied to the latest assessed valuation and such proration shall be adjusted in cash between Sellers and Buyer upon presentation of written evidence that the actual taxes, water charges and sewer rents paid for such Property for the year in which the Closing occurs differ from the amounts used at the Closing in accordance with the provisions of Section 3.1(n)(iii) (Preparation of Final Statement) hereof.

(vi) All increases in taxes imposed due to a change of use of any portion of any Property after the Closing Date shall be paid by the Buyer.

(vii) Any increases in taxes directly attributable to reassessment of the Properties located in California and Cook County, Illinois for ad valorem (including real estate and franchise) tax purposes as a result of the Transactions shall be paid by Buyer.

(viii) If any refund of any prorated item is made after the Closing Date whether for a period prior to or on and after the Closing Date, the same shall be applied first to the reasonable out-of-pocket third party costs incurred in obtaining same and the balance, if any, of such refund shall, to the extent received by Buyer, be paid to Sellers (to the extent relating to the period through the Adjustment Time), and to the extent received by Sellers, be paid to Buyer (to the extent relating to the period commencing with the Closing Date).

(ix) Sellers shall have the right to continue the prosecution of any real estate tax certiorari or other proceedings or protests brought by Sellers, at Sellers’ expense, to reduce the taxes or any portion thereof for the fiscal year prior to the fiscal year in which Closing occurs which are pending as of the Closing Date using counsel selected by Sellers, until a final determination has been rendered or a settlement reached. If Sellers elects not to pursue such matters, Buyer may continue to prosecute same. Sellers (or Buyer, if applicable) shall pay from the proceeds of any refund, all actual and reasonable legal, accounting and other expenses which may be incurred in connection with such real estate tax certiorari or other proceedings or protests, and Sellers (or Buyer, if applicable, with Sellers’ reasonable consent) may settle or compromise any such proceedings. If such determination shall result in a refund or credit of taxes, or if the taxes are otherwise reduced, because of a reduction of the assessed valuation or tax rate or for any other reason, then the net amount of such refund or credit of taxes (after deducting Sellers’ (and Buyer’s, if applicable) out-of-pocket third party costs and any refunds or credits of taxes owed to Tenants under Leases or expired or terminated Leases) shall be apportioned between Sellers and Buyer as of the Adjustment Time (and the reimbursement made to Sellers (and Buyer, if applicable) for their out of pocket costs to the extent of such deduction). Any amount of the refund due to Buyer for the period commencing with the Closing Date pursuant to this Section 3.1(a)(ix) shall be paid to Buyer by Sellers promptly following receipt thereof by Sellers and Buyer shall also be entitled to any amounts of the refund of taxes owed under Leases to Tenants then in occupancy, provided that Buyer shall agree to give each such Tenant a credit for its applicable portion of the amount of such refund of taxes. Seller agrees to give all applicable tenants a refund for its applicable portion of the amount of any refund of taxes received by Sellers. Any amount of the tax refund due to Sellers for the period prior to the Closing Date pursuant to this Section 3.1(a)(ix) received by Buyer after the Closing shall be paid by Buyer to Sellers promptly upon receipt of any refund on the final determination of the credit or of the reduction.

(b) Fuel. Proration shall be made of fuel on any buildings located on the Properties on the Adjustment Time, based upon a reading made by the supplier as close as obtainable to the Adjustment Time (reasonably adjusted to the quantity present on the Adjustment Time). The value thereof shall be calculated at Sellers’ last cost (including sales tax), based upon actual invoices. If the heating, ventilation or air conditioning for any buildings located on the Properties is provided by a measurable product (e.g., steam or gas) the adjustment will be based on meter readings prorated, if necessary, to the Adjustment Time.

(c) Rents.

(i) Ground rent and all other amounts payable under the Ground Leases shall be prorated as of the Adjustment Time. Sellers will be credited with an amount equal to all security deposits, prepaid rentals and other deposits paid or deposited under any Ground Lease, together with any interest that has accrued thereon to the extent said deposits or prepaids have not been applied to outstanding obligations in accordance with the applicable Ground Lease.

(ii) Base or fixed rent (“Fixed Rent”), including any pre-paid rent, collected by Sellers or the Company Group prior to Closing shall be prorated as of the Adjustment Time. Any amounts collected by the Company Group prior to the Adjustment Time with respect to specific tenant billings for pass-through payments, charges for overtime services, work orders, other specific services or special items performed or provided at the request of a given Tenant, and all other charges payable by Tenants properly allocable to the period prior to the Adjustment Time and not subject to readjustment, shall be retained by the Company Group. All such amounts collected by Sellers or the Company Group properly allocable to the period from and after the Adjustment Time, shall be paid to and be the property of Buyer. All amounts collected by the Buyer or Seller that are subject to readjustment with respect to Tenants shall be prorated as of the Adjustment Time (and re-prorated if not finally determinable at Closing).

(iii) Common area maintenance or “CAM” charges and “escalation rent” or additional rent based upon increases in taxes, operating expenses, labor costs, a cost of living index or porter’s wages or otherwise, and all other charges required to be paid periodically by Tenants in estimated amounts and later recalculated based upon actual expenses, taxes and/or other relevant factors, other than Percentage Rent, as hereinafter defined (all of the foregoing, collectively the “Additional Rent”), shall be prorated between Sellers and Buyer as of the Adjustment Time based on such estimated payments paid by the Tenants for the applicable accounting periods (i.e., monthly, quarterly or annually) in which the Closing occurs, as set forth in the applicable Leases (each, with respect to any period for which Rent is due under the applicable lease, an “Applicable Rent Period”), with (a) Sellers receiving the portion of such Additional Rent that the portion of such Applicable Rent Period occurring prior to the Adjustment Time bears to such entire Applicable Rent Period, and (b) Buyer receiving the portion of such Additional Rent that the portion of such Applicable Rent Period from and after the Adjustment Time bears to such entire Applicable Rent Period. If, at any time, Sellers shall receive any installments of Additional Rent attributable to Applicable Rent Periods from and after the Adjustment Time, such sum shall be credited to Buyer at the Closing or if received after Closing, immediately paid to Buyer. At the time(s) of final calculation and collection from (or refund to) each Tenant of the actual Additional Rent for an Applicable Rent Period with respect to which estimated amounts paid by such Tenant have been prorated between Sellers and Buyer, there shall be a re-proration between Sellers and Buyer.

(iv) Payments of additional rent based upon the amount by which a designated percentage of each Tenant’s gross revenues achieved during the Applicable Rent Period exceeded base rent, breakpoint or some other standard (“Percentage Rent”), if any, for any Applicable Rent Period in which the Closing occurs shall be apportioned between the Sellers and Buyer. Sellers and Buyer will prorate the total Percentage Rent due from each Tenant for such Tenant’s Applicable Rent Period, based upon the number of days in the Applicable Rent Period each of the parties owned the Company Group, as soon as practicable after each such Tenant has made the payment due with respect to such Applicable Rent Period. Until the Percentage Rent payable by a Tenant is prorated pursuant to the immediately preceding sentence, (A) Sellers will initially retain all monthly or quarterly interim payments of Percentage Rent made before the Closing by such Tenant for such Applicable Rent Period and (B) Buyer will initially retain all monthly or quarterly interim payments of Percentage Rent made on and after the Closing Date by such Tenant for its Applicable Rent Period. Any amounts collected by or on behalf of Buyer from a Tenant after the Closing that relate to Percentage Rents payable with respect to any Applicable Rent Period ending before the Closing or any Lease that terminated before the Closing Date will be remitted to Sellers promptly upon receipt, and any amounts collected by or on behalf of Sellers from a Tenant after Closing that relate to Percentage Rents payable with respect to any Applicable Rent Period ending after the Closing or any Lease that terminated after the Closing Date will be remitted to Buyer promptly upon receipt. In the event that any refund shall be due to any Tenants, there shall be a reproration as of the Adjustment Time between Sellers and Buyer.

(d) Delinquent Rent. Any Fixed Rent, Additional Rent or Percentage Rent (collectively, “Rent”) not paid when due is “Delinquent Rent”. During the period after Closing, any Delinquent Rent collected by the Sellers, Buyer or the Company Group from any Tenant who owes Rent for the Applicable Rent Period in which Closing occurs or for Applicable Rent Periods prior to the Closing shall be applied first, in payment of Rent owed by such Tenant for the Applicable Rent Period (not to exceed one month) in which the Closing occurs; second, in payment of Rent owed by such Tenant for all Applicable Rent Periods after the Applicable Rent Period in which the Closing occurs; and third, after Rent for all current Applicable Rent

Periods have been paid in full, in payment of Rent owed by such Tenant for the Applicable Rent Periods prior to the Applicable Rent Period in which the Closing occurs. Each such amount, less any reasonable out-of-pocket third party costs of collection (including reasonable attorneys’ fees and expenses) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives any such amount shall promptly pay over to the other party any portion thereof to which it is so entitled. Buyer agrees that it shall cause the Company Group to use commercially reasonable efforts to collect all Additional Rent and Percentage Rent payable by Tenants after Closing and any Delinquent Rent due the Company Group or Selling Parties (provided, however, that neither Buyer nor Company Group shall have any obligation to institute legal proceedings, including an action for unlawful detainer, against any Tenant owing Delinquent Rents). Notwithstanding Buyer’s good faith compliance with the provisions of the immediately preceding sentence, if the Buyer or Company Group does not collect past due Rent, Sellers shall have the right, during the six (6) month period after Closing, upon prior written notice to Buyer, to commence proceedings to collect pre-closing Delinquent Rent, provided that (i) Sellers shall not be entitled to pursue any Lease termination, dispossession, eviction or similar proceedings against any such Tenant and (ii) the sole remedy which may be sought by Sellers against any such Tenant is money damages.

(e) Prepaid Items. Any prepaid costs, expenses, charges, fees and any other items paid by Sellers with respect to any Property, including, fees for licenses and annual permit and inspection fees, along with any deposits thereunder, that inure to the benefit of Buyer shall be apportioned between the Sellers and Buyer as of the Adjustment Time.

(f) Declaration Assessments. Any assessments and other charges paid by Company Group under any declarations, reciprocal easement agreements, covenants, restrictions or other agreements affecting the Properties shall be prorated between the Sellers and Buyer as of the Adjustment Time.

(g) Service and Material Contracts. Fees and other charges under any Service Contracts or Material Contracts that are not required to be terminated by Sellers pursuant to this Agreement at or prior to Closing shall be prorated between the Sellers and Buyer as of the Adjustment Time. Seller shall be liable (for periods both before and after Closing) with respect to any Service Contracts that are required to be terminated by Sellers.

(h) Inventory. The value of any building inventory and supplies in customary full case quantities (e.g., soap, cleaning powder, light bulbs, etc.) in unopened containers in the buildings at the Properties, if any, in accordance with an inventory prepared by Sellers (subject to review by Buyer), shall be credited to Sellers. Such value amount shall be determined based upon Sellers cost thereof, based upon actual invoices.

(i) Cash on Hand. The parties anticipate that the Company Group shall distribute all cash on hand to Sellers prior to Closing, to the extent that such distributions are permitted by law and applicable contractual restrictions and except for deposit or reserve accounts addressed elsewhere in this Section 3.1. However, to the extent cash is not distributed prior to Closing, Sellers shall be entitled to a credit at Closing for any cash held by Company Group and not distributed to Sellers prior to Closing.

(j) Leasing Commissions and Leasing Costs. The Sellers shall be responsible for all unpaid leasing and brokerage commissions and tenant improvement costs with respect to the current term of all Leases executed prior to the date hereof. To the extent that any such commissions or tenant improvement costs shall not have been paid by the Sellers prior to Closing (the “Unfunded Leasing Expenses”), Buyer shall be entitled to a credit against the Purchase Price at Closing in an amount equal to the Unfunded Leasing Expenses, and Buyer shall (to the extent of such credit) be responsible for payment of the Unfunded Leasing Expenses from and after the Closing. With respect to any other Lease or Lease modification entered into by the Sellers after the date hereof in accordance with the terms of Section 7.3(d) (Tenant Leases), and with respect to any renewal, expansion or extension of any Lease through the exercise of an existing option, occurring after the date hereof, all tenant improvement work, leasing commissions, legal fees or other expenses or grants of any free rent period or other concessions shall be prorated over the term of the applicable Lease, renewal or extension based on the economic benefit to the parties hereto occurring before or after the Closing.

(k) Tenant Security Deposits. The Sellers shall grant to Buyer a credit against the Purchase Price in an amount equal to the aggregate of the unapplied Tenant security and other deposits under the Leases held by the Company Group in cash at the time of the Adjustment Time and not retained by the Company Group after Closing, including all accrued interest thereon to the extent any Tenants may be entitled to receive such amounts in connection with the refund of any such deposit.

(l) Existing Loans. Interest, both payable and accrued but not yet payable, fees, costs and expenses (other than Loan Fees) under the Existing Loans shall be prorated as of the Adjustment Time. In addition, Sellers shall receive a credit on a dollar-for-dollar basis an amount equal to any reserves, escrows or similar funds held by the Lenders in connection with the Retained Loans.

(m) Rent Guaranty Escrows. Instead of Sellers receiving a credit therefor, Buyer shall administer the rent guaranty escrows or similar funds described on Schedule 3.1(m) held by any entity in the Company Group or any escrow agent as security for rent or similar guaranties with respect to properties previously sold by such entity as required in said rent guaranty escrows or other obligations, and Buyer shall cause any amounts released from any such escrows to any entity in the Company Group to be promptly paid to Sellers.

(n) Calculations.

(i) Applicable Time Period. For purposes of calculating Proration Items under this Agreement, Buyer shall be deemed to be in ownership of the Company Group and the Properties, and, therefore entitled to the income therefrom and responsible for the expenses thereof, from and after the Adjustment Time, including the entire day upon which the Closing occurs. Notwithstanding anything herein to the contrary, all such prorations shall be made on the basis of the actual number of days of the applicable time period which shall have elapsed prior to the Adjustment Time and based upon the actual number of days in the applicable time period and a three hundred sixty five (365) day year. All prorations and adjustments made pursuant to this Section 3 shall be made without duplication whatsoever.

(ii) Closing Statement. Sellers will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Adjustment Time, and Buyer will be charged and credited for all of the Proration Items relating to the period after the Adjustment Time. Sellers will prepare in good faith and deliver a statement of estimated Proration Items and other credits and adjustments to the Purchase Price hereunder on a Property by Property basis, together with all relevant supporting documentation, to be submitted to Buyer no less than ten (10) Business Days before the Closing Date (the “Closing Statement”). Upon approval by Sellers and Buyer, the preliminary Proration Items and other credits and adjustments reflected in the Closing Statement will be paid at Closing by Buyer to Sellers (if the preliminary Proration Items, credits and adjustments result in a net credit to Sellers) or by Sellers to Buyer (if the preliminary Proration Items, credits and adjustments result in a net credit to Buyer) by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing. Notwithstanding anything herein to the contrary, in the event the actual amounts of the Proration Items, credits and adjustments are not known as of the Adjustment Time, the proration of the Proration Items, credits and adjustments will be made at Closing on the basis of the best evidence then available; thereafter, when actual amounts are determined, re-prorations will be made as provided in Section 3.1 below on the basis of the actual amounts, and a final cash settlement will be made between Sellers and Buyer. Buyer will be entitled to all deposits presently in effect with the utility providers, and Sellers shall receive a credit for same. Sellers and Buyer shall cooperate to produce the Final Closing Adjustment in accordance with Section 3.1.

(iii) Preparation of Final Statement. On or before thirty (30) days following the last day of the 2nd full calendar month following the year end reconciliations that are required to be performed under all of the Leases existing on the date hereof or such later date as is contemplated herein for various reprorations, including real property taxes, or such later date as is mutually agreed by the Sellers and the Buyer, the Buyer will prepare and deliver to the Sellers a final unaudited statement of Proration Items and other credits and adjustments to the Purchase Price as of the Adjustment Time (the “Final Statement”), based on information available as of the last day of the 2nd full calendar month following the year end reconciliations are required to be performed under all of the Leases existing on the date hereof or such later date as is mutually agreed by the Sellers and the Buyer. Sellers will afford Buyer and its representatives and auditors the opportunity at reasonable times and upon reasonable prior notice to review with Buyer all underlying financial records and work papers pertaining to the preparation of the Final Statement within Sellers’ control. Subject to Section 3.1(n)(iv) below, any net adjustment in favor of Buyer will be paid in cash by Sellers to Buyer no later than ten (10) days after delivery of the Final Statement. Subject to Section 3.1(n)(iv) below, any net adjustment in favor of Sellers will be paid in cash by Buyer to Sellers no later than ten (10) days after delivery of the Final Statement. The Final Statement may be audited at either party’s request. The payments made under the Final Statement will be the “Final Closing Adjustment.”

(iv) Audit. If Buyer and Sellers do not agree on the computation of the Proration Items and other credits and adjustments to the Purchase Price in the Final Statement, then each party will prepare its own audited calculation of the Final Statement and the differences between such audited calculations shall be resolved in accordance with Section 19 (Resolution of Disputes) Buyer and Sellers will cooperate and assist each other in their calculation of the Final Statement and in the conduct of the audits and reviews referred to in this Section 3.1(n), including making available to Buyer and Sellers to the extent necessary of books, records, work papers and personnel. If the Baseball Arbitration reflects a net adjustment in favor of Sellers, Buyer will pay to Sellers the amount of that adjustment in cash to Sellers no later than ten (10) days after the determination of the Final Statement. If the Baseball Arbitration reflects a net adjustment in favor of Buyer, Sellers will pay to Buyer the amount of that adjustment in cash to Buyer no later than ten (10) days after the determination of the Final Statement.

(v) Prorations shall not affect, be limited by, or applied against any limitations, deductibles, thresholds or maximum amounts relating to indemnification obligations and claims for Losses contained elsewhere in this Agreement.

4.	BUYER’S RIGHT OF INSPECTION; INSPECTION PERIOD

4.1. Right to Evaluate. Commencing on the date hereof and continuing until Closing (the “Inspection Period”), Buyer and its agents shall have the right during reasonable hours (with reasonable advance notice to the applicable Selling Parties and subject to the rights of the Tenants and other occupants in possession), at Buyer’s sole cost and expense and at Buyer’s and its agents’ sole risk, to perform inspections and tests of the Properties, and to perform such other analyses, inquiries and investigations as Buyer shall reasonably deem necessary or appropriate, including, a complete physical inspection of the Properties, soil tests or sampling and environmental audits, subject to the limitations on environmental testing set forth in Section 5.6 (collectively, “Physical Testing”), All Physical Testing shall be done in accordance with all Laws, subject to the rights of Tenants under the Leases.

(a) In no event shall any such inspection or Physical Testing (i) permanently damage any part of the Properties or any personal property owned or held by any Tenant, (ii) in any material way disrupt, disturb or interfere with the on-going operations of the Properties, the providing of any maintenance or services to the Properties or the rights of Tenants or other occupants at the Properties or interfere with their use of the Properties pursuant to their respective Leases. Buyer shall notify the applicable Selling Parties in advance and coordinate the timing of any site inspections with the applicable Selling Parties and the property manager of the applicable Property so as to reasonably minimize disruption of the operation of the Properties. Such notice shall describe the general scope of the due diligence Buyer intends to conduct during Buyer’s access to the Properties. The applicable Selling Parties will make commercially reasonable efforts to have an agent available to accompany Buyer or any of Buyer’s agents, and in all events the applicable Selling Parties shall have the right to have a representative present during any visits to or inspections of any Properties.

After making such tests and inspections, Buyer agrees to promptly, and in no event later than ten (10) days after such damage occurs, restore the affected Improvements and the surface of any affected Property to the same condition that existed immediately prior to such tests and inspections.

(b) Buyer may, after notice to Sellers, communicate or conduct interviews with any employee, lender, partner or joint venturer of any Selling Party, Company Group entity or any Tenant of any of the Properties without the prior consent of the applicable Selling Party.

Such interviews shall not unreasonably disrupt or disturb (i) the on-going operation of the Properties or the Selling Parties, (ii) any services to the Properties or (iii) the quiet possession of any Tenants under the Leases. The applicable Selling Party will have the right to have its representative present at all times during any interviews with any employee, lender, partner or joint venturer or any Tenant of any of the Properties.

4.2. Inspection Obligations. In addition to their obligations under Section 4.1, Buyer and its agents and representatives shall: (i) not injure or otherwise cause bodily harm to any of the Selling Parties and the Company Group, their respective agents, contractors and employees or any Tenant or other occupant of the Properties; (ii) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Properties; (iii) not permit any mechanics’, materialmen’s or other liens to attach to any Property by reason of acts or omissions in connection with the exercise of Buyer’s rights under this Section 4; and (iv) at its sole cost and expense, comply with all applicable Laws in conducting its inspection of the Properties and the Physical Testing.

4.3. Sellers’ Deliveries. During the term of this Agreement, Sellers shall use commercially reasonable efforts to make available to Buyer all documents and information regarding the ownership, construction, or operation of the Properties and other information regarding the Company Group which are in the possession of the Sellers, the Company Group or their agents as Buyer shall reasonably request. Except as otherwise expressly set forth herein or in Selling Parties’ deliveries pursuant to Section 12.1 (Deliveries by the Selling Parties at Time of Deposit), the Selling Parties make no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such Documents, if any, relating to the Properties.

4.4. No Other Representations and Warranties Outside Agreement and Transaction Documents.

(a) The parties hereby expressly acknowledge and agree that, except as set forth in this Agreement and the Transaction Documents, as reliance thereon and enforcement thereof may be limited in this Agreement and the Transaction Documents, no party, nor anyone acting for or on behalf of any party, has made any oral or written representation, warranty, covenant, agreement, promise or statement, express or implied, to the other party, or to anyone acting for or on behalf of the other party, and no party has, except as provided in this Agreement and the Transaction Documents, relied on, and shall not be entitled to rely on same.

(b) Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees that, except for the Selling Parties’ representations and warranties set forth in this Agreement and the Transaction Documents, and without limiting or restricting any representation, warranty, affirmation, statement or any other provisions set forth in this Agreement or the other Transaction Documents, as reliance thereon and enforcement thereof may be limited in this Agreement, Buyer waives, and the Selling Parties’ disclaim, all warranties of any type or kind whatsoever with respect to the Properties, whether express or implied, including, by way of description but not limitation, those of fitness for a particular purpose and use.

(c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SET FORTH HEREIN OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, THE PROPERTIES ARE “AS IS, WHERE IS AND WITH ALL FAULTS” AND (ii) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, AS APPLICABLE, NONE OF THE BUYER, THE INVESTORS OR ANY OF THEIR AFFILIATES OR ANY OTHER PERSON IS RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM EITHER SELLER OR ANY DIRECT OR INDIRECT PARTNER, OFFICER, DIRECTOR, TRUSTEE, MEMBER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT OR BROKER OF EITHER SELLER, AS TO ANY MATTER CONCERNING THE PROPERTY OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING, THE COMPLETENESS THEREOF), INCLUDING (A) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Properties or any aspect or portion thereof, including, structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, facilities and appliances, soils, geology and groundwater; (B) the dimensions or lot size of the Properties or the square footage of any of the improvements thereon or of any tenant space therein; (C) the development or income potential, or rights of or relating to, the Properties, or the fitness, suitability, value or adequacy of a Property for any particular purpose; (D) the zoning or other legal status of any Property; (E) the compliance of any Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any Governmental Authority or of any other person or entity (including, the Americans with Disabilities Act of 1990, as amended); (F) the ability of Buyer or any of its Affiliates to obtain any necessary governmental approvals, licenses or permits for the use or development of any Property; (G) the presence, absence, condition or compliance of any Hazardous Substances or Waste on, in, under, above or about any Property or any adjoining or neighboring property; (H) the quality of any labor and materials used in any improvements at any Property; or (I) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of, any Property. Without limiting the generality of the foregoing, Buyer expressly acknowledges and agrees that, except as set forth herein or in any other document delivered pursuant hereto, it is not relying on any representation or warranty of either Seller or any direct or indirect partner, member, director, trustee, officer, employee, affiliate, attorney, agent or broker of either Seller, whether implied, presumed or expressly provided, arising by virtue of any statute, regulation or common law right or remedy in favor of any of them.

(d) BUYER AND INVESTORS ACKNOWLEDGE AND AGREE THAT ANY REPORTS OBTAINED BY BUYER OR ANY OF ITS AFFILIATES ARE THE SOLE RESPONSIBILITY OF BUYER AND INVESTORS AND, EXCEPT TO THE EXTENT EXPRESSLY REQUIRED PURSUANT TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, NONE OF SELLERS OR ANY OF THEIR AFFILIATES HAS ANY OBLIGATION TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY OR ANY PORTION THEREOF OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. THE BUYER AND INVESTORS ACKNOWLEDGE AND AGREE THAT,

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO, BUYER IS SOLELY RESPONSIBLE FOR OBTAINING, AS IT DEEMS NECESSARY OR APPROPRIATE, ANY APPROVAL OR PERMIT NECESSARY FOR ACCEPTANCE BY IT OF ANY PROPERTY OR INTEREST AND FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT BUYER’S SOLE COST AND EXPENSE.

4.5. Limited Release of Sellers.

(a) Without limiting the provisions of Section 4.4, from and after the Closing, except for rights, remedies and other provisions (including the representations, warranties and covenants) set forth in this Agreement and the Transaction Documents, Buyer irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action against Sellers or their Affiliates or any direct or indirect partner, member, manager, trustee, director, shareholder, controlling person, Affiliate, officer, attorney, employee, agent or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives and assigns, with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any Governmental Authority), including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Membership Interests, the Properties or any portion thereof or the condition thereof, including the physical, environmental and structural condition of any Property or any Law applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Substance or Waste on, under, in, above or about any of the Properties; provided, however, that Buyer does not waive its rights, if any, or any rights of its successors or assigns or any of their Affiliates or any other Person who may have a right to seek recovery to recover from, or release or discharge or covenant not to bring any action against Sellers for any breach of the representations, warranties, covenants, indemnity obligations and other provisions in this Agreement and the Transaction Documents, subject to the limitations and conditions contained herein or therein, and shall not waive or release any claim for fraud.

(b) In connection with this Section 4.5, Buyer expressly waives the benefits of any provision or principle of federal or state Law that may limit the scope or effect of the waiver and release provisions of the preceding paragraph.

5.	TITLE, SURVEY AND ENVIRONMENTAL MATTERS

5.1. Title and Survey Matters.

(a) Prior to the execution and delivery of this Agreement, Sellers delivered or provided access to the Buyer or its counsel, for each Property, copies of: (a) the most recent title insurance policy, commitment, or pro forma whether owner’s or lender’s, as set forth on Schedule 5.1(a)-1 (each, an “Existing Policy”); (b) except as set forth on Schedule 5.1(a)-2; the recorded documents for each exception to title listed in each such Existing Policy; and (c) the most recent survey as set forth on Schedule 5.1(a)-1 (each, an “Existing Survey”). The Sellers have ordered from the Title Company, for delivery to the Buyer’s and the Sellers’ counsel, title insurance commitment(s) (the “Title Commitments”) obligating the Title Company to issue for each Property an Owner’s Title Policy (or leasehold policy, as applicable), in the amount of the Agreed Value allocated to such Property, together with all endorsements and affirmative coverage provided, issued or committed to be issued in connection with the Existing Policies (or if the Existing Policy was a lenders’ policy, the equivalent if available and typically provided in an owner’s policy), and the additional endorsements and coverage set forth on Schedule 5.1(a)-3, as are available in the applicable jurisdiction and indicated on Schedule 5.1(a)-3 (collectively, the “Extended Coverage”) with a copy of all exception documents set forth therein. Sellers shall take such actions (including obtaining new surveys or updates to the Existing Surveys and providing such affidavits reasonably requested by the Title Company) to cause the Title Company to delete the general survey exception in the Title Commitments and Owner’s Title Policies issued at Closing, and in its place provide a specific survey exception brought current as of the Closing Date. To the extent the Title Company requires an update to any Existing Survey or a new survey for any Property in order to delete the general survey exception in any Title Commitment or Owner’s Title Policy or as a condition to obtaining a Lender’s Consent, the costs of such updates and new surveys shall be paid by Sellers (which as to Lender’s Consents shall be subject to the limitations set forth in Section 2.9(ii)(A)), and in all other instances the Buyer shall pay for any such new survey or updates to any Existing Survey. The Title Company shall be permitted to provide primary coverage up to an insured amount agreeable to Buyer for all Properties; however, Buyer shall have the right to require re-insurance from Fidelity National Financial, Inc. and its affiliates (collectively, the “FNF Entities”), or such other national underwriters identified by Buyer as needed, requested or as required by Buyer or its lenders. Any additional premiums incurred as a result of any re-insurance requested by Buyer (including as set forth above) shall be at Buyer’s expense. Each Owner’s Title Policy to be issued pursuant to the Title Commitments shall be (i) an ALTA 1992 Owner’s policy form if available and permitted by the local Law of the jurisdiction where a particular Property is located, (ii) if not so available and permitted, the most comparable form permitted by such local Law, (iii) with the Extended Coverage and (iv) in the amount of the Agreed Value allocated to such particular Property (collectively, the “Owner’s Title Policy”). Any endorsements required by any new lender shall be Buyer’s responsibility to obtain and pay for, if and to the extent, there is any additional cost and/or liability imposed upon Sellers for obtaining such endorsements. Within ten (10) Business Days after receipt by Buyer’s counsel of each respective Title Commitment, together with copies of all exception documents listed therein for the applicable Property, but in no event later than the Closing Date, Buyer’s counsel shall notify the Selling Parties’ counsel in writing of any title exceptions identified in any Title Commitment received by Buyer which are unacceptable to Buyer and that are not Permitted Exceptions. Buyer shall not be deemed to have received a Title Commitment until Buyer has received copies of all exception documents listed therein.

(b) Buyer and Sellers hereby agree that, as to each Property, the following items shall be deemed acceptable to Buyer and all such items shall constitute “Permitted Exceptions” hereunder to which Buyer may not object:

(i) all unpaid personal property, real estate and excise taxes, and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable as of the Closing Date and/or the Deposit Date, as applicable but may become or give rise to a lien on all or any portion of such Property (it being understood that such items may be subject to apportionment at the Closing as provided herein);

(ii) the rights of the Tenants as tenants only pursuant to Leases and Approved New Leases now in effect or which may be in effect on the Closing Date, as applicable with respect to such Property, which except as disclosed on Schedule 5.1(b)(ii), do not contain any rights of first refusal or offer or options to purchase, all as disclosed in the Rent Rolls or Title Affidavits;

(iii) all matters created or caused by or on behalf of, or with the written consent of, Buyer, including (A) any documents or instruments to be recorded as part of any financing for the acquisition of the Membership Interests by Buyer or (B) those for any Ongoing Remediation or Deferred Maintenance Conditions that Buyer is to perform or remedy under this Agreement;

(iv) any documents evidencing or securing the Existing Loans;

(v) each Schedule B item shown on or referenced in each Existing Policy (excluding general exceptions which will be deleted pursuant to Title Affidavits) is a “Permitted Exception” except for the matters which are listed on Schedule 5.1(b)(v) (unless indicated as a “Permitted Exception” thereon without any reference to any further agreement or obligation by Seller or the Title Company), which (a) if not a missing document shall be deemed an “Other Exception” until the resolution with respect to such “Other Exception” as set forth on Schedule 5.1(b)(v) occurs, such matters shall then be deemed a “Permitted Exception”, and (b) if a missing document shall be deemed an “Other Exception” only if its substance is such that it does not constitute a “Permitted Exception,” including by reason of being a minor irregularity in title or other similar encumbrance that does not, individually or together with other minor irregularities in the aggregate, materially impair the use of the Property or the operation of the business conducted thereon by the applicable Property owner as of the date hereof;

(vi) all laws, regulations and ordinances including all environmental, building and zoning restrictions affecting the Property or the ownership, use or operation thereof adopted by any Governmental Authority having jurisdiction over any Property or the ownership, use or operation thereof, and all amendments or additions thereto now in effect or which may be in force and effect on the Closing Date and/or the Deposit Date, as applicable with respect to such Property (collectively, the “Governmental Restrictions”); provided, however, that the existing Improvements thereon or use of the applicable Property as improved, used and operated as of the date hereof, do not violate the Governmental Restrictions;

(vii) any lien, encumbrance or other matter identified to the Buyer in any Title Commitment or update thereof prior to the Closing pursuant to this Section 5.1 and not objected to by the Buyer in writing within the time allowed in this Section 5.1 or otherwise waived by the Buyer as provided in this Section 5.1;

(viii) any public record filings by mechanics, materialmen or other workmen or suppliers employed by any Tenant at its own expense to provide services at the Property to the extent applicable to any Tenant’s leasehold interest only (to the extent, if any, that such filings constitute a lien, encumbrance or other matter);

(ix) liens securing obligations of the relevant Property owner for which a credit will be given to Buyer at Closing; and

(x) if not included in clauses (i) through (ix) above, any easements, rights of way, restrictions, exceptions, reservations, conditions, limitations, covenants, adverse rights or interests, licenses, minor irregularities in title and other similar encumbrances disclosed in the Title Commitments which were not previously disclosed in the Existing Policy and/or Existing Survey, and do not in the aggregate materially impair the use of such Property or the operation of the business conducted thereon by the applicable Property owner as of the date hereof.

(c) Sellers shall have the Title Commitments updated from time to time up to and through the Closing Date as may be reasonably requested by the Buyer, and Buyer may give the Selling Parties’ counsel written notice of any additional exceptions, objections and encumbrances to title that are not Permitted Exceptions within five (5) Business Days after receipt of any updated Title Commitments. Any exceptions, objections and encumbrances to title that are raised by Buyer on a timely basis and which are not Permitted Exceptions or Mandatory Removal Exceptions, shall be referred to as collectively, “Other Exceptions.” Buyer shall not be entitled to raise any title or survey objections after the Closing except for those which are Mandatory Removal Exceptions.

5.2. Resolution of Other Exceptions. Sellers shall, and shall cause the Company Group to, use commercially reasonable efforts to satisfy or cure each duly and timely raised Other Exception, including those set forth on Schedule 5.1(b)(v), at Sellers’ sole cost and expense. Notwithstanding the foregoing, except for Mandatory Removal Exceptions (and the timely filing of any claims under the Existing Policies and compliance with the terms thereof), Selling Parties shall not be required and are not obligated to bring any action or proceedings, convey or acquire any interest in real property, incur any expense or liability in excess of $5,000,000 in the aggregate with respect to the removal or cure of Other Exceptions or, except as set forth in the following sentence, take any other action of any kind or nature to render title to any of the Properties free and clear of any title or survey exceptions, objections or encumbrances, and Buyer shall have no right of specific performance or other relief against the Selling Parties to cause any Other Exceptions to be satisfied or cured. If after Sellers have used good faith and commercially reasonable efforts, including trying to obtain title insurance endorsements, providing affidavits and certificates and indemnities to the title insurer (but subject in all events to the $5,000,000 aggregate potential liability set forth above), the Sellers are unable, or fail to remove, satisfy or cure any such Other Exceptions, Sellers shall notify Buyer in writing, no later than fifteen (15) Business Days prior to Closing of those Other Exceptions which Sellers are unable to satisfy or cure, then Buyer shall have the right to elect in writing, no later than ten (10) Business Days prior to Closing, to (a) waive any rights with respect to such Other Exceptions (in which event Buyer shall be obligated to and shall consummate the Closing without abatement of the Purchase Price or any claim for damages or liabilities against Sellers by reason of such Other Exceptions, and such Other Exceptions shall become part of and deemed Permitted Exceptions) or (b) indicate Buyer’s good faith estimate of the loss or other diminution in value caused by such Other Exception(s) for the particular Property aggregated with all Other Exceptions on all other Properties (“Alleged Diminution of Value”). Upon receipt of such estimate, Sellers shall have five (5) Business Days (and the Closing shall be adjourned during such period) to elect by written notice to Buyer to: (i) exclude any individual Property in accordance with and subject to Section 2.13 if the Alleged Diminution of Value with respect to any one Property alone exceeds ten percent (10%) of the Agreed Value of the particular Property; (ii) if the aggregate Alleged Diminution of Value as estimated by Buyer for all Other Exceptions on all the Properties is equal to or more than $250,000, cause Buyer to Close with a credit against the Purchase Price equal to the Alleged Diminution of Value less $250,000; (iii) if the aggregate Alleged Diminution of Value estimated by Buyer is less than $250,000, cause Buyer to Close or (iv) submit the Alleged Diminution of Value to Baseball Arbitration and proceed to Closing in accordance with (ii) above except that the Alleged Diminution of Value less $250,000 shall be held in escrow until the amount is finally determined by Baseball Arbitration. For purposes of determining the Alleged Diminution of Value, all relevant factors shall be considered, including the following: (a) the magnitude of the matter; (b) the impact of the matter upon the fair market value and future transferability of the Property; (c) the likelihood the exception will be enforced or pursued by a third party; and (d) the likelihood of success by said third party. The inability of Buyer and Sellers to resolve any disputes regarding Other Exceptions or of Sellers to complete the steps to remove, satisfy or cure Other Exceptions prior to the Deposit Date shall not be grounds for failure of the condition set forth in Section 11.2(f) and the corresponding delivery requirement in Section 12.1(a)(xii) to be satisfied.

5.3. Sellers’ Obligations Regarding Title Objections. Notwithstanding the provisions of Section 5.2 hereof, the Selling Parties covenant and agree that at or prior to Closing, the Selling Parties shall cause the Company Group, at Sellers’ sole cost and expense, to: (i) pay in full and cause to be canceled and discharged, bonded or otherwise cause the Title Company to insure over, all mechanics’ and contractors’ Liens which encumber any Property as of the Closing Date, other than such liens which only encumber a Tenant’s leasehold estate or are reimbursable by a Tenant under a Lease; (ii) pay all Liens or encumbrances against such Property or any personal property that is used in connection therewith which evidence monetary obligations of any Seller or any entity in the Company Group (excluding the Existing Loans) including Liens for past due taxes and assessments; (iii) cause to be released any loan security documents of any Seller or any entity in the Company Group which encumbers any Property or personal property, except for the loan documents evidencing and securing the Existing Loans; and (iv) pay and obtain the release of all judgments or Liens against any Seller or any entity in Company Group on such Property or personal property that is used in connection therewith. The Liens, judgments and encumbrances specifically referred to in this Section 5.3 are collectively referred to as (“Mandatory Removal Exceptions”). Mandatory Removal Exceptions do not have to be paid or satisfied at the Deposit Date in order to satisfy the condition in Section 11.2(f) to payment of the Deposit or the corresponding delivery requirement in Section 12.1(a)(xii), but must be satisfied by Sellers prior to or at Closing, and if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Sellers without adjustment to the Purchase Price.

5.4. Postponement of Closing. Sellers shall have the right, in their sole and absolute discretion, to adjourn the Closing Date, if necessary, from time to time by notice to Buyer delivered on or prior to the date then set for Closing (for a maximum adjournment period not to exceed fifteen (15) Business Days in the aggregate) to permit the cure of any duly and timely made Other Exceptions.

5.5. Cure of Title Objections. Notwithstanding anything herein to the contrary, Sellers shall be deemed to have removed, satisfied or cured each objection that is not a Permitted Exception if, in Sellers’ discretion and at their sole cost and expense and without the Buyer or Company Group incurring any liability or obligations in connection therewith (monetary or otherwise), Sellers either: (a) take such actions as are necessary to remove, satisfy or cure (of record or otherwise, as appropriate) such objection; (b) cause the Title Company to remove such objection as an exception to title in the Owner’s Title Policy issued at Closing or affirmatively insure against the same (which insurance shall be satisfactory to Buyer in form and substance), in either case without any additional cost to Buyer or Company Group, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Sellers or otherwise; or (c) deliver (i) their own funds (or direct that a portion of the Purchaser Price be delivered), in an amount needed to fully discharge any such objection, to the Title Company with instructions for the Title Company to apply such funds to fully discharge such objection, and (ii) if required by the Title Company, such instruments, in recordable form, as are necessary to enable the Title Company to discharge such Other Exception(s) of record. To the extent that funds are needed to cure any Mandatory Removal Exception or Other Exception, Sellers shall have the right to cause any portion of the Purchase Price being paid at Closing to be delivered to the Title Company to cure same.

5.6. Environmental Remediation and Insurance.

(a) Ongoing Remediation Projects.

(i) Completion of Ongoing Remediation Projects. Prior to Closing, the Sellers shall cause the Company Group to use commercially reasonable efforts to continue the ongoing environmental remediation projects identified on Schedule 5.6(a)(i) (“Ongoing Remediation Projects”) at the Properties identified on Schedule 5.6(a)(i) (“Ongoing Remediation Sites”). Following Closing, Buyer shall cause the Company Group to use commercially reasonable efforts to promptly commence and diligently pursue to completion the Ongoing Remediation Projects and seek appropriate “no further action” letters or equivalent determinations from the appropriate Governmental Authority for each Ongoing Remediation Project.

(ii) Funding.

(a)	Seller has existing contracts with Apex to perform work in connection with the four Ongoing Remediation Projects identified with an asterisk on Schedule 5.6(a)(i) (“Apex Contracts”). The work to be performed under the Apex Contracts is described in the proposals for work from Apex listed on Schedule 5.6(a)(i). Seller shall pay the Remediation Costs of completing the work described in the proposals listed on Schedule 5.6(a)(i) out of its own funds.

(b)	Buyer shall be entitled to draw upon the funds held in the Ongoing Remediation Escrow to pay Remediation Costs incurred by Buyer in performing the Ongoing Remediation Projects. As set forth on Schedule 5.6(a)(ii), each Ongoing Remediation Project shall be allocated a share of the Ongoing Remediation Escrow.

(iii) Disbursements to Sellers. On a quarterly basis, beginning July 1, 2005, Buyer and Seller shall review the status of the Ongoing Remediation Projects. With respect to any Ongoing Remediation Project for which Buyer has obtained “no further action” letters or equivalent determinations prior to the end of such quarter (including prior to the Closing Date) from the appropriate Governmental Authorities, Sellers shall be entitled to draw upon the funds held in the Ongoing Remediation Escrow an amount equal to 80% of the difference between such Ongoing Remediation Project’s allocated share of the Ongoing Remediation Escrow, as reflected on Schedule 5.6(a)(ii), and the amounts paid from the Ongoing Remediation Project Escrow for such Ongoing Remediation Project.

(iv) Liquidation of Ongoing Remediation Project Escrow. Once the Buyer has obtained “no further action” letters or equivalent determinations from appropriate Governmental Authorities with respect to all Ongoing Remediation Projects, the Escrow Agent shall disburse to Sellers the remaining balance in the Ongoing Remediation Project Escrow. In the event one or more Ongoing Remediation Projects are not complete and “no further action” letters or equivalent determinations for all of the Ongoing Remediation Projects have not been obtained by the second anniversary of the Closing, the Buyer and Sellers shall make a reasonable, good faith estimate of the total future costs and expenses (including a reasonable contingency reserve, if appropriate) necessary to complete all remaining Ongoing Remediation Projects and obtain “no further action” letters or equivalent determinations for all remaining Ongoing Remediation Projects. If Buyer and Sellers cannot agree on such amount, it shall be determined by Baseball Arbitration. An amount equal to the estimated total future costs for Remediation with respect to the remaining Ongoing Remediation Projects shall be disbursed from the Ongoing Remediation Project Escrow to Buyer. To the extent additional funds remain in the Ongoing Remediation Project Escrow after such disbursement to Buyer, then the remaining balance shall be distributed 100% to Sellers.

(b) Future Remediation Projects.

(i) Designation. On or before 5:00 p.m. Eastern Time on February 18, 2005, Buyer, by written notice to Sellers, shall designate not more than 15 Properties as potential “Future Remediation Sites” as to which Buyer plans to perform additional environmental investigation prior to Closing including, but not limited to, sampling and analysis of soil and groundwater (“Phase II Investigation”). After such Phase II Investigation and within 10 days prior to Closing, Buyer’s consultant shall prepare and deliver to Sellers reports (“Phase II Reports”) which identify the conditions detected and any recommended Remediation with respect to such detected environmental conditions (“Future Remediation Projects”).

Following Closing, Buyer shall cause the Company Group to use commercially reasonable efforts to promptly commence and diligently pursue to completion the Future Remediation Projects and seek appropriate “no further action” letters or equivalent determinations from the appropriate Governmental Authority for each Future Remediation Site.

(ii) Cap on Seller’s Remediation Liability for Future Remediation Sites. Sellers’ responsibility for the cost of Future Remediation Projects shall be limited to the amounts Sellers contribute to the Initial Remediation Estimate (i.e., 75% of the Initial Remediation Estimate) plus the amounts actually recovered by Buyer, Sellers or Company Group, if any, pursuant to the American International Specialty Lines Insurance Company Commercial Pollution Legal Liability Insurance Policy, Policy Number PLC 195 42 69, with a policy period from February 1, 2001 through May 1, 2006 (“Sellers’ Environmental Insurance”).

(iii) Adjustment of Initial Remediation Estimate. 180 days after the Closing, Buyer and Sellers shall review the status of the Future Remediation Sites and shall make a reasonable, good faith estimate of the total future costs and expenses (including a reasonable contingency reserve, if appropriate) necessary to complete all remaining Future Remediation Projects and obtain “no further action” letters or equivalent determinations for all remaining Future Remediation Sites (“Future Remediation Estimate”). If the parties cannot agree on the Future Remediation Estimate, it shall be determined by Baseball Arbitration. The Future Remediation Estimate agreed to by the parties, or, if the parties do not agree, an amount equal to 125% of the Future Remediation Estimate determined through Baseball Arbitration, shall be retained in the Future Remediation Escrow for subsequent disbursement and the Escrow Agent shall disburse the remaining balance of the Future Remediation Escrow 75% to Sellers and 25% to Buyer.

(iv) Final Disbursements from Future Remediation Escrow. Once the Future Remediation Projects are completed and the Buyer has obtained “no further action” letters or equivalent determinations from appropriate Governmental Authorities with respect to all Future Remediation Sites and all Remediation Costs for the Future Remediation Projects have been paid, Escrow Agent shall disburse the remaining balance of the Future Remediation Escrow 75% to Sellers and 25% to Buyer. In the event all Future Remediation Projects are not complete and “no further action” letters or equivalent determinations for all of the Future Remediation Projects have not been obtained by the second anniversary of the Closing, the Buyer and Sellers shall make a reasonable, good faith estimate of the total future costs and expenses (“Post Escrow Future Remediation Costs”) (including a reasonable contingency reserve, if appropriate) necessary to complete all remaining Future Remediation Projects and obtain “no further action” letters or equivalent determinations for all remaining Future Remediation Sites. If Buyer and Sellers cannot agree on such amount, it shall be determined by Baseball Arbitration. Post Escrow Future Remediation Costs shall not include Remediation Costs which the insurer under Sellers’ Environmental Insurance has agreed in writing are insured under Sellers’ Environmental Insurance and for which such insurer has agreed to reimburse Buyer directly. An amount equal to the Post Escrow Future Remediation Costs shall be disbursed to Buyer from the Future Remediation Escrow. To the extent funds are available in the Future Remediation Escrow after such disbursement, the remaining balance shall be distributed 75% to Sellers and 25% to Buyer.

(c) Performance of Remediation. With respect to any Remediation Costs (whether with respect to Future Remediation Sites or Ongoing Remediation Sites) for which Buyer seeks or will seek reimbursement pursuant to this Section 5.6, Buyer shall: (i) provide written notification to Sellers that it intends to perform Remediation prior to commencing any such Remediation except that such notice may be provided following commencement of such Remediation in the event of an emergency; (ii) provide Sellers with a reasonable opportunity to comment in advance upon any material written communications, filings, reports, correspondence or other writings given to any Governmental Authority in connection with such Remediation provided that Sellers will provide their comments in a timely fashion and Buyer will consider timely provided comments in good faith; (iii) to the extent practical, provide Sellers with a reasonable opportunity to participate in any meetings with any Governmental Authority regarding the Remediation; (iv) use commercially reasonable efforts to perform the Remediation in accordance with Environmental Laws; (v) use commercially reasonable efforts to minimize costs in conducting the Remediation in accordance with Environmental Laws; (vi) use commercially reasonable efforts to employ cost-effective remedial methods that are commercially reasonable under the circumstances; (vii) use commercially reasonable efforts to apply risk based clean-up standards; if available, (viii) to the extent available, employ deed restrictions, engineering controls and institutional controls consisting of prohibitions on the use of groundwater, notifications to contractors or utility workers and maintaining existing pavement; (ix) use cleanup standards predicated on the non-residential, non-agricultural use of the Property to the extent available; (x) allow Sellers or their agents reasonable access to the Property for purposes of observing the Remediation, so long as Sellers or such agents do not interfere with the Remediation or the Company Group’s operations; (xi) keep Sellers reasonably informed of the progress of any such Remediation and the schedule for completing such Remediation; (xii) provide to Sellers copies of all material written communications, filings, reports, correspondence or other writings, photographs or materials received from any Person (including any Governmental Authority) in connection with any such Remediation and such other written materials or information concerning the Remediation that Sellers reasonably request; and (xiii) to the extent notified of same in writing, use commercially reasonable efforts to comply with all terms, covenants and conditions required or reasonably requested by the provider of Sellers’ Environmental Insurance in order for Sellers to get reimbursed for the costs of the Future Remediation by such provider. Notwithstanding anything in the above to the contrary, Buyer’s failure to comply with the provisions set forth in this paragraph shall not limit or reduce Buyer’s right to reimbursement from Sellers, the Ongoing Remediation Escrow or the Future Remediation Escrow for Remediation, except to the extent that Sellers are actually prejudiced by such noncompliance.

(d) Reimbursement for Remediation. With regard to Remediation Costs for which Buyer seeks reimbursement under this Section 5.6, Buyer shall first present such request for reimbursement to Sellers along with invoices reflecting the actual third party costs and expenses in performing such Remediation. If Sellers have not reimbursed Buyer within thirty (30) days for such Remediation Costs, Buyer may then seek disbursement of such Remediation Costs from the Ongoing Remediation Escrow or the Future Remediation Escrow, as appropriate. The disbursement of such funds from the Ongoing Remediation Escrow or the Future Remediation Escrow shall occur within ten (10) days of request for disbursement by Buyer. Buyer and Sellers acknowledge that Sellers may seek to recover from Sellers’ Environmental Insurance certain of these Remediation Costs. In the event the Sellers or the Company Group receive any payments with respect to the Sellers’ Environmental Insurance for costs of Future Remediation previously paid from the Future Remediation Escrow, such funds shall be deposited into the Future Remediation Escrow if received prior to the dissolution of the Future Remediation Escrow. Any payments with respect to the Sellers’ Environmental Insurance for costs of Future Remediation received after dissolution of the Future Remediation Escrow (other than payments directly to Buyer which are excluded from calculation of Post Escrow Future Remediation Costs pursuant to Section 5.6(b)(iv)) shall be disbursed to Buyer and Seller as if the funds were in the Future Remediation Escrow at the time of its dissolution pursuant to Section 5.6(b)(iv). Buyer agrees to use commercially reasonable efforts to pursue available state trust funds to recover Remediation Costs with respect to the Riverside Square Ongoing Remediation Project. Buyer shall deposit into the Ongoing Remediation Escrow or the Future Remediation Escrow, as applicable, the amounts received by Buyer from any state trust fund with respect to the Ongoing Remediation Projects or the Future Remediation Projects, less Buyer’s actual costs in pursuing such amounts. Any Remediation Costs recovered from state trust funds after the liquidation of the applicable Escrow shall be retained by Buyer.

(e) Estimates for Remediation Costs. All cost estimates required under this Section 5.6 for Ongoing Remediation Projects and for Future Remediation Projects shall be based upon cleanup standards, to the extent available, predicated on the non-residential, non-agricultural use of the real property, and shall assume that, to the extent commercially reasonable, all Remediations will employ (i) cost-effective remedial measures, and (ii) to the extent available, (A) risk-based clean-up standards, and (B) deed restrictions, institutional controls and engineering controls consisting of prohibitions on the use of groundwater, notifications to contractors and utility personnel, and maintaining existing pavement.

(f) Buyer’s Environmental Insurance Policy. Sellers and Buyer agree that at Closing Buyer shall obtain (at Sellers’ expense with one-half of the cost of the premium and any surplus lines tax to be added to the Purchase Price) an environmental insurance policy in substantially the form attached as Schedule 5.6(f), with applicable endorsements, covering the period from the Closing and ending on the 10th anniversary date of the Closing, with a $50,000,000 Policy Limit and $100,000 deductible per Property, issued by American International Specialty Lines Insurance Company or another comparable insurance company with at least as strong an A.M. Best rating, selected solely in Buyer’s discretion, insuring Buyer and the Company Group, covering all the Properties except (i) any matter subject to an Ongoing Remediation until such time as Buyer obtains a “no further action” letter or equivalent determination for the relevant Ongoing Remediation Project and (ii) any matter at the Future Remediation Sites until Buyer’s Phase II Reports determine that no remediation is recommended, or if remediation is recommended, until the Buyer obtains a “no further action” letter or equivalent determination with respect to such Future Remediation Project (“Buyer’s Environmental Insurance Policy”). Notwithstanding the foregoing, except as provided in the next sentence, in no event shall Sellers be obligated to purchase the Buyer’s Environmental Insurance Policy if the cost of such policy exceeds $10,000,000. Buyer may request that the Buyer’s Environmental Insurance Policy contain additional terms, conditions or coverage (including lower deductible, increased policy limits or longer term), provided that the additional cost resulting therefrom shall increase the Price Adjustment pursuant to Section 2.2(a)(x).

6.	RISK OF LOSS

6.1. Condemnation.

(a) If, prior to the Closing Date, all or any portion of any Property is taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, Selling Parties shall notify Buyer of such fact promptly after Selling Parties obtain knowledge thereof. Buyer shall have no right to terminate this Agreement for any condemnation. Buyer shall receive at the Closing all condemnation proceeds (or, if such have not been awarded, all of Selling Parties’ and the Company Group’s right, title and interest therein). Seller shall not enter into any settlement with respect to any condemnation proceeding, deed or settlement in lieu of condemnation, insurance settlement or similar agreement without Buyer’s prior written consent. Buyer shall have the right, with Seller’s participation, to lead and conduct all negotiations with respect to any such settlement. The provisions of this Section 6.1 shall be the sole remedy for Buyer for losses arising from any condemnation and Buyer shall not be entitled to any Price Adjustments or indemnifications pursuant to Section 15 by reason of Losses arising from any condemnation.

6.2. Casualty.

(a) If, prior to the Closing Date, all or any portion of the Property is destroyed or damaged by fire, earthquake, hurricane or other casualty, Selling Parties shall notify Buyer of such fact promptly after Selling Parties obtain knowledge thereof. Buyer shall have no right to terminate this Agreement for any casualty. Unless required to do so by Law or pursuant to the terms of any Leases or Existing Loans, Selling Parties shall not be obligated to repair any damage or destruction (but they may do so and use insurance proceeds for same, as required to protect against injury to person or property).

(b) If the reasonably estimated economic impact following the Closing and diminution in the value of the Property as a result of any casualty is agreed by the parties to be less than 20% of the Agreed Value of the particular Property, then Selling Parties shall cause Company Group to assign, without recourse, and turn over to Buyer all of the insurance proceeds, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of the Selling Parties’ and the Company Group’s right, title and interest therein) payable with respect to such casualty, including any business or rental interruption insurance proceeds for such casualty applicable to the period after Closing, and the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit to Buyer in the amount of (x) any uninsured or underinsured portion of the loss including the applicable insurance deductible or self-insurance amount, if any and (y) the amount of casualty proceeds paid to and retained by a Lender, Tenant or other party in interest.

(c) Notwithstanding the foregoing, if Buyer believes that the reasonably estimated economic impact following the Closing and diminution in the value of a Property as a result of a casualty is more than 20% of its Agreed Value (determined in accordance with applicable factors for determination of value set forth in Section 6.2(d) below), Buyer, by written notice to Sellers, may elect to reduce the Purchase Price by such reasonably estimated economic impact following the Closing and diminution in the value of the Property as a result of the casualty and Sellers shall be entitled to retain the related insurance proceeds.

(d) The reasonably estimated economic impact following the Closing and diminution in the value of a Property as a result of a casualty shall be determined by Baseball Arbitration if the parties are unable to agree and any disputed amounts shall be held in escrow from and after the Closing. The determination of diminution in value shall include consideration of factors such as whether the Property can be rebuilt in its present size and use under current zoning laws and the length of time necessary to rebuild the Property and resulting loss of rental income, the sufficiency of insurance proceeds paid or available to Buyer (plus any deductible paid to Buyer) to repair and/or replace any improvements damaged by the applicable casualty and/or the sufficiency of business interruption and/or rental insurance paid or available to Buyer to replace rental income that would have been calculated during the period of time of the repair and/or restoration.

(e) The provisions of this Section 6.2 shall be the sole remedy for Buyer for losses arising from any casualty event and except as provided in this Section 6.2, Buyer shall not be entitled to any Price Adjustment or indemnification pursuant to Section 15 (Breaches, Remedies and Indemnification) by reason of losses arising from a casualty event.

7.	COVENANTS.

7.1. Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use good faith, commercially reasonable efforts: (i) to perform in all material respects its obligations under this Agreement; (ii) to obtain the Lender Consents with respect to all Existing Loans; (iii) to cause the conditions to the payment of the Deposit and the Closing to be satisfied; and (iv) to facilitate the consummation of the sale of the Membership Interests and other Transactions.

7.2. General Covenants. Except as otherwise provided for or contemplated by this Agreement, from the date of this Agreement to the Closing, the Selling Parties shall cause the Company Group:

(a) to operate the Properties in the ordinary and usual course of business and consistent in all material respects with past practice (it being understood that this Section 7.2 shall not be interpreted as requiring the Company Group to continue any expansion, renovation or other capital expenditure programs, except as provided in Section 7.2(i));

(b) to use its commercially reasonable efforts to preserve the Company Group’s good will and advantageous relationships with tenants, customers, suppliers, independent contractors and other persons material to the operation of the Properties;

(c) to confer on a regular basis with one or more representatives of the Buyer to report on material operational matters and any proposals to engage in material transactions;

(d) to promptly notify the Buyer (to the extent Sellers have Knowledge of same) of any material emergency or other material change in the condition (financial or otherwise) of the business, Properties, of any material governmental complaints, investigations or hearings (or written communications indicating that the same may be contemplated), or of any breach in any material respect of any representation, warranty or covenant contained in this Agreement or any event or development which would constitute a breach in any material respect of any representation or warranty if such event or development existed as of the date hereof;

(e) to provide the Buyer with a reasonable opportunity to review and comment on any federal income tax returns filed by the Companies or any entity of the Company Group;

(f) to keep the Buyer informed in a timely manner regarding any communications to or filings with any state or federal environmental regulatory authorities regarding the Properties;

(g) not to submit any written communication or filing to any state or federal environmental authority without Buyer’s Consent unless required by applicable Laws or pursuant to a request of an insurance carrier or pursuant to the reasonable recommendation of an environmental professional or advisor;

(h) if the Sellers decide to discuss or negotiate with any Person regarding a Competing Transaction, promptly advise Buyer of the existence of such discussions or negotiations and any material developments in such discussions or negotiations (for purposes herein, a “Competing Transaction” means the sale or assignment, or other transfer, directly or indirectly, of the ownership or economic benefits of all or substantially all the Properties or equity interests in any entity in the Company Group, whether through direct sale, merger, consolidation, asset sale, exchange, recapitalization, other business combination, liquidation, or other action out of the ordinary course of business, provided, however, that contracts for sales and transfers after Properties have been duly designated as Dropped Assets shall not constitute a Competing Transaction); and

(i) to cooperate reasonably with Buyer regarding undertaking specified projects relating to Deferred Maintenance Conditions requested by Buyer, provided the Purchase Price is subject to adjustment for such costs pursuant to Section 2.2(a)(vi) (Price Adjustments).

7.3. Special Covenants. (The covenants in this Section 7.3 are referred to hereinafter as “Special Covenants”.)

(a) Prohibitions. Except as otherwise provided for or contemplated by this Agreement (or pursuant to Buyer’s Consent), from the date of this Agreement until the Closing, the Selling Parties shall cause the Company Group and, as to the Membership Interests, Sellers shall:

(i) Except as set forth in Schedules 8.17 (Material Contracts) and 8.20 (No Other Contracts), not to acquire, enter into a contract or option to acquire or exercise an option or contract to acquire, additional real property or any equity or ownership interest in any entity;

(ii) not to incur additional indebtedness (including refinancing any existing indebtedness); provided, however, that the Company Group shall have the right, without

Buyer’s Consent, to borrow money under their existing lines of credit and otherwise in the ordinary course of business on condition that all such borrowings be fully repaid and all security interests and agreements documenting same be fully satisfied and released prior to Closing;

(iii) except for the permitted sales and other dispositions set forth on Schedule 7.3(a)(iii), not to sell, or otherwise dispose of (a) any Properties or any portion thereof or any of the capital stock of or partnership, membership or other interests in any of the entities comprising the Company Group or (b) except in the ordinary course of business, any of its other assets which, in the aggregate, are material in nature;

(iv) not to make any loans or capital contributions to investments in, or guarantee the liabilities of, any Person other than within the Company Group;

(v) not to mortgage or create a lien, security interest or other security for the payment of money on the Properties or the other material assets of the Company Group that will not be fully satisfied and released prior to Closing other than Permitted Exceptions;

(vi) not to enter into any agreement with any officer, director, consultant or Affiliate of the Company Group or Sellers or any family member thereof that will survive Closing;

(vii) not to amend or modify the terms or conditions of any Existing Loan or the documents evidencing or securing any Existing Loan;

(viii) not to authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock, partnership interests, limited liability company or membership interests or other securities or equity interests or any right or interest therein;

(ix) not to admit any Person as a member or partner (other than admitting Buyer as member of the Companies at the Closing);

(x) not to amend or otherwise modify any certificate or articles of incorporation or formation, any by-laws, any limited partnership agreement or limited liability company or operating agreement, or other Organizational Documents;

(xi) not to amend or otherwise modify any of the terms of any capital stock, partnership interests, limited liability company or membership interests or other securities or equity interests;

(xii) not to declare, set aside or pay any dividend or distribution of securities or property or any combination thereof (except for cash distributions to any member of the Company Group and/or Sellers paid before Closing) in respect of, or redeem or otherwise acquire, capital stock, partnership interests, limited liability company or membership interests or other securities or equity interests;

(xiii) not to dissolve, merge, consolidate, convert or otherwise change entity form;

(xiv) not to sell, transfer, or permit any security interest or other encumbrance that will not be fully satisfied and released prior to Closing on any of the Membership Interests or other shares of capital stock, partnership interests, limited liability company or membership interests or other securities or equity interests of any member of the Company Group;

(xv) not to take or permit any action that would cause the representations and warranties in Sections 8.1(c) (Authorization), 8.2(c) (Sellers’ Authorization), 8.2(e) (Title), the first sentence of Section 8.3 (Ownership of Properties), Section 8.8 (Tax Matters), or 8.11 (No Condemnation) to cease to be true as of the Deposit Date or the Closing Date.

(xvi) not to make any Tax election without Buyer’s Consent, which shall not be unreasonably withheld; and

(xvii) not to undertake any development or new construction project for a new shopping center or for the development of additional Improvements creating rentable square feet on a Property or engage in any new line of business.

(b) Affirmative Covenants. Except as otherwise provided for in or contemplated by the Agreement (or pursuant to Buyer’s Consent), from the date hereof to Closing, Selling Parties shall cause the Company Group:

(i) to maintain all insurance policies set forth on Schedule 8.22 (or policies that provide coverage that is not materially less favorable to Company Group by insurance companies with an A.M. Best rating that is not materially less strong, to the extent reasonably available in the insurance market), in full force and effect up to and including the Closing Date, to add Buyer as an additional insured, as its interests may appear under the insurance policies up until the Closing and to discuss with Buyer in advance any change in or claim made under any insurance coverage; and

(ii) to pay, when due, all principal and interest payments on the Existing Loans.

(c) New Contracts. Except as otherwise provided for in or contemplated by the Agreement (or with Buyer’s Consent), from the date hereof until the Closing, Selling Party shall cause the Company Group to refrain from entering into new contracts, or entering into modifications, amendments, extensions or renewals of any existing contract (including without limitation Service Contracts). Notwithstanding the foregoing, Sellers and/or the Company Group shall have the right, without prior notice to Buyer or Buyer’s Consent, to enter into new contracts and/or modifications, amendments extensions or renewals of existing Contracts provided that such new contract and/or modification, amendment, extensions or renewals of an existing Contract either:

(i) will not be an obligation affecting the Properties or binding on the Company Group after the Closing, and/or

(ii) was entered into in the ordinary course of business and either involves payments following the Closing which total less than $10,000 in the aggregate (for each applicable contract modification, amendment, extension or renewal) or are terminable for any reason without any termination fee either upon less than thirty-two (32) days’ notice or upon the Closing.

(d) Tenant Leases. Except as otherwise provided for or contemplated by this Agreement (or pursuant to Buyer’s Consent), from the date hereof until the Closing, Selling Parties shall cause the Company Group:

(i) not to provide a written waiver of any rights under the Leases;

(ii) not to terminate, modify, amend, extend, renew or expand any Lease with a Major Tenant or any Lease in excess of 5,000 square feet (except for terminations, amendments, modifications, extensions, renewals or expansions required by the existing terms of any such Leases); or

(iii) not to enter into any new Lease with a Major Tenant or in excess of 5,000 square feet.

Selling Parties shall have the right, but not the obligation, without Buyer’s Consent, to cause the Company Group to enter into any new Lease of less than 5,000 square feet (or any modification, amendment, extension, renewal or expansion of any existing Lease that is not with a Major Tenant or a Lease that is not more than 5,000 square feet) that satisfies all of the following conditions (collectively, the “Leasing Parameters”): (i) the tenant improvement allowance for such proposed transaction shall have a value equal to or less than ten dollars per square foot ($10.00/sq. ft.); (ii) leasing commissions for such proposed transaction shall be at a rate equal to or less than six percent (6%) of the base rent due under any such proposed transaction; (iii) the base rent for the applicable space in the applicable Property shall not be less than the scheduled base rent indicated for such space in the Argus data file contained on the CD accompanying the Selling Parties’ October 2004 Portfolio Executive Summary prepared by Sellers and delivered to Buyer; and (iv) the free rent period for the applicable space on the applicable Property shall not be greater than 60 days (and each such modification, amendment, extension, renewal or expansion of existing Leases and/or new Lease, together with any such Lease and modifications, amendments, extensions, renewals or expansions of existing Leases entered into with Buyer’s Consent, shall also be deemed to be an “Approved New Lease”). Selling Parties shall provide to Buyer copies of all amendments, modifications, new Leases, notices of default or events of default received or given by any Selling Party within three (3) Business Days of the date such notice is given or received by Selling Party and; provided, further, that Selling Parties shall not declare any Major Tenant in default under its Lease or commence any legal proceedings related thereto without Buyer’s consent.

(e) Ground Leases. Sellers shall cause the Company Group not to terminate, amend or modify any Ground Lease without Buyer’s Consent.

(f) Taxable REIT Subsidiary Election. Buyer may make, or require Sellers to make or cause to be made, an election under Section 856(1) of the Code, effective as of the Deposit Date, to treat any entities in the Company Group that are treated as corporations for federal income tax purposes as “taxable REIT subsidiaries” with respect to each of Regency and Macquarie CountryWide (US) No. 2 Corporation or another REIT designated by MCW that is a subsidiary of MCW, and Sellers and Company Group shall cooperate in connection with making such election; provided, however, Sellers shall only be required to take such actions with respect to any such election as shall be specifically prescribed by Buyer in writing to the Sellers and Sellers shall not in any event have any liability to Buyer by reason of such actions not being effective for purposes of causing one or more of the designated entities to be treated as a taxable REIT subsidiary provided that Sellers have timely taken such actions.

(g) Buyer’s Consent. “Buyer’s Consent” shall mean (a) Buyer’s actual written consent or (b) with respect to Sellers’ requests for consent made reasonably and in good faith regarding leasing matters and property maintenance and management matters, Buyer’s deemed consent which shall be deemed given if Buyer does not respond within four (4) Business Days to a written request for Buyer’s Consent with a written explanation of its denial of its consent. Buyer’s Consent shall not be unreasonably withheld. In order for the notice to Buyer be sufficient for deemed consent within four (4) Business Days, such notice request to Buyer must be marked in bold lettering with the following language: “BUYER’S RESPONSE IS REQUIRED WITHIN FOUR (4) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE PURCHASE AGREEMENT OR BUYER’S CONSENT SHALL BE DEEMED GIVEN”. A copy of such notice must be sent to Linda Y. Kelso, Esq., Foley & Lardner LLP, One Independent Drive, Suite 1300, Jacksonville, Florida 32202.

(h) Conveyance of Management and Southside Nominee. Selling Parties shall cause the Company Group to transfer outside of the Company Group prior to Closing the ownership of First Washington Management, Inc. and Southside Nominee, Inc., if permitted by applicable contractual obligations.

8.	JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Any reference in this Agreement to Sellers making available documents to Buyer shall be deemed to mean at the offices of First Washington Realty, Inc. located at 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814. The Sellers, jointly and severally, represent and warrant to Buyer that, as of the date hereof:

8.1. Organization; Authorization.

(a) Organization. Each entity in the Company Group is a limited liability company, partnership or corporation duly organized, validly existing and in good standing under the laws of the state of its organization.

(b) Power. Each entity in the Company Group has all requisite corporate, partnership or limited liability company power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. Each entity in the Company Group has full power, legal right and authority to enter into, execute and deliver this Agreement (if a party thereto) and the Ancillary Instruments (if a party thereto), and, as applicable, to carry out the Transactions.

(c) Authorization. The execution and delivery of this Agreement by each entity in the Company Group (if a party hereto) and the Ancillary Instruments (if a party thereto) and the full performance of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate, partnership or limited liability company action of such entity.

(d) Validity. This Agreement has been duly and validly executed and delivered by each entity in the Company Group (if a party hereto) and is, and when executed and delivered by each entity in the Company Group (that is or will be a party thereto) each Ancillary Instrument will be, the legal, valid and binding obligation of such entity in the Company Group, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

(e) Qualification. Each entity in the Company Group is duly licensed or qualified to do business as a foreign corporation, limited partnership or limited liability company, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The jurisdictions in which each entity in the Company Group is licensed or qualified to do business are listed on Schedule 8.1(e).

(f) Capitalization of the Companies. The Membership Interests are the only issued and outstanding limited liability company interests, securities or other equity interests, of any class or nature, of the Companies. The Memberships Interests are owned of record and beneficially by the Sellers. All such Membership Interests are validly issued, fully paid and nonassessable. There are no: (i) securities or other interests convertible into or exchangeable for either Membership Interests or other equity ownership interests of the Companies, (ii) options, warrants or other rights to purchase or subscribe to Membership Interests or other equity interests of the Companies or securities which are convertible into or exchangeable for securities or other equity interests of the Companies, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance or sale of any limited liability company interests or other securities or equity interests of any of the Companies to any Person other than Sellers, or (iv) except as set forth in their respective Organizational Documents, contracts, commitments, agreements, understandings or arrangements of any kind relating to the voting or transfer of any limited liability company interests. Except as set forth in Schedule 8.1(f), there have never been any members or other owners of the Companies except the Sellers. No Person other than Sellers has the right to become a stockholder, partner, owner or member of any of the Companies.

(g) Subsidiaries. Schedule 8.1(g) sets forth the name, type of entity, jurisdiction of organization and ownership of each entity in which any Company has a direct or indirect equity interest (“Subsidiary”) and the jurisdictions in which each Subsidiary is qualified or licensed to do business as a foreign entity. Except as listed in Schedule 8.1(g), neither

Company owns, directly or indirectly, any equity securities of any entity or has any direct or indirect equity or other ownership interest in any entity or business. Except as set forth in Schedule 8.1(g), each Company, directly or indirectly, owns all the securities and other equity interests of all classes and types of its Subsidiaries and such securities and equity interests are free and clear of any Lien, security interest, restriction, option, voting trust or agreement, proxy or encumbrance and are validly issued, fully paid and nonassessable. Schedule 8.1(g) sets forth the names and percentage interests in capital and profits of each Person who owns an interest in Edgewater Retail Partners, LLC or US Retail Limited Partnership. There are no (i) securities convertible into or exchangeable for the equity interests or other securities of any Subsidiary; (ii) options, warrants or other rights to purchase or subscribe to equity interests or other securities of any Subsidiary or securities which are convertible into or exchangeable for equity interests or other securities of any Subsidiary; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the voting, issuance, sale or transfer to any Person other than Sellers of any securities or other equity interests or other securities of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights; or (iv) except as set forth in their respective Organizational Documents made available to Buyer, contracts, commitments, agreements, understandings or arrangements of any kind relating to the voting or transfer of any securities or other equity interests of the Subsidiaries. No Person other than another entity in the Company Group has a right to become a stockholder, partner or member of any entity in the Company Group. Each Subsidiary (1) is a general or limited partnership, limited liability company or company duly organized, validly existing and in good standing under the laws of its state of organization, (2) has full general or limited partnership, limited liability company or corporate power (as applicable) and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases, and (3) is in good standing and is duly qualified or licensed to do business as a foreign entity in each of the jurisdictions in which such Subsidiary is required to be so qualified or licensed. There are no options, warrants or other rights to purchase or subscribe to the equity interests of the Subsidiaries or securities which are convertible into or exchangeable for securities or other equity interests of the Subsidiaries. No entity in the Company Group has succeeded to the liabilities of any other Person by operation of law pursuant to a purchase of assets, securities or other equity interests or stock, merger, consolidation or similar transaction.

(h) Organizational Documents, etc. Sellers have made available to Buyer true, correct and complete copies of the Organizational Documents of the Companies, including any amendments thereto. To the extent within Sellers’ possession and control, Sellers have made available to Buyer true, correct and complete copies of the Organizational Documents of the Subsidiaries and Sellers have made available to Buyer true, correct and complete copies of the stockholder, partner, member and ownership records of all entities of the Company Group. Schedule 8.1(h) sets forth a complete list of all Organizational Documents of Edgewater Retail Partners, LLC and US Retail Limited Partnership and all other documents relating to (i) the rights of the members or partners thereof other than any entity in the Company Group (the “Outside Partners”) and (ii) the obligations of any entity in the Company Group with respect to the Outside Partners, and Sellers have furnished to Buyer true, correct and complete copies thereof. Except as set forth on Schedule 8.1(h), there are no agreements or understandings between any entity in the Company Group and any Outside Partner with respect to these two non-wholly owned Subsidiaries or the Properties owned by such Subsidiaries.

8.2. Sellers.

(a) Organization. Each Seller is duly organized, validly existing and in good standing under the laws of the state of its organization.

(b) Power. Each Seller has all requisite power and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments to which it is or shall be a party and to carry out the Transactions.

(c) Authorization. The execution and delivery of this Agreement and the Ancillary Instruments to which any Seller is or shall be a party and the full performance of the obligations of such Seller hereunder and, if applicable, thereunder, have been duly authorized by all requisite legal approval of such Seller and any other necessary approval or authorization.

(d) Validity. This Agreement has been duly and validly executed and delivered by each Seller and is, the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles. Each Ancillary Instrument to which each Seller is a party or shall be a party when duly and validly executed and delivered by each Seller will be the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

(e) Title. Each Seller has record and beneficial ownership of and shall convey to Buyer at Closing the Membership Interests to be sold by such Seller hereunder, free and clear of all Liens, including voting trusts or agreements, proxies, marital or community property interests, rights of first refusal, rights of first offer or options to purchase (except transfer restrictions set forth in the Organizational Documents of the Companies).

8.3. Ownership of Properties. An entity in the Company Group owns title to (or leases to the extent shown on Schedule 8.3) each of the Properties and Exhibit B correctly identifies which entity in the Company Group owns each Property. Neither the Company Group nor any Affiliate of any Selling Party owns or has any interest in any real property directly abutting or adjoining or in the immediate vicinity of any Property. For purposes hereof, the phrase “immediate vicinity of any Property” means any real property which would be deemed to be a material or integral part of the overall shopping center development on the Property.

8.4. No Encumbrances. Except as otherwise contemplated by this Agreement, the Membership Interests, the equity interests of all the Subsidiaries and the material non-real estate property and assets they purport to own, as reflected on the Recent Balance Sheet are free and clear of all Liens and Encumbrances that will remain outstanding after the Closing Date. There are no outstanding judgments against any entity in the Company Group and none of their material assets which are subject to any judgment liens.

8.5. No Violation. Except as set forth on Schedule 8.5 or otherwise contemplated by or provided for in this Agreement, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Selling Parties of the Transactions (a) will violate any Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, or (c) will constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of an additional third party right or any Lien upon any of the assets of the Sellers or the Company Group (or the Membership Interests) under any term or provision of the Organizational Documents of the Sellers or the Company Group.

8.6. Financial Statements. Included as Schedule 8.6 are true and complete copies of (a) the consolidated financial statements of the Company Group (or separate consolidated financial statements for each Company and its Subsidiaries) consisting of balance sheets as of December 31, 2003 and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed opinions of PricewaterhouseCoopers LLP, independent auditors for the Company Group for such year, and (b) the unaudited consolidated financial statements of the Company Group (or separate consolidated financial statements of each Company and its Subsidiaries), consisting of an unaudited balance sheet of the Company Group as of December 31, 2004 (the “Recent Balance Sheet”), and the related unaudited statements of income and cash flows for the twelve (12) months then ended and for the corresponding period of the prior year (including any notes and schedules contained therein or annexed thereto). Such financial statements and notes fairly present the financial condition and the results of operations and cash flow of the Company Group as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject in the case of the unaudited financial statements, to normal year-end adjustments and the absence of notes (that, if presented, would not differ materially from those included in the audited financial statements). Sellers acknowledge and agree that Buyer intends to execute and deliver an engagement letter with PricewaterhouseCoopers LLP, pursuant to which PricewaterhouseCoopers, LLP shall provide to Buyer, at Buyer’s expense, a certification of such financial statements as Buyer or Investor may reasonably require in connection with filing a Form 8-K or other documents.

8.7. Absence of Undisclosed Liabilities. As of the date hereof, the entities in the Company Group have no liabilities or obligations of any nature (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities stated or adequately reserved against on the Recent Balance Sheet, (ii) liabilities that arose in the ordinary course of business after the date of the Recent Balance Sheet consistent with past practice, (iii) liabilities for brokers, counsel, other consultants and other costs incurred in connection with the Transactions and this Agreement (all of which shall be paid by Sellers), and (iv) liabilities that would not be required to be disclosed on a combined balance sheet of all of the entities in the Company Group or in the footnotes thereto, if such balance sheet were prepared in accordance with GAAP as of the date hereof.

8.8. Tax Matters.

(a) Taxes; Tax Returns. Except as set forth on Schedule 8.8(a): (i) no entity in the Company Group is taxed as a corporation under Section 7701 of the Code or for any state or local tax purposes; (ii) all material Tax Returns required to be filed by or on behalf of any entity in the Company Group have been timely filed; (iii) all material Taxes shown as due on such Tax Returns or otherwise due and payable by any entity in the Company Group have been timely paid; (iv) all such Tax Returns are true, correct and complete in all material respects; (v) no adjustment or deficiency relating to any of such Tax Returns or otherwise, has been proposed in writing by any Tax authority; (vi) there are no outstanding summons or other document requests with respect to any Tax Returns of the Company Group or the Taxes reflected on such Tax Returns or any other Tax liability imposed on the Company Group; (vii) to the Knowledge of the Selling Parties, there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against the Company Group; (viii) there are no Liens for Taxes on any assets of the Company Group other than liens for Taxes not yet due or payable or which the Company Group is diligently contesting in good faith through appropriate proceedings, as set forth on Schedule 8.8(a); (ix) all material Taxes required to be withheld, collected or deposited by the Company or any of its Subsidiaries, have been timely withheld, collected or deposited and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority; (x) any adjustment of Taxes of the Company Group made by the U.S. Internal Revenue Service that is required to be reported to any state, local or foreign Tax authority has been timely reported; (xi) the Recent Balance Sheet reflects reserves that are adequate for the payment of all material Taxes not yet due and payable that are properly accruable thereon as of the date hereof (including Taxes being contested), and there is no material difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the Recent Balance Sheet for federal income tax purposes; (xii) no written notice of claim has been made by any authority in a jurisdiction where the Company Group does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction; and (xiii) no entity in the Company Group has been obligated to report, to disclose or to maintain a list of investors in connection with a “tax shelter” as defined by any Section of the Code. For purposes hereof, “Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with the Internal Revenue Service or any other governmental body or tax authority or agency, whether domestic or foreign, including any consolidated, combined or unitary tax return.

(b) Extension of Statute of Limitations; Rulings. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company Group may be subject; (ii) no entity in the Company Group has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iii) no entity in the Company Group has had any income reportable for a period ending after the date hereof but attributable to a transaction (e.g., an installment sale) which resulted in a deferred reporting of income from such transaction or from such change in accounting method; (iv) the Company Group has made no written requests for rulings that are currently outstanding that could affect the Taxes of the Company Group or any similar matters pending with respect to any Tax authority; and (v) no entity in the Company Group has ever made an election under Section 1017 of the Code.

(c) Tax Audits. The federal and state income Tax Returns of the Company Group have not been audited by the Internal Revenue Service and appropriate state taxing authorities, and the Company Group has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of Taxes or other deficiency which has not been paid nor any objection to any return or report filed by the Company Group. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any Tax Return.

(d) Partnership Status. Except as set forth on Schedule 8.8(d), each entity in the Company Group is qualified, and since the date of its formation has been qualified, to be treated as a partnership or disregarded entity for federal, state and local income tax purposes.

(e) Foreign Person. None of the Selling Parties are (a) foreign persons within the meaning of Section 1445(1) of the Code, nor (b) disregarded entities under Section 1445-2(b)(2)(iii) of the Code and each Selling Party agrees to execute any and all documents necessary or required by the Internal Revenue Service or Buyer in connection with such declaration(s).

(f) Section 754 Elections. There are in effect, or Buyer will after the Closing have the power and authority to make elections, under Code Section 754 for U.S. Retail Partners Limited Partnership and Edgewater Retail Partners, LLC to adjust the basis of partnership property pursuant to Code Sections 754 and 743(b), or comparable provisions of state or local Law, in connection with direct or indirect transfers of interests in such entities hereunder.

8.9. Litigation. Except for the litigations disclosed on Schedule 8.9 hereto and other litigations where the amount of the claim is less than $10,000 or where the claim is either fully covered by insurance or where the claim is covered by insurance subject to a deductible, but where Sellers have agreed to be responsible for the deductible, there is no action, suit or proceeding pending or, to the Knowledge of the Company Group threatened against the Sellers, the Companies, the Subsidiaries or any Property in any court or before or by any Governmental Authority. No such litigation would, individually or in the aggregate, materially adversely affect any Selling Party’s ability to perform its obligations under the Transaction Documents.

8.10. No Employees. At no time has any entity in the Company Group (other than First Washington Management, Inc.) had any employees, nor has there been any “defined benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by any entity in the Company Group or any predecessor thereto or any person, firm or corporation which is under “common control (within the meaning of Section 7001(b) of ERISA) with any entity in the Company Group.

8.11. No Condemnation. As of the date hereof, except as set forth in Schedule 8.11, (a) there are no pending or, to the Knowledge of the Company Group, threatened condemnation, expropriation, requisition or similar proceedings against any Property or any portion thereof and (b) no Selling Party or Company has received written notice that any such proceeding is contemplated.

8.12. Environmental Matters. To the Knowledge of the Company Group, the Selling Parties have made available to Buyer in First Washington’s office all environmental studies, investigations, reports, audits, assessments, licenses, permits and agreements relating to each of the Properties’ compliance or noncompliance with Environmental Laws within the Selling Parties’ and Company Group’s possession or control (collectively, “Existing Environmental Reports”). The Selling Parties have made available to Buyer in First Washington’s office complete copies of the most recent Phase I environmental report for each Property and any Phase II reports obtained as a result of conditions noted in such Phase I report. Except for the Ongoing Remediation and as set forth in the Existing Environmental Reports made available to Buyer in First Washington’s office, no Seller nor any Company Group has made any report or disclosure to any Governmental Authority relating to a release or threatened release of Hazardous Substances to or from any Property, in each case except to the extent such matters would not reasonably be expected to have individually or in the aggregate a material adverse effect on the value of any individual Property. Except as set forth in the Existing Environmental Reports, Sellers have no Knowledge of any underground storage tanks located on any Property.

8.13. Leasing Commissions and Tenant Allowances. Except for leasing commission and tenant improvement allowances incurred prior to the date hereof (for which Sellers are responsible) or incurred in connection with Approved New Leases or Lease modifications entered into pursuant to Section 7.3(d) (Tenant Leases), there are no rental, lease, or other commission now due and payable or which will become due or payable with respect to the current term of any of the Leases or in connection with any renewals or extensions of such terms, and no unpaid or pending Tenant improvement allowances or other concessions now due or payable in connection with any of the Leases or which will become due or payable.

8.14. Rent Rolls; Leases. The information set forth in the rent rolls described in Schedule 8.14 (the “Rent Rolls”) is accurate as of the date set forth therein except for the information related to pass-through expenses to Tenants, which is accurate as of the date set forth in the separate spreadsheet thereof also described in Schedule 8.14. There are no Leases in force for the Properties other than as identified in the Rent Rolls. The Leases and the Guaranties made available to Buyer are true, correct and complete copies of all the existing Leases and Guaranties. Except as indicated in Schedule 8.14, no Tenant has paid any rent in advance except for the current month and no Tenant is entitled to any concession, rebate, abatement or other similar benefit. There are no written (or binding oral) commitments between the Selling Parties or any entity in the Company Group and any Tenant other than as set forth in such copies. To the Knowledge of Selling Parties, except as indicated in Schedule 8.14, neither the Selling Parties nor any entity in the Company Group have delivered or received any written notice of default or termination under any Lease with a Major Tenant within the six (6) month period prior to the date hereof other than notices of alleged defaults that have been cured.

8.15. Accounts Receivable Aging. The accounts receivable aging analysis dated as of January 12, 2005 attached as Schedule 8.15 contains a complete and accurate list of all accounts receivable for Tenants and accurately sets forth the aging of such accounts receivable as of such date.

8.16. Service Contracts. Schedule 8.16 sets forth a complete list of all maintenance and service agreements relating to the management, maintenance, and operation of the Properties other than contracts which can be terminated within thirty (30) days without penalty or premium (collectively, the “Service Contracts”), and the copies of such Service Contracts made available to Buyer are true, correct and complete copies of all such Service Contracts. Except as set forth in Schedule 8.16 for the six (6) month period of time prior to the date hereof, neither the Selling Parties nor any entity in the Company Group have delivered or received any written notice of default or termination under any Service Contract which remains uncured or has not been rescinded and, to the Knowledge of Selling Parties, no event has occurred which, with the giving of notice or the passing of time or both, would constitute a default under any Service Contracts. Except as set forth on Schedule 8.16, all Service Contracts were entered into in the ordinary course of business with entities which are not Affiliates of Sellers.

8.17. Material Contracts. Schedule 8.17 sets forth a complete list of all warranties and contracts for indemnification by any entity in the Company Group arising in connection with the sale or disposition of assets, all covenants not to compete binding upon any entity in the Company Group, all guaranties of third party obligations by any entity in the Company Group and all material contracts or agreements not terminable on thirty (30) days’ notice without penalty or premium to which any entity in the Company Group is a party (other than Existing Loans, Leases, Ground Leases and Services Contracts), including material government contracts (collectively, the “Material Contracts”), and the copies of such Material Contracts made available to Buyer are true, correct and complete copies of all such Material Contracts. Except as set forth in Schedule 8.17, through the six (6) month period of time prior to the date hereof, neither the Selling Parties nor any entity in the Company Group have delivered or received any written notice of default or termination under any Material Contract which remains uncured or has not been rescinded and, to the Knowledge of Selling Parties, no event has occurred which, with the giving of notice or the passing of time or both, would constitute a default under any Material Contract. Except as set forth in Schedule 8.17, all Material Contracts were entered into in the ordinary course of business with entities which are not Affiliates of Sellers.

8.18. Existing Loans. Schedule 8.18 sets forth a complete list of all loans affecting the Properties and all other loans to, and debt for borrowed money of, each entity in the Company Group (the “Existing Loans”) and provides (a) the names of the original lender and current holder (to the extent that the Company Group has received a written notice of the assignment thereof); (b) outstanding principal balances as of December 31, 2004; and (c) the current monthly payments as of January 31, 2005. The information contained in Schedule 8.18 is complete to the extent provided above and accurate in all respects, and the copies of the loan documents evidencing the Existing Loans made available to Buyer are true, correct and complete of all such documents evidencing and securing such Existing Loans. Except as set forth in Schedule 8.18, neither the Selling Parties nor any entity in the Company Group have delivered or received any written notice of any uncured default or breach under the Existing Loans, and to the Knowledge of Selling Parties, no event has occurred which, with the giving of notice or the passing of time or both, would constitute a default under any of the Existing Loans.

8.19. Ground Leases. Attached hereto as Schedule 8.19 is a list of all Ground Leases. The copies of the Ground Leases made available to Buyer are true, correct and complete copies of all such Ground Leases. Except as set forth in Schedule 8.19, through the date hereof, neither the Selling Parties nor any entity in the Company Group have delivered or received any written notice of default or termination under any Ground Lease which remains uncured. Except as set forth in Schedule 8.19, the Transactions do not require any consent or approval of or any notice to any ground lessor or lender of any ground lessor.

8.20. No Other Contracts. Except as set forth in Schedule 8.20, neither the Sellers nor any entity in the Company Group has entered into any contract for the sale of the Properties, or any of them, that is outstanding nor do there exist any outstanding rights of first refusal, rights of first offer or options to purchase any of the Properties or any portion thereof.

8.21. No Brokers or Finders. No Seller or entity in the Company Group, nor any of their directors, officers, members, partners, principals, shareholders, representatives or agents have retained, employed or used or made any oral or written promise to any broker or finder other than Secured Capital, LLC in connection with the transactions provided for herein or in connection with the negotiation thereof (“Sellers’ Broker Rep”). Sellers shall pay any and all fees payable to Secured Capital, LLC in connection with the Transactions.

8.22. Insurance. The Sellers, each entity in the Company Group and the Properties are currently insured with the coverage, in the amounts and with the deductibles, shown in Schedule 8.22 hereof. Neither Sellers nor the Company Group have received any notice within the prior six (6) month period of time from any insurer declining to provide insurance coverage for any Property.

8.23. Compliance with Restrictions. Neither the Sellers nor any entity in the Company Group has received any written notice within the six (6) months prior to the date hereof that the existing improvements or current use, operation or parking at any Property does not materially comply with any Law, restriction, declaration, covenant or similar agreement affecting such Property which remains uncured. To the Knowledge of the Sellers the current use and operation and the parking at the Properties comply in all material respects with all Laws, restrictions, declaration, covenants, and similar agreements affecting the Properties, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the use and operation or value of any of the individual Properties.

8.24. FIRPTA. None of the Sellers is a “foreign person” or “disregarded entity” within the meaning of the Code. The taxpayer identification number of each Company Group is listed in Schedule 8.24.

8.25. Permits. Neither the Sellers nor any entity in the Company Group has received within the last six (6) months any written notice from any Governmental Entity that any of the Properties are not in substantial compliance with any material governmental permit, license or certificate or any agreement, easement or similar instrument applicable to any of the Properties which has not been fully cured.

8.26. Existing Policies. Each Existing Policy is, as of the date hereof, in full force and effect and no material claim has been made by the insured under any such policy.

8.27. Shadow Anchors. Schedule 8.27 is a list of each Property identified in the Selling Parties’ October 2004 National Portfolio Executive Summary as having a “shadow anchor,” and the identity of each such “shadow anchor.” Sellers have made available to Buyer true, correct and complete copies of each agreement between any “shadow anchor” and any entity in the Company Group (collectively, the “Shadow Anchor Agreements”). To the Knowledge of Jeffrey S. Distenfeld, except as set forth on Schedule 8.27 through the date hereof, neither the Selling Parties nor any entity in the Company Group have delivered or received any written notice of default or event of default under, any Shadow Anchor Agreement.

9.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

9.1. Organization; Authorization.

(a) Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its organization.

(b) Power. Buyer has all requisite limited liability company power and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments to which Buyer is or shall be a party, and to carry out the Transactions.

(c) Authorization. The execution and delivery of this Agreement and the Ancillary Instruments to which Buyer is or shall be a party, and full performance thereunder, have been duly authorized by the members of the Buyer and no other or further limited liability company act on the part of the Buyer is necessary therefore.

(d) Validity. This Agreement has been duly and validly executed and delivered by Buyer and is, and when executed and delivered each Ancillary Instrument to which Buyer is or shall be a party when duly and validly executed and delivered by each Seller, will be, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

9.2. Bankruptcy of Buyer. Buyer has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

9.3. No Brokers or Finders. Neither Buyer nor any of its members, partners, directors, officers, employees, principals, shareholders, representatives or agents have retained, employed or used, or made any oral or written promises to, any broker, finder or like agent other than Macquarie Capital Partners, LLC ( “Broker”) in connection with the Transactions or in connection with the negotiation thereof (“Buyer’s Broker Rep”). Buyer shall pay any and all fees payable to Broker in connection with the Transactions.

9.4. Investment Intent. The Membership Interests are being acquired by Buyer for investment only and not with the view to resale or other distribution.

10.	REPRESENTATIONS AND WARRANTIES OF INVESTORS

Each Investor, severally, solely with respect to such Investor, represents and warrants to Sellers as follows:

10.1. Power. Such Investor has all requisite power and authority to enter into, execute and deliver this Agreement and to carry out the Transactions.

10.2. Authorization. The execution and delivery of this Agreement has been duly authorized by the respective boards of directors or trustees of such Investor, and no other or further corporate or trust act on the part of such Investor is necessary therefor.

10.3. Validity. This Agreement has been duly and validly executed and delivered by each Investor and is the legal, valid and binding obligation of such Investor, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

10.4. Financial Ability. Such Investor has the financial resources or reasonably and in good faith believes it can obtain the financial resources, including binding commitments from its prospective lenders, for its pro rata portion of the Purchase Price, necessary to consummate the Transactions. MCW has provided to Sellers a copy of the form of underwriting agreement described in Section 11.2(c).

11.	CONDITIONS TO DEPOSIT

11.1. Conditions to Obligations of Sellers at Deposit Date. The obligations of Sellers under this Agreement to accept the Deposit on the Deposit Date shall be subject to the satisfaction of the following conditions on or before the Deposit Date. Any of such conditions may be waived by Sellers in writing on or before the Deposit Date.

(a) Agreement in Force. This Agreement shall not have been terminated (or if terminated shall have been duly reinstated by Sellers) pursuant to Section 15.2(d) (Sellers’ and Buyer’s Pre-Deposit Options) or Section 16 (Termination; Default).

(b) No Injunctions. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental Authority prohibiting the completion of all or a material portion of the Transactions shall be in effect.

(c) Environmental Insurance Policy. The total cost of Buyer’s Environmental Insurance Policy pursuant to Section 5.6(f), without any additional coverage requested by Buyer, does not exceed $10,000,000.

If, by 3:00 p.m. Eastern time on the Deposit Date, any of the forgoing conditions are not satisfied for any reason whatsoever or, alternatively, are not expressly waived in writing by Sellers, Sellers shall have no obligation to accept the Deposit and shall have the right to terminate this Agreement. Sellers’ acceptance of the Deposit shall constitute an irrevocable waiver of all conditions to acceptance of the Deposit set forth in this Section 11.1.

11.2. Conditions to Obligations of Buyer in Connection With Deposit. The obligations of Buyer under this Agreement to provide the Deposit on the Deposit Date and to purchase the Membership Interests and consummate the other Transactions shall be subject to the satisfaction of the following conditions on or before the Deposit Date. Any of such conditions may be waived by Buyer in writing on or before the Deposit Date. Buyer’s tendering of the Deposit on the Deposit Date shall constitute an irrevocable waiver of all conditions to payment of the Deposit set forth in this Section 11.2.

(a) Agreement in Force. This Agreement shall not have been terminated (or if terminated shall have been duly reinstated by Seller) pursuant to Section 15.2(d) (Sellers’ and Buyer’s Pre-Deposit Options) or Section 16 (Termination; Default).

(b) No Injunctions. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental Authority prohibiting the completion of all or a material portion of the Transactions shall be in effect.

(c) Underwriting Agreement. MCW’s underwriting agreement with Macquarie Equity Capital Markets Limited, Citigroup Global Markets Australia Pty Limited and Merrill Lynch International (Australia) Limited dated on or about the date hereof shall not have been terminated for any of the reasons set forth in Schedule 11.2(c).

(d) Tenant Estoppels. Buyer shall have received Tenant estoppel certificates (“Tenant Estoppels”) addressed to Buyer from each Tenant leasing 10,000 square feet or more and from any national drugstore chain (such as Walgreens, CVS or Rite-Aid) regardless of the actual square feet leased by any such national drugstore chain (collectively, the “Major Tenants”) plus additional Tenants leasing in the aggregate not less than sixty percent (60%) of the occupied rentable space for all Properties excluding space leased to Major Tenants but in no event less than fifty percent (50%) of the occupied rentable space as to any one Property (the “Estoppel Threshold”). The Tenant Estoppels shall be either (i) substantially in the form attached hereto as Exhibit C; (ii) in the form substantially similar to that provided for under the applicable Lease; or (iii) in the form customarily used by an applicable Major Tenant or any other national or regional tenant. The Sellers shall cause the Company Group to deliver to Buyer copies of the signed Tenant Estoppels promptly following the receipt thereof. Buyer shall have the right to disapprove a Tenant Estoppel only if (A) such Tenant Estoppel alleges a set of facts, circumstances, conditions or events relating to the applicable Lease that would constitute a default or event of default or breach of representation or warranty under this Agreement or the Lease; and (B) Buyer delivers written objection notice to the Sellers within ten (10) Business Days following the date of Buyer’s receipt thereof (each a “Non-Conforming Tenant Estoppel”). Each Tenant Estoppel received by Buyer prior to the Deposit Date that is a Non-Conforming Tenant Estoppel shall not be deemed to be a “Conforming Tenant Estoppel” and shall not be included within the determination of whether or not the Estoppel Threshold has been satisfied. Sellers shall deliver the originals of Tenant Estoppels and Ground Lease Estoppels to Buyer within three (3) Business Day(s) after Sellers’ receipt to the following address:

                                                 Regency Centers Corporation

                                                 121 Forsyth Street, Suite 200

                                                 Jacksonville, Florida 32202

                                                 Attn: David A. McNulty

                                                 Tel.: (904) 598-7000 Fax: (904) 354-6094

                                                 E-mail: DMcnulty@regencycenters.com

If Sellers fail to deliver conforming Tenant Estoppels sufficient to achieve the Estoppel Threshold by no later than five (5) Business Days prior to the Deposit Date, Buyer may elect, by notice delivered to Sellers no later than three (3) Business Days prior the Deposit Date, to either (i) waive the Estoppel Threshold as a condition to Buyer’s obligation to deliver the Deposit or (ii) require that Sellers deliver statements (the “Seller Estoppel”) in the form attached hereto as Exhibit D with respect to such Leases as are required to satisfy the Estoppel Threshold. It is hereby expressly acknowledged and agreed that except as set forth immediately below in this Section 11.2(d): (A) Seller Estoppels are intended to and shall be identical in scope and consequence to Sellers representations and warranties set forth in Sections 8.13 (Leasing Commissions and Tenant Allowances), 8.14 (Rent Rolls; Leases) and 8.15 (Accounts Receivable Aging) hereof and (B) in the event that Buyer receives a Conforming Tenant Estoppel after the Deposit Date and for which the Sellers previously delivered a Seller Estoppel, the Sellers shall be automatically released from any liability or obligation under the applicable Seller Estoppel.

In the event Buyer delivers a notice to Sellers not less than five (5) Business Days prior to Closing Date stating that: (i) Buyer has received Non-Conforming Tenant Estoppels from any Major Tenant(s) for which Sellers delivered a Seller Estoppel or from any Tenant which is not a Major Tenant and (ii) Buyer alleges aggregate Losses that would constitute Breach Events arising out of facts, circumstances, conditions or events disclosed in any Non-Conforming Tenant Estoppel(s) from any Major Tenant(s) at any Property in excess of ten percent (10%) of the Agreed Value of the applicable Property (a “Non-Conforming Property”); and (iii) Property-Related Adjustment Losses (excluding any Losses attributable to Breach Event(s) arising from the representations and warranties of Sellers in Section 8.13 (Leasing Commissions and Tenant Allowances), 8.14 (Rent Rolls; Leases) and/or 8.15 (Accounts Receivable Aging), that overlap with the applicable facts, circumstances, conditions or events alleged in such Non-Conforming Tenant Estoppel(s) relating to the applicable Non-Conforming Property that Buyer has raised in any other Buyer Breach Notice) exceed $18,442,800, then Sellers shall, with respect to each Non-Conforming Property, elect to either (A) give Buyer a credit against the Purchase Price equal to the amount of such Losses arising out of the facts, circumstances, conditions or events disclosed in such Non-Conforming Tenant Estoppel(s) from the Major Tenant(s) of a Non-Conforming Property or (B) exclude such Non-Conforming Property from the Transactions as provided for in Section 2.13 hereof and such Property shall be deemed to be a Dropped Asset.

All disputes concerning whether a Tenant Estoppel is a Non-Conforming Tenant Estoppel and the determination of Losses arising from any applicable facts, circumstances, conditions or events shall be subject to Baseball Arbitration.

(e) Ground Lease Consents and Estoppels. Buyer shall have received estoppel certificates from each ground lessor, which estoppel certificates shall include any required consents to the Transactions, as applicable (the “Ground Lease Estoppels”) addressed to Buyer. Each Ground Lease Estoppel shall either: (i) be in the form attached to the applicable Ground Lease; (ii) contain the information required to be provided by lessor under any specific Ground Lease if no form of estoppel certificate is stipulated; or (iii) shall not reflect any uncured default and shall not reflect information that is inconsistent with applicable information regarding the applicable Ground Lease provided for in Section 8.19. Buyer shall have the right to disapprove a Ground Lease Estoppel only if (A) such Ground Lease Estoppel alleges a set of facts, circumstances, conditions or events relating to the applicable Ground Lease that could constitute a default or event of default or breach of representation or warranty under this Agreement or the Ground Lease or reflect information inconsistent with the information provided in Section 8.19 and (B) Buyer delivers written objection notice to the Sellers within ten (10) Business Days following the date of Buyer’s receipt thereof (each a “Non-Conforming Ground Lease Estoppel”). Each Ground Lessor Estoppel received prior to the Deposit Date by Buyer that is not a Non-Conforming Ground Lease Estoppel shall be a “Conforming Ground Lease Estoppel”. Sellers shall deliver to Buyer, at the address set forth in subsection (c) hereof originals of the signed Ground Lease Estoppels promptly following receipt thereof.

If by no later than five (5) Business Days prior to the Deposit Date, Buyer has not received Conforming Ground Lease Estoppels from all Ground Lessors, Buyer shall deliver a notice to Sellers by no later than three (3) Business Days prior to the Deposit Date electing to either (i) waive the requirement for Conforming Ground Lease Estoppels set forth in this Section 11.2(e) as a condition to Buyer’s obligation to deliver the Deposit or (ii) require that Sellers deliver statements (the “Seller GL Estoppel”) in the form attached hereto as Exhibit E with respect to any the Ground Lease for which a Conforming Ground Lease Estoppel has not been received for a Ground Lease. It is hereby expressly acknowledged and agreed that except as set forth immediately below in this Section 11.2(e), (A) Seller GL Estoppels are intended to and shall be identical in scope and consequence to Sellers representations and warranties set forth in Section 8.19 (Ground Leases) and (B) in the event that Buyer receives a Conforming Ground Lease Estoppel after the Deposit Date and for which the Sellers previously delivered a Seller GL Estoppel, the Sellers shall be automatically released from any liability or obligation under the applicable Seller GL Estoppel.

If the Title Company issuing a Title Commitment with respect to a Property takes an exception based on the validity of the ground lessee’s estate, then Sellers shall indemnify Buyer against any Loss arising directly out of such exception (which indemnification obligation shall be limited to the Agreed Value for the Property) or in lieu of Sellers’ indemnity, Buyer may elect to exclude such Property or affected ground leased portion thereof from the Transactions as provided for in Section 2.13 (Dropping Properties) hereof and such Property or ground leased portion thereof shall be deemed a Dropped Asset.

(f) Title Insurance Commitments. The Title Company shall have issued a signed Title Commitment for each Property dated as of the Deposit Date obligating the Title Company to issue at Closing, upon payment of the applicable premium therefor (at standard premium rates or less) and performance by the parties of their respective obligations under the Transaction Documents, in the name of a party designated by the Buyer the Owner’s Title Policies, with deletion of general survey exceptions (and the specific survey exceptions brought current to the Closing Date), insuring the party designated by the Buyer as owner of good, marketable and indefeasible fee simple (or leasehold, to the extent indicated in Schedule 8.3) title to each Property, subject only to the Permitted Exceptions and the resolution of Other Exceptions and Mandatory Removal Exceptions in accordance with the provisions of Sections 5.1(b)(v), 5.2 and 5.3.

(g) Environmental Insurance Policy. The Insurer is prepared to issue a binding commitment to issue Buyer’s Environmental Insurance Policy pursuant to Section 5.6(f), without any additional coverage requested by Buyer, for a total cost not to exceed $10,000,000.

If, by the Deposit Date, any of the foregoing conditions are not satisfied for any reason whatsoever or, alternatively, is not expressly waived by Buyer in writing, Buyer may terminate this Agreement by written notice to Sellers.

12.	DELIVERIES AT DEPOSIT DATE

12.1. Deliveries by the Selling Parties at Time of Deposit.

(a) The Selling Parties shall execute (or cause to be executed) and deliver (or cause to be delivered) to Buyer at the Deposit Date, simultaneously with and as a condition to MCW’s payment of the Deposit, the following certificate, other information and documents. Notwithstanding the foregoing, it is hereby expressly acknowledged and agreed that any certificate required to be delivered by Sellers pursuant to Section 12.1(a)(i) and (iii), are not intended to and shall not in any way affect the respective rights and obligations of the parties under this Agreement (including expanding or modifying any representation, warranty or covenant set forth in this Agreement) and shall not relieve Sellers for liability, if any, for any Breach Event:

(i) A certificate executed by Selling Parties dated as of the Deposit Date (A) reaffirming that (1) the Sellers’ representations and warranties were true and correct as of the date of this Agreement and, (2) the Sellers’ representations and warranties in Section 8, other than those referred to in Section 15.2(a)(vi) (Property Breach), are true and correct as of the date of the Deposit Date, or, if Sellers have Knowledge that any representations and warranties are inaccurate in any material respect, the matters which make them inaccurate; (B) stating that Selling Parties have fully performed all the covenants contained in this Agreement to be performed by Selling Parties up to such date, or, if Sellers have Knowledge that Sellers have not performed all such covenants in any material respect, describing such non-performance.

(ii) If and to the extent required, evidence reasonably satisfactory to the Title Company of the legal existence and good standing of Selling Parties and the power and authority of the individual(s) executing and delivering this Agreement and the instruments and certificates described herein on behalf of Sellers to act for and bind Sellers;

(iii) A rent roll for each Property, dated as of the date of the Rent Roll, certified by Sellers to be complete and accurate in all material respects, as of the date of the Rent Roll;

(iv) A written opinion of Hogan & Hartson, LLP, counsel to the Sellers, dated as of the Deposit Date, addressed to Buyer, in customary form reasonably acceptable to the parties addressing, with respect to the Sellers (i) organization; (ii) power; (iii) due authorization; (iv) execution and delivery; (v) no conflict with or default under Organizational Documents; and (vi) enforceability. Hogan & Hartson LLP may reasonably rely upon the opinion of California counsel as to California Public Employees’ Retirement System and the opinion of First Washington’s counsel as to First Washington;

(v) Copies of the Organizational Documents of each such entity (or a parent Person) in the Company Group, certified by the Secretary or other appropriate Person, and copies of the Certificate or Articles of Incorporation, Limited Partnership, Formation or Organization of each entity in the Company Group, certified by the Secretary of State of the state of its organization as of a recent date,

(vi) Certificates of good standing of First Washington Investment I, LLC and each entity in the Company Group, as of a recent date, from the Secretary of State of the state of its organization and each jurisdiction in which a Property owned by such entity is located;

(vii) Incumbency certificates relating to each person executing (as an officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof;

(viii) A counterpart of the Escrow Agreement;

(ix) A counterpart of the Blocked Account Agreement;

(x) Title Affidavit(s) with respect to each individual Property executed by the applicable Selling Parties and in a form satisfactory to the Title Company, which Title Affidavit(s) shall be released to the Title Company at the Closing;

(xi) A binding commitment to issue Buyer’s Environmental Insurance Policy to Buyer at Closing.

(xii) The Title Company shall have issued a signed Title Commitment for each Property dated as of the Deposit Date obligating the Title Company to issue at Closing, upon payment of the applicable premium therefor (at standard premium rates or less) and performance by the parties of their respective obligations under the Transaction Documents, in the name of a party designated by the Buyer the Owner’s Title Policies, with deletion of general survey exceptions (and the specific survey exceptions brought current to the Closing Date), insuring the party designated by the Buyer as owner of good, marketable and indefeasible fee simple (or leasehold, to the extent indicated in Schedule 8.3) title to each Property, subject only to the Permitted Exceptions and the resolution of Other Exceptions and Mandatory Removal Exceptions in accordance with the provisions of Sections 5.1(b)(v), 5.2 and 5.3.

(xiii) Evidence reasonably satisfactory to the Title Company of the legal existence and good standing of Selling Parties and each entity in the Company Group and the power and authority of the individual(s) executing and delivering this Agreement and the instruments and certificates described herein on behalf of Sellers to act for and bind Sellers; and

(xiv) All other documents, instruments or writings required to be delivered to Buyer or either Investor at or prior to the Deposit Date pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request, which do not expand any liability or obligation of the Sellers.

(b) Deliveries to Escrow Agent. The Selling Parties shall deliver or cause to be delivered to Escrow Agent pursuant to the Escrow Agreement at the Deposit Date, simultaneously with and as a condition to payment of the Deposit, the following:

(i) Certificates representing the Membership Interests accompanied by duly executed transfer power executed by Sellers in favor of Buyer;

(ii) Documentation regarding Sellers’ resignations as members of the Companies and Buyer’s admission as a member of the Companies;

(iii) A Management Agreement duly executed by First Washington Realty, Inc., containing the terms set forth on Exhibit F hereto;

(iv) The Accounting Services Agreement duly executed by First Washington Realty, Inc., containing the terms set forth on Exhibit F hereto;

(v) The resignations of each of the officers, directors and managers of the Company Group;

(vi) General release, to be effective as of Closing, by Sellers and First Washington Realty, Inc. releasing each entity in the Company Group from all claims arising prior to the Closing Date and containing waivers of any right of contribution or other recourse against the Company Group with respect to representations, warranties and covenants made by the Companies herein; and

(vii) A counterpart of the Escrow Agreement.

12.2. Deliveries by Buyer at Time of Deposit. At the Deposit Date, Buyer shall execute (or cause to be executed) and deliver to Sellers, or cause to be delivered to Sellers, the following documents and items:

(a) A certificate as of the Deposit Date restating and reaffirming that Buyer’s representations and warranties set forth in Section 10 are true and correct as of the Deposit Date, or, if there have been changes, describing such changes;

(b) A counterpart of the Blocked Account Agreement, duly executed by Buyer;

(c) Immediately available funds in the full amount of the Deposit;

(d) A written opinion of Foley & Lardner LLP, counsel to the Buyer, dated as of the Deposit Date, addressed to the Sellers, in customary form reasonably acceptable to the parties addressing (i) organization; (ii) power; (iii) due authorization; (iv) due execution and delivery; (v) no conflict with Organizational Documents; and (vi) enforceability;

(e) A certified copy of the resolutions of the members of Buyer authorizing and approving this Agreement and the consummation of the Transactions;

(f) Incumbency certificates relating to each person executing (as an officer or otherwise on behalf of another person) any document executed and delivered by Buyer pursuant to the terms hereof;

(g) A counterpart of the Escrow Agreement; and

(h) All other documents, instruments or writings required to be delivered to Sellers at or prior to the Deposit Date pursuant to this Agreement and such other certificates of authority and documents as Sellers may reasonably request, which do not expand any liability or obligation of the Buyer or Investors.

13.	CONDITIONS TO CLOSING

13.1. Conditions to Obligations of Sellers at the Closing. The obligations of Sellers under this Agreement to sell the Membership Interests and consummate the other Transactions shall be subject to the satisfaction, or waiver by Sellers in writing, of all the following conditions on or before the Closing Date:

(a) No Injunction. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental Authority prohibiting the completion of all or a material portion of the Transactions shall be in effect.

Other than the foregoing, upon payment of the Deposit and delivery by the Buyer of the Purchase Price (as adjusted hereunder) and the other documents required to be delivered by Buyer at the Closing), there are no conditions to Sellers’ obligations to close the sale of the Membership Interests and the other Transactions.

13.2. Conditions to Obligations of Buyer at the Closing. The obligations of Buyer to purchase the Membership Interests and consummate the other Transactions shall be subject to the satisfaction, or waiver by the Buyer in writing, of all the following conditions on or before the Closing Date:

(a) Lender Consents. The Lenders shall have provided (i) the Lender Consents from the holders of all Existing Loans (other than any Existing Loan that can be prepaid as of the Closing Date in accordance with its terms (after giving effect to any applicable prepayment notice periods)), and (ii) the Lender Retention Documents in connection with the Retained Loans and all other Existing Loans may be prepaid in accordance with their terms. If the Closing has not yet occurred on October 1, 2005, Sellers shall cause the Company Group to exclude all Properties listed on Schedule 13.2(a) (or the Subsidiaries owning such Properties, as indicated on Schedule 13.2(a)) for which Lender’s Consent has not been obtained pursuant to Section 2.13 (Dropping Properties), in which case such Properties shall be “Dropped Assets.”

(b) Value of Dropped Assets. Notwithstanding anything herein to the contrary, the total Agreed Value of all Dropped Assets pursuant to Section 2.13 (other than (1) exclusions at Buyer’s request relating to Tenant Estoppels pursuant to Section 11.2(d), (ii) the exclusion of the Properties listed on Schedule 13.2(a) pursuant to Section 13.2(a), (iii) the MPB&T Parcel, and (iv) Edgewater, if it is sold pursuant to the buy-sell (pursuant to Section 2.11)) shall not exceed $270,000,000.

(c) No Injunction. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental Authority prohibiting the completion of all or a material portion of the Transactions shall be in effect.

14.	CLOSING

14.1. Deliveries by the Selling Parties at Closing. The Selling Parties shall deliver or cause to be delivered to Buyer at Closing the following:

(a) The Lender Consents and Lender Retention Documents to be executed by the applicable entities in the Company Group in connection with maintaining the Existing Loans in place after Closing;

(b) Letter executed by each Lender confirming the outstanding principal balance and accrued but unpaid interest and costs for the Existing Loans to be paid off at Closing;

(c) A certificate executed by Sellers dated as of the Closing Date (A) reaffirming that (1) the Sellers’ representations and warranties were true and correct as of the date of this Agreement and (2) the Sellers’ representations and warranties in Section 8, other than those referred to in Section 15.2(a)(vi) (Property Breach), are true and correct as of the date of the Closing, or, if Sellers have Knowledge that the representations and warranties are inaccurate, describing the matters which make then inaccurate. It is hereby expressly acknowledged and agreed that such Seller’s certificate is not intended to and shall not in any way increase or decrease the respective rights and obligations of the parties under this Agreement (including expanding or modifying any representation, warranty or covenant set forth in this Agreement) and shall not relieve Sellers from liability for any Breach Events, if any;

(d) A certificate executed by Selling Parties dated as of the Closing Date that Sellers have fully performed all their covenants contained in this Agreement, or, if Sellers have not performed all their covenants, describing such matters. It is hereby expressly acknowledged and agreed that such Seller’s certificate is not intended to and shall not in any way increase or decrease the respective rights and obligations of the parties under this Agreement (including expanding or modifying any representation, warranty or covenant set forth in this Agreement) and shall not relieve Sellers from liability for any Breach Events, if any;

(e) Title affidavit(s) (the “Title Affidavits”) with respect to each individual Property executed by the applicable Selling Parties and in a form satisfactory to the Title Company and containing the minimum representations which the Title Company and containing the minimum representations which the Title Company shall require, and sufficient to delete the general survey exception (and sufficient to bring the specific survey exception current to the

Closing Date), mechanic’s lien exception and parties in possession exception (and in its place identify only the specific tenants in possession pursuant to Leases for the applicable Property), and such other instruments, such as lien waivers and mechanics’ lien and “gap” indemnities, as the Title Company shall reasonably require, in order to issue the Owner’s Title Policies in favor of the applicable entity of the Company Group insuring good, marketable and indefeasible fee simple title (or leasehold, to the extent identified in Schedule 8.3) to the applicable Property and the Improvements subject only to the Permitted Exceptions;

(f) Owner’s Title Policies (or marked and signed Title Commitments therefor dated as of the Closing Date), together with all applicable Extended Coverages, each in an amount not less than the Agreed Value for the applicable Property insuring the applicable entity in the Company Group as owner of good, marketable and indefeasible fee simple title (or leasehold, to the extent shown on Schedule 8.3) to the applicable Property and Improvements subject only to the Permitted Exceptions, effective as of the Closing Date;

(g) Evidence reasonably satisfactory to the Title Company of the legal existence and good standing of Selling Parties and each entity in the Company Group and the power and authority of the individual(s) executing and delivering this Agreement and the instruments and certificates described herein on behalf of Sellers to act for and bind Sellers;

(h) A rent roll for each Property, in the same format as the Rent Roll and dated as of the date of the Rent Roll, certified by the applicable Selling Party to be complete and accurate in all material respects;

(i) To the extent required by law, an affidavit from Sellers concerning compliance with, or exemption from, any applicable withholding or transfer laws of the state in which any Property is located;

(j) An affidavit from Sellers that each Seller is not a “foreign person” or “disregarded entity,” as such term is defined in Section 1445 of the Code, as amended;

(k) A certificate executed by Selling Parties dated as of the Closing Date confirming that the Company Group Organizational Documents, as in effect on the Deposit Date, have not been modified or amended and remain in full force and effect;

(l) Certificates of good standing of First Washington Investment I, LLC and each entity in the Company Group, as of a recent date, from the Secretary of State of the state of its organization and each jurisdiction in which a Property owned by such entity is located;

(m) Incumbency certificates relating to each person executing (as an officer or otherwise on behalf of another person) any document executed and delivered to Buyer at the Closing;

(n) Payment of the accrued but unpaid interest on the Deposit;

(o) A counterpart of the joint instructions with Buyer under the Blocked Account Agreement and the Escrow Agreement to release the items in Escrow and the Deposit (“Joint Instructions”);

(p) The Closing Statement setting forth the source and disposition of the Purchase Price, after Price Adjustments, all prorations and all other funds transferred at Closing;

(q) All documents necessary to remove the existing signatories on all bank and securities accounts of the Company Group;

(r) The Buyer’s Environmental Insurance Policy with evidence of payment in full of all premiums for the 10-year term thereof;

(s) A counterpart of the Disputed Escrow Agreement, if applicable.

(t) A counterpart of the Ongoing Remediation Escrow Agreement; and

(u) A counterpart of the Future Remediation Escrow Agreement.

14.2. Deliveries by the Buyer at Closing. The Buyer, shall deliver or cause to be delivered to Sellers at Closing the following:

(a) Immediately available funds in the full amount of the Purchase Price, less the amount of the Deposit, after the Price Adjustments; and

(b) A counterpart of the Closing Statement;

(c) A counterpart of the Joint Instructions;

(d) A counterpart of the Disputed Escrow Agreement, if applicable.

(e) A counterpart of the Ongoing Remediation Escrow Agreement; and

(f) A counterpart of the Future Remediation Escrow Agreement.

14.3. Deliveries by Escrow Agent at Closing. The parties shall cause the Escrow Agent to deliver or cause to be delivered to Buyer at Closing the documents placed in escrow pursuant to Section 12.1(b) (Deliveries to Escrow Agent).

14.4. Other Instruments. In addition to the documents and instruments to be delivered as herein provided, each of the parties hereto shall, from time to time at the request of the other party, execute and deliver to the other party such other instruments of transfer, conveyance and assignment and shall take such other action as may be reasonably required to effectively carry out the terms and conditions of this Agreement, provided that no such additional document or action shall expand any obligation, covenant, representation or warranty of either party or result in any new or additional obligations, covenants, representations or warranties by any party beyond those expressly set forth in this Agreement.

15.	BREACHES, REMEDIES AND INDEMNIFICATION

15.1. Buyer’s Indemnity for Buyer’s Inspection.

(a) Buyer shall and does hereby agree from and after the date of this Agreement to indemnify, defend and hold the Selling Parties and the Company Group, their respective members, partners, principals, officers, directors, employees, agents and attorneys, and their respective successors and assigns, harmless from and against any and all loss, cost, damage, liability and expense (including attorneys’ fees and costs), whether arising out of injury or death to persons or damage to any property, arising out of Buyer’s or Buyer’s agents’ actions taken in, on or about the Properties in the exercise of the inspection and testing rights granted pursuant to Section 4.1 (Right to Evaluate), caused by: (i) Buyer’s or any of its consultants’ entry upon the Properties and any due diligence activities pursuant to Section 4.1 including the costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys fees, arising out of or in connection with the exercising of Buyer’s rights under Section 4.1 (Right to Evaluate); (ii) claims made by any Tenant against any entity in the Company Group for Buyer’s or Buyer’s agent’s, entry into such Tenant’s premises or any interference with any Tenant’s use or damage to its premises or property; and (iii) material disturbances, disruptions or interference with the on-going business operations of the applicable Selling Parties; provided, however, that Buyer shall have no duty to defend or indemnify any Selling Party or any other person for any loss, cost, damage, liability or expense arising out of conditions merely discovered, but not caused or contributed to, by Buyer or its consultants.

(b) Notwithstanding anything in this Agreement to the contrary, including Section 15.7 (Limitations on Indemnification), the provisions of this Section 15.1 shall not be subject to any limitation of liability set forth in this Agreement.

15.2. Liabilities of Sellers and Remedies of Buyer for Deposit Date or Pre-Closing Breaches.

(a) Certain Definitions. The following terms have the indicated meanings:

(i) “Losses” means the adverse economic consequences of any Breach Event or Deferred Maintenance Condition (but without duplication to the extent there are multiple Breach Events or Deferred Maintenance Conditions which arise from, out of or relate to overlapping facts, circumstances, conditions or events) equal to either (A) if the Breach Event is of a type that cannot be cured by performing work or satisfying financial obligations that can be liquidated as to amount (“Fixed Financial Obligations”), the aggregate diminution of value of the particular Property, Properties or entity in the Company Group (as applicable) to the extent directly arising from the Breach Event, including diminution of value by reason of the loss of rent or others items of recurring income (and for purposes of clarification hereof, in no event shall the determination of diminution of value include any consideration of consequential damages, other than to the extent set forth in the following two sentences of this Section 15.2(a)(i), and items such as loss of rent or other items of recurring income arising from the Breach Event) or (B) if the Breach Event or Deferred Maintenance Condition is of a type that can be cured by performing work or satisfying Fixed Financial Obligations, the aggregate reasonable cost of curing such Breach Event or Deferred Maintenance Condition (together with, in the case of a Breach Event, the loss of rent or other items of recurring income during the cure period for such Breach Event to the extent arising from the Breach Event). To the extent one or more Breach Events relating to Section 8.14 (Rent Rolls; Leases) constitute an overstatement or understatement of Fixed Rent or Additional Rent properly included in calculating recurring net operating income from a Property, the calculation of Losses would include multiplying the net overstatement or understatement of such base rent or recoveries by a factor of 14.918 (with the product of 14.918 and any net overstatement being included within the calculation of Losses) (as so calculated, “NOI Losses”). Losses also shall include reasonable legal fees and expenses in connection with a Breach Event, including legal fees and expenses in defending any litigation that constitutes or relates to a Breach Event. Any dispute as to the determination of a Loss shall be determined by Baseball Arbitration.

(ii) “Breach Event” shall mean any set of facts, circumstances, conditions or events that constitutes or results in the breach of any representation or warranty under, or a breach of a covenant or obligation to be performed and complied with prior to the Closing Date made by Sellers in, this Agreement or in any Transaction Document (including any Seller Estoppel and Seller GL Estoppel).

(iii) “Deferred Maintenance Losses” shall mean the aggregate Losses arising out of all Deferred Maintenance Conditions to the extent the same exceed $8 million.

(iv) “Entity Breach” shall mean all Breach Events that are not Property Breaches.

(v) “Excess Losses” shall mean the amount of Losses equal to the sum of:

(a)	the extent to which the sum of (x) the aggregate Losses arising from all Breach Events (other than Breach Events giving rise to Property-Related Adjustment Losses) and (y) all Property-Related Adjustment Losses (excluding the amount described in (b)) exceeds $18,442,800 and

(b)	the extent to which aggregate Deferred Maintenance Losses exceed $5,000,000.

(vi) “Property Breach” shall mean any Breach Event relating to those representations, warranties and/or covenants set forth in Sections 8.3 (Ownership of Properties), 8.11 (No Condemnation), 8.12 (Environmental Matters), 8.13 (Leasing Commissions and Tenant Allowances), 8.14 (Rent Rolls; Leases), 8.15 (Accounts Receivable Aging), 8.16 (Service Contracts), 8.19 (Ground Leases), 8.20 (No Other Contracts); 8.22 (Insurance), 8.23 (Compliance with Restrictions), 8.25 (Permits), 8.26 (Existing Policies), 8.27 (Shadow Anchors) and Section 7.2 (General Covenants).

(vii) “Property-Related Adjustment Losses” shall mean (i) NOI Losses, to the extent the same exceed $5,000,000 in the aggregate, if any, (ii) Deferred Maintenance Losses, if any, and (iii) Losses (other than NOI Losses) arising from any and all Property Breaches, subject to the $250,000 threshold set forth in Section 15.7(c)(ii). For the avoidance of doubt, it is possible for there to be no Property-Related Adjustment Losses.

(viii) “Special Covenants” shall mean those covenants specifically set forth in Section 7.3 (Special Covenants) hereof.

(b) Exclusive Liabilities and Remedies. Sellers’ sole and exclusive liabilities and obligations with respect to any Breach Event and Buyer’s, Buyer’s Affiliates’ and the Company Group’s sole and exclusive remedy with respect to the same shall be as set forth in this Section 15 and in Section 16.5 (Termination Upon Default by Sellers) except with respect to fraud. Buyer’s, Buyer’s Affiliates and the Investors’ sole and exclusive liabilities and obligations with respect to any breach of a representation or warranty under, or any breach of a covenant or obligation to be performed and complied with prior to the Closing Date, under this Agreement and/or any and all Transaction Documents and the Sellers’ and Sellers’ Affiliates and Company Group’s sole and exclusive remedy with respect to same shall be as set forth in this Section 15 and in Section 16.4 (Termination Upon Default by Buyer) except with respect to fraud.

(c) Determination of Losses.

(i) If Buyer becomes aware of any Breach Events and/or any Deferred Maintenance Conditions prior to the Deposit Date, or the Closing Date, as applicable, Buyer shall deliver to the Sellers, no later than six (6) Business Days before the Deposit Date or the Closing Date, as applicable, or if Buyer first becomes aware, on or after such sixth Business Day, promptly upon becoming so aware, but no later than the Deposit Date or Closing Date, as applicable, written notice thereof (a “Buyer’s Breach Notice”) setting forth a reasonably detailed description of the claimed Breach Events or Deferred Maintenance Conditions and Buyer’s good faith calculation of each of the following categories of Losses, if any: (A) the Losses resulting from each of the claimed Breach Events (other than Breach Events giving rise to Property-Related Adjustment Losses); and (B) the Losses arising from Breach Events or Deferred Maintenance Conditions giving rise to Property-Related Adjustment Losses (all of the foregoing being collectively called “Alleged Losses”).

(ii) Sellers shall, within five (5) Business Days of receipt of the Buyer’s Breach Notice, provide Buyer with a written notice (a “Sellers’ Response Notice”) setting forth (A) which Alleged Losses, if any, Sellers agree with (the “Agreed Losses”) and which Alleged Losses Sellers dispute (the “Disputed Losses”), and (B) Sellers’ good faith reason for disputing the occurrence of a Breach Event or Deferred Maintenance Condition and/or Sellers’ good faith calculation of the applicable Losses. The Alleged Losses set forth in a Buyer’s Breach Notice shall be deemed Disputed Losses except to the extent a timely delivered Sellers’ Response Notice deems the same to be Agreed Losses. If Sellers receive Buyer’s Breach Notice fewer than six (6) Business Days before the Deposit Date or Closing Date, as applicable, then the Alleged Losses will be deemed Disputed Losses unless Sellers specify otherwise in their Sellers’ Response Notice.

(d) Sellers’ and Buyer’s Pre-Deposit Options.

(i) If as of the Deposit Date both (A) the sum of (x) the Agreed Losses and the Disputed Losses arising from Breach Events (excluding Breach Events giving rise to Property-Related Adjustment Losses) and (y) Agreed Losses and Disputed Losses which are or may constitute Property-Related Adjustment Losses is less than or equal to $18,442,800, and (B) the Agreed Losses and the Disputed Losses which are or may constitute Deferred Maintenance Losses are less than or equal to $5 million, subject to the other terms and conditions of this Agreement, Buyer shall be obligated to and shall pay the Deposit to Sellers, and Buyer shall not have any claim for damages, liabilities or Losses against Sellers by reason of any of the facts, circumstances, conditions, or events underlying the Breach Events or Deferred Maintenance Conditions raised in Buyer’s Breach Notice, provided that at Closing: (1) there shall be a Price Adjustment equal to the sum of such Agreed Losses and Disputed Losses, and (2) such Disputed Losses shall be deposited by Buyer in escrow pursuant to Section 2.5(a) (Disputed Price Adjustments and Prorations.) and such escrow deposit shall be subject to Baseball Arbitration and the provisions of Section 2.13 (Dropping Properties). Buyer shall have no other right or remedy with respect to the Losses arising from any Breach Event or Deferred Maintenance Conditions set forth in Buyer’s Breach Notice other than to the extent of the applicable Price Adjustment. The amount of the Disputed Losses in escrow that are determined to be Losses pursuant to the Baseball Arbitration shall be disbursed to the Buyer and the amount of the Disputed Losses in escrow that are determined not to be Losses pursuant to the Baseball Arbitration shall be disbursed to the Sellers.

(ii) If as of the Deposit Date, (A) the sum of (x) the Agreed Losses arising from Breach Events (excluding Breach Events giving rise to Property-Related Adjustment Losses) and (y) the Agreed Losses which are Property-Related Adjustment Losses exceeds $18,442,800 or (B) the Agreed Losses that constitute the Deferred Maintenance Losses exceed $5,000,000 (all such Agreed Losses in clause (A) herein being referred to as the “Aggregate Loss Amount”), and in either such case there are no Disputed Losses (if there are Disputed Losses, Section 15.2(d)(iii) would apply), then Buyer shall have the right (by notice to Sellers delivered at least six (6) Business Days prior to the Deposit Date or if Buyer first becomes aware of such Breach Event on or after such sixth (6th) Business Day, promptly upon becoming so aware, but no later than the Deposit Date) to either: (1) subject to the other terms and conditions of this Agreement, make the Deposit and consummate the Closing, except that the Price Adjustment shall only be equal to the Aggregate Loss Amount less the Excess Loss (in which event the Buyer shall be deemed to have irrevocably waived any and all rights to claim a Breach Event or Deferred Maintenance Condition giving rise to such Excess Loss and irrevocably waived any other right or remedy with respect to the Losses arising from any Breach Event or Deferred Maintenance Condition set forth in Buyer’s Breach Notice other than to the extent of the applicable Price Adjustment); or (2) terminate this Agreement as of the Deposit Date, whereupon none of the parties hereto shall have any further obligations to the other (with the exception of those obligations which expressly survive the termination of this Agreement). If Buyer shall fail to deliver such notice by such date, subject to the other terms and conditions of this Agreement, Buyer shall be deemed to have elected to make the Deposit, and Buyer shall be obligated to consummate the Closing pursuant to clause (1) of this Section 15.2(d)(ii). If Buyer elects in accordance with this Section 15.2(d)(ii) to terminate this Agreement as of the Deposit Date, then Sellers shall have the right, but not the obligation, to reinstate this Agreement, by giving Buyer notice at least two (2) Business Days before the Deposit Date (provided, that if Sellers receive Buyer’s notice of termination less than two (2) Business Days prior to the Deposit Date, the Deposit Date shall be adjourned to the second (2nd) Business Day after the day on which Sellers received Buyer’s notice of termination), that Sellers elect either (X) to provide Buyer with a Price Adjustment equal to the Aggregate Loss Amount, and subject to the other terms and conditions of this Agreement, proceed with the Deposit and the Closing under this Agreement (in which event, subject to the other terms and conditions of this Agreement, Buyer shall be obligated to make the Deposit, and Buyer shall be obligated to consummate the Closing pursuant to this clause (X) of Section 15.2(d)(ii)) or (Y) exercise the rights of Sellers as provided in Section 2.13 (Dropping Properties) of this Agreement (the “Section 2.13 Rights”), to the extent that the exercise of such rights would cause the provisions of this Section 15.2(d)(ii) to be inapplicable. If Sellers shall fail to timely elect to reinstate this Agreement, this Agreement shall terminate as provided for in clause (2) of this Section 15.2(d)(ii).

(iii) If as of the Deposit Date (A) the sum of (x) the Agreed Losses and Disputed Losses arising from Breach Events (excluding Breach Events giving rise to Property-Related Adjustment Losses) and (y) the Agreed Losses and Disputed Losses which are or may constitute Property-Related Adjustment Losses exceeds $18,442,800 or (B) the total of the Agreed Losses and Disputed Losses which are or may constitute Deferred Maintenance Losses exceeds $13,000,000, then Buyer shall have the right (by notice to Sellers delivered at least six (6) Business Days prior to the Deposit Date or if Buyer first becomes aware of such Breach Event on or after such sixth (6th) Business Day, promptly upon becoming so aware, but no later than the Deposit Date) to either: (1) subject to the other terms and conditions of this Agreement, make the Deposit and consummate the Closing in accordance with Section 15.2(d)(i), provided that the Price Adjustment shall only be equal to the total amount of (X) Agreed Losses and Disputed Losses arising from all Breach Events not to exceed $18,442,800 (minus the amount of any Deferred Maintenance Losses not to exceed $5,000,000) and (Y) the Deferred Maintenance Losses in an amount not to exceed $5,000,000 (in which event the Buyer shall be deemed to have irrevocably waived any and all rights to claim a Breach Event or Deferred Maintenance Losses giving rise to such Excess Loss and irrevocably waived any other right or remedy with respect to the Losses arising from any Breach Event or Deferred Maintenance Losses set forth in Buyer’s Breach Notice other than to the extent of the applicable Price Adjustment); or (2) terminate this Agreement as of the Deposit Date, whereupon none of the parties hereto shall have any further obligations to the other (with the exception of those obligations which expressly survive the termination of this Agreement). If Buyer shall fail to deliver such notice by such date, subject to the other terms and conditions of this Agreement, Buyer shall be deemed to have elected to make the Deposit and consummate the Closing pursuant to clause (1) of this Section 15.2(d)(iii). If Buyer elects in accordance with this Section 15.2(d)(iii) to terminate this Agreement as of the Deposit Date, then, Sellers shall have the right, but not the obligation, to reinstate this Agreement by giving Buyer notice, at least two (2) Business Days before the Deposit Date (provided, that if Sellers receive Buyer’s notice of termination less than two (2) Business Days prior to the Deposit Date, the Deposit Date shall be adjourned to the second (2nd) Business Day after the day on which Sellers received Buyer’s notice of termination), that Sellers have elected either to (X) submit the determination of Disputed Losses to Baseball Arbitration (in which event, subject to the other terms and conditions of this Agreement, Buyer shall make the Deposit and to consummate the Closing in accordance with Section 15.2(d)(i) except that the Price Adjustment shall equal the sum of Agreed Losses and Disputed Losses, and any Disputed

Losses shall be held in escrow until same are determined to be, or not to be, Losses by the Baseball Arbitration) or (Y) exercise the Section 2.13 Rights to the extent that the exercise of such rights will cause the provisions of this Section 15.2(d)(iii) to be inapplicable. If Sellers shall fail to timely reinstate this Agreement, this Agreement shall terminate as provided for in clause (2) of this Section 15.2(d)(iii). If Sellers elect to subject the determination of Disputed Losses to Baseball Arbitration, once the amount of the Disputed Losses that are Losses have been determined by Baseball Arbitration, said amount shall be deemed “Agreed Losses” for purposes of this Agreement. The amount determined to be Agreed Losses shall be released to Buyer (or, if the dispute is resolved prior to Closing, credited as a Price Adjustment described above) and the amount determined not to be Losses shall be paid or released to Sellers as applicable.

(e) Post-Deposit/Pre-Closing Breach Notices. If Buyer delivers a Buyer’s Breach Notice after the Deposit Date and before the Closing Date, Buyer shall be entitled to a Price Adjustment equal to the Agreed Losses, subject to the limitations as to amount set forth in Section 15.7 (assuming for this purpose that the Buyer had asserted the claim regarding the applicable Breach Event after the Closing), with respect to any Breach Event for which a Price Adjustment may be taken. If Sellers elect to subject the determination of Disputed Losses to Baseball Arbitration, once the amount of the Disputed Losses that are Losses have been determined by Baseball Arbitration, said amount shall be deemed “Agreed Losses” for purposes of this Agreement. The amount determined to be Agreed Losses shall be released to Buyer (or, if the dispute is resolved prior to Closing, credited as a Price Adjustment described above) and the amount determined not to be Losses shall be paid or released to Sellers as applicable.

15.3. Post-Closing Indemnity By Sellers. From and after the Closing, subject to the terms, conditions and limitations of this Section 15, each Seller, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees, members and controlled and controlling persons (hereinafter “Buyer’s Affiliates”) and the Company Group from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s Affiliates, the Company Group, their subsidiaries or the Properties, directly or indirectly, by reason of, arising out of or resulting from (except to the extent the Loss was subject to a Buyer’s Breach Notice and was either expressly waived in writing or was the subject of a Price Adjustment or Baseball Arbitration):

(a) The inaccuracy or breach of any representation or warranty of Sellers contained in or made pursuant to this Agreement or any other Transaction Document (without regard to any materiality qualifications set forth therein);

(b) The material breach of any covenant of Sellers contained in this Agreement or any other Transaction Document or the material breach before Closing of any covenant of the Companies contained in this Agreement or any other Transaction Document, other than in each case the Special Covenants;

(c) The breach of any Special Covenants;

(d) Debts, liabilities or obligations of any entity in the Company Group arising from facts, circumstances, events or agreements which occurred, or which otherwise accrued, prior to the Adjustment Time, but excluding obligations accruing prior to the Adjustment Time under the Leases, Ground Leases, Material Contracts, the Existing Loans and other obligations and liabilities for which Buyer receives a credit against the Purchase Price pursuant to Section 2.2 (Price Adjustments), Section 3 (Prorations) or elsewhere in this Agreement (collectively, “Entity Claims”);

(e) Any Claim brought by or on behalf of any broker or finder retained, employed or used by Sellers or the Company Group in connection with this Agreement, the Transactions or the negotiations thereof, whether or not disclosed herein;

(f) Any Claim arising from any inaccuracy in any Sellers’ Estoppels or Sellers’ GL Estoppel provided by Sellers pursuant to Sections 11.2(d) and 11.2(e);

(g) Any Claim asserted against any entity in the Company Group (x) arising or accruing prior to Closing Date for (i) violations under ERISA, (ii) violations under securities Laws, (iii) breaches of fiduciary duties owed by any entity in the Company Group or their Affiliates to Persons other than any entity in the Company Group, and/or (iv) fraud, or (y) for Taxes attributable to any Tax period ending on or before the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date (collectively, “Special Entity Claims”);

(h) Claims by third parties arising from the presence of Hazardous Substance or Waste at, on, about, under or within or emanating from any Ongoing Remediation Site or Future Remediation Site which is reported by Buyer to Seller prior to Buyer obtaining a “no further action” letter or equivalent determination from the appropriate Governmental Authorities with respect to such Property, or in the case no Future Remedial Action is recommended in the Phase II Report obtained by Buyer for a Future Remediation Site, the date upon which the final written Phase II Report for such Property is delivered to Buyer. This indemnification obligation shall include the investigation and remediation costs resulting from such third party claims (collectively, “Third Party Environmental Claims”). (For purposes of avoiding confusion, claims related to Hazardous Substance or Waste arising from real property sold or otherwise disposed of by Company Group prior to Closing and from Dropped Assets pursuant to Section 2.13 (Dropping Properties) shall be treated as Entity Claims subject to indemnification pursuant to Section 15.3(d).)

(i) The costs and expenses arising from the litigation matters set forth on Schedule 8.9 (Litigation), including reasonable legal fees and costs of performing settlements (provided that Buyer shall bear the expense of corrective construction activity), and provided further that Sellers shall have the right to control and settle all such litigation (other than the litigation relating to Village Commons), and provided further that Buyer’s consent, which shall not be unreasonably withheld, shall be required to settle any action that will impose material expenses or burdens on Buyer or the Company Group (collectively, “ADA Litigation Matters”).

As used in this Agreement, the term “Claim” shall mean (i) all debts, liabilities and obligations; (ii) all Losses, damages, judgments, awards, settlements, costs and expenses (including interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, investigations, causes of action, proceedings and assessments. (For purposes of clarification, any and all claims for Losses arising from Breach Events made by Buyer after the Closing are included in the definition of “Claim.”)

No amount of indemnity Claim shall be payable under this Section 15.3 with respect to any Loss or Claim that was previously taken into account in calculating the amount of any Price Adjustment or Proration Item (or if the Loss or Claim was the subject of Buyer’s Breach Notice even if no credit was given for such Loss or Claim, for example, because the applicable amount limitation was exceeded).

15.4. Post-Closing Indemnity By Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless each Seller and their Affiliates or any direct or indirect partner, member, manager, trustee, director, shareholder, controlling person, Affiliate officer, attorney, employee, agent or broker of the foregoing, and any of their respective heirs, successors, personal representatives and assigns (collectively, “Seller Indemnified Party”) from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from:

(a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or other Transaction Document;

(b) the material breach of any covenant of Buyer contained in this Agreement or other Transaction Document;

(c) other than matters subject to indemnification by Sellers, debts, liabilities or obligations of the Company Group and Claims against any Seller Indemnified Party with regard to the Properties or ownership of the Membership Interests arising from facts, circumstances, events or agreements which occurred, or which otherwise accrued, from and after the Adjustment Time (“Sellers’ Post Closing Occurrence Claims”); and

(d) any Claim brought by or on behalf of any broker or finder retained, employed or used by Buyer or Buyer’s Affiliates in connection with this Agreement, the Transactions or the negotiations thereof whether or not disclosed herein.

15.5. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this section with respect to Claims relating to third parties shall be subject to the following terms and conditions:

(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof, at its own expense, by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this section, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment therein. In any event, the Indemnified Party shall have the right to participate in the defense of the Claim.

(c) Indemnified Party’s Rights. Anything in this Section 15.5 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, or (ii) if the amount of the Claim (when aggregated with any previous amounts paid or other Claims threatened or pending, have a reasonable likelihood of exceeding the maximum amount payable under either paragraph 15.7(c), 15.7(d) or 15.7(e) if applicable, the Indemnified Party shall have the right to defend (at the Indemnifying Party’s expense), and, with the Indemnifying Party’s Consent, which shall not be unreasonably withheld or delayed, compromise or settle such Claim and the Indemnifying Party shall have the right to participate in such defense, and (iii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

15.6. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this section, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this section that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the “prime rate” as published in The Wall Street Journal on the date the set-off is made. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party (other than Tenants) who made such third party Claim.

15.7. Limitations on Indemnification.

(a) Unlimited Claims. There is an unlimited survival period for (i) Broker Claims; (ii) Sellers’ Post-Closing Occurrence Claims; and (iii) Third Party Environmental Claims (except as Third Party Environmental Claims may otherwise be limited by Section 15.3(h) (Post-Closing Indemnity By Sellers) of this Agreement) (collectively, the “Unlimited Claims”).

(b) Survival Periods.

(i) Claims arising from Entity Breaches shall have a survival period of 18 months following the Closing Date.

(ii) Special Entity Claims and claims arising from breaches of representations and warranties in Sections 8.1 (Organization; Authorization), 8.2 (Sellers), 8.8 (Tax Matters), and 8.10 (No Employees) and Claims arising from breaches of Special Covenants and ADA Litigation Matters shall have a survival period equal to the applicable statute of limitation under federal and state laws relating thereto.

(iii) If a Claim falls within more than one survival period, the longest survival period shall apply.

(iv) All Claims arising from Property Breaches shall have a survival period of nine months after Closing.

(v) A Claim shall only be deemed duly initiated by written notice of the Claim to the Indemnifying Party or filing of a complaint for enforcement of same in a court of competent jurisdiction. Once a Claim is duly initiated within the applicable survival period, the rights and liabilities of the Indemnifying Party and Indemnified Party shall survive until a final non-appealable determination by a court of competent jurisdiction. No party shall have the right to initiate a Claim after the expiration of any applicable survival period with respect to such Claim.

(c) Amount Limitation for Property Claims. Notwithstanding anything to the contrary provided for in this Agreement, neither Sellers, nor any Indemnifying Party related to Sellers, shall have any liability, responsibility or obligation of any kind or nature whatsoever after the Closing for any Claims arising from or relating to Property Breaches: (1) to the extent the Losses which are the subject of such Claim were noted in a Buyer’s Breach Notice delivered on or prior to the Closing Date; (2) unless the aggregate amount of all Losses arising from or related to Property Breaches (excluding Property Claims that relate to or constitute NOI Losses) exceeds $250,000 (which shall be a threshold but not a deductible and once such threshold is exceeded, Sellers shall be responsible for the entire amount of such $250,000 threshold); (3) in the case of NOI Losses, except to the extent that the aggregate NOI Losses (whether identified before or after Closing) exceed $5,000,000; and (4) to the extent the aggregate of (A) all Price Adjustments for Property- Related Adjustment Losses pursuant to Section 15.2 hereof (less any amounts in the Disputed Amount Escrow that are delivered to Seller) and (B) all Claims arising from or related to Property Breaches exceeds $18,442,800. If any fact, circumstance or condition forming a basis for any Claim (or Loss) arising from or related to Property Breaches shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other Claim (or Loss), there shall be no duplication in the calculation of the amount of the Claims (or Losses).

(d) Amount Limitation For Entity Claims. Notwithstanding anything to the contrary provided for in this Agreement, neither Sellers, nor any Indemnifying Party related to Sellers shall have any liability, responsibility or obligation of any kind or nature whatsoever after the Closing for any Claims arising from or related to Entity Breaches (1) to the extent the Losses which are the subject of such Claim were noted in a Buyer’s Breach Notice received on or prior to the Closing Date; (2) unless the aggregate amount of all such Losses exceeds $250,000 (which shall be a threshold and not a deductible, and once such threshold is exceeded, Sellers shall be responsible for the entire amount of such $250,000 threshold); or (3) to the extent that the aggregate of (A) all Losses pursuant to Section 15.2 arising from or related to Entity Breaches and (B) any Claims arising from or related to Entity Breaches exceeds $200,000,000. If any fact, circumstance, condition, agreement or event forming a basis for any Claim (or Loss) arising from or related to Entity Breaches shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other Claim (or Loss), there shall be no duplication in the calculation of the amount of the Claims (or Losses). The foregoing limitations shall not apply to Broker Claims (all of which are unlimited).

(e) Limitation with Respect to Special Covenants, Broker Claims, Special Entity Claims, Third Party Environmental Claims and ADA Litigation Matters. Notwithstanding anything to the contrary provided for in this Agreement, neither Sellers, nor any Indemnifying Party related to Sellers shall have any liability, responsibility or obligation of any kind or nature whatsoever for the breach of any Special Covenant or for any Broker Claims, Special Entity Claims, Third Party Environmental Claims or ADA Litigation Matters to the extent that the aggregate liability for all Claims (of all types) exceeds the Purchase Price. If any fact, circumstance, condition, agreement or event forming a basis for any Claim (or Loss) arising from or related to the breach of any Special Covenant or for any Broker Claims, Special Entity Claims, Third Party Environmental Claims or ADA Litigation Matters shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other Claim (or Loss), there shall be no duplication in the calculation of the amount of the Claims (or Losses).

15.8. Release of Buyer’s Other Environmental Remedies. Buyer agrees that its rights and remedies relating to the use, presence, discharge or release of Hazardous Substances or Waste on, under, in, above, about, within, without or emanating from any of the Properties (or any portion thereof) shall be expressly limited to its rights under Sections 2.5 (Escrows at Closing), 5.6 (Environmental Remediation and Insurance), 8.12 (Environmental Matters), 15.3(h) (Breaches, Remedies and Indemnification), 16 (Termination; Default) and 20 (Miscellaneous), and such rights and remedies constitute Buyer’s sole and exclusive means of recourse with respect thereto and except as provided herein Buyer waives and releases any and all Claims it may have against Sellers, now or in the future arising under, in connection with or relating to any Environmental Law (whether by statute, regulation, or common law) in connection with any Property.

15.9. No Waiver. Except to the extent expressly waived in writing or deemed waived by reason of a Price Adjustment pursuant to Section 15.2(d), the Closing of the Transactions shall not constitute a waiver by any party of its rights to indemnification hereunder.

16.	TERMINATION; DEFAULT

16.1. Termination By Mutual Agreement. This Agreement may be terminated without further liability of any party at any time prior to the Closing by mutual written agreement of Buyer and Sellers in which case Sellers shall return the Deposit to Buyer, plus all accrued but unpaid interest.

16.2. Termination before Deposit.

(a) Termination by Buyer. If there has been a failure of satisfaction of a condition to the obligations of Buyer contained in Section 11.2 (Conditions to Obligations of Buyer in Connection With Deposit) (other than through the failure of Buyer to comply fully with its obligations under this Agreement) which has not been waived by the Deposit Date, then Buyer may, by written notice to Sellers at any time prior to the payment of the Deposit, terminate this Agreement or elect to seek specific performance in accordance with Section 16.5.

(b) Termination by Sellers. If there has been a failure of satisfaction of a condition to the obligations of the Sellers contained in Section 11.1 (Conditions to Obligations of Sellers at Deposit Date) (other than through the failure of Sellers to comply fully with their obligations under this Agreement) which has not been waived by the Deposit Date, then Sellers may, by written notice to Buyer at any time prior to the payment of the Deposit, terminate this Agreement.

(c) Termination for Excess Losses. This Agreement may be terminated by Buyer pursuant to Section 15.2(d)(ii) or (iii), subject to reinstatement by Sellers in accordance with the provisions of Section 15.2.

16.3. Termination If Closing Fails to Occur. Either Buyer or Sellers may terminate if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 2005, or such later date as the parties may agree.

16.4. Termination Upon Default by Buyer.

(a) In the event that Buyer and Investors breach their duty to tender the Deposit on the Deposit Date pursuant to the terms and conditions of this Agreement, then Sellers shall have the right to terminate this Agreement on notice to Buyer and Buyer shall pay to the Companies liquidated damages in the sum of $75,000,000 (expressly subject, in the case of the Investors, to the obligation of Investors pursuant to Section 20.1 (Guarantee By Investors) hereof), as their sole exclusive remedy (whether at law or in equity) and as liquidated damages (actual damages being difficult if not impossible to ascertain) and not as a penalty and this Agreement shall be absolutely, automatically and completely null, void and of no further force or effect, and no parties shall have any further rights or obligations hereunder except for those items that, by the terms of this Agreement, expressly survive such termination. The liquidated damages in the sum of $75,000,000 shall be the full, agreed liquidated damages and all other claims to damages or other remedies being hereby expressly waived by Selling Parties. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLERS’ ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE SUM OF $75,000,000 REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES.

(b) In the event that, after payment of the Deposit, Buyer breaches its duty to tender the Purchase Price pursuant to the terms and conditions of this Agreement, then Sellers shall have the right to terminate this Agreement on notice to Buyer, Buyer shall pay to the Companies liquidated damages in the sum of $300,000,000 (expressly subject, in the case of the Investors, to the obligation of Investors pursuant to Section 20.1 (Guarantee By Investors) hereof), as their sole exclusive remedy (whether at law or in equity) and as liquidated damages (actual damages being difficult if not impossible to ascertain) and not as a penalty and this Agreement shall be absolutely, automatically and completely null, void and of no further force or effect, and no parties shall have any further rights or obligations hereunder except for those items that, by the terms of this Agreement, expressly survive such termination. The liquidated damages in the sum of $300,000,000 shall be the full, agreed liquidated damages after the date of payment of the Deposit and all other claims to damages or other remedies being hereby expressly waived by Selling Parties. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLERS’ ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER AFTER PAYMENT OF THE DEPOSIT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE SUM OF $300,000,000 REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES.

(c) Payments made by Buyer under this Section 16.4 shall be made to the Companies pursuant to the instructions delivered in writing by Sellers for such purpose.

16.5. Termination Upon Default by Sellers.

(a) In the event the payment of the Deposit does not occur on the Deposit Date or the Closing does not occur on the Closing Date as provided herein by reason of a breach by Selling Parties of their representations, warranties, covenants and agreements contained in this Agreement, it being understood that payment of the Deposit and occurrence of the Closing are not expressly conditioned on an absence of such a breach, Buyer may elect, by notice to Sellers as its sole and exclusive rights and remedies of Buyer, either to (i) terminate this Agreement or (ii) exercise a right of specific performance.

(b) If Buyer shall elect to terminate the Agreement pursuant to Section 16.5(a), then Buyer shall receive a return of its Deposit, plus accrued but unpaid interest pursuant to Section 2.3(a) (Payment of Deposit). In addition, Buyer shall receive from the Companies reimbursement for all of Buyer’s and Investors’ reasonable, out of pocket Transaction-related expenses, including accounting and legal fees in connection with the preparation of this Agreement and other Transaction-related expenses if: (i) Selling Parties have intentionally and materially breached any of their covenants; (ii) such breach is directly related to the basis for such termination; and (iii) Buyer provided Sellers with written notice of such breach and Sellers failed to cure the breach within five (5) Business Days following receipt of written notice of such breach. Except as expressly provided in this Agreement, upon such payments by the Companies, this Agreement shall be absolutely, automatically and completely null, void and of no further force or effect, and no parties shall have any further rights or obligations hereunder, except for those items that, by the terms of this Agreement, expressly survive such termination.

(c) If Buyer shall elect to specifically enforce the obligation of Sellers pursuant to this Section 16.5, Buyer shall commence an action for specific performance of Sellers’ obligations under this Agreement within sixty (60) days after Buyer’s tender of notice in the forum specified in Section 20.23 (Venue). THE PARTIES IN THIS AGREEMENT ACKNOWLEDGE AND AGREE THAT THE REMEDY OF SPECIFIC PERFORMANCE IS NECESSARY AND APPROPRIATE AS THE SUBJECT MATTER OF THIS AGREEMENT IS PECULIAR, UNIQUE AND HAS NO READILY ASCERTAINABLE MARKET VALUE SUCH THAT MONETARY DAMAGES WOULD BE ADEQUATE TO MAKE BUYER WHOLE.

(d) Buyer shall be deemed to have elected to terminate this Agreement, and to have waived the right to seek specific performance, if Buyer fails to deliver to Sellers written notice of its intent to file a cause of action for specific performance against Sellers on or prior to the tenth Business Day following the Deposit Date, or the Closing Date, as applicable, on which the payment of the Deposit or the Closing did not occur for the reasons set forth in Section 16.5(a), or having given Sellers such notice, Buyer fails to commence an action seeking specific performance in a court of competent jurisdiction within sixty (60) days.

(e) Notwithstanding the foregoing, Buyer shall have the right to waive any default of Sellers, in whole or in part, in its sole and absolute discretion, and proceed to cause the Deposit to be paid on the Deposit Date or the Purchase Price at the Closing without any credit or adjustment to the Purchase Price or further liability of Sellers with respect to such default other than as expressly provided for in this Agreement.

16.6. Exclusive Remedy Prior to Closing. The parties agree that Sections 16.4 or 16.5, as applicable, shall be the parties’ sole and exclusive remedy (at law or in equity) if the Deposit is not paid on the Deposit Date or the Closing does not occur on the Closing Date in accordance with the terms and conditions of this Agreement.

16.7. Effect of Termination. If this Agreement is duly terminated pursuant to Section 16 of this Agreement, (i) Sellers shall pay to Buyer the Deposit plus all accrued interest, and, if Sellers have duly terminated this Agreement pursuant to Section 16.4, less the amount of any liquidated damage to which the Sellers are entitled pursuant to Section 16.4; and (ii) upon the payment of the Deposit to Buyer, the Membership Interests and other documents held pursuant to the Escrow Agreement shall be released and the Blocked Account Agreement and the Escrow Agreement shall terminate. If this Agreement is terminated, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in this Section 16 and in Sections 17 (Confidentiality) and 20 (Miscellaneous).

17.	CONFIDENTIALITY; ANNOUNCEMENTS

(a) Buyer expressly acknowledges and agrees that, unless and until the Closing occurs, except as otherwise contemplated by this Agreement, the Confidential Information shall be held in the strictest confidence by Buyer and shall not be disclosed by Buyer to any third persons without the prior written consent of Sellers, except to Buyer’s legal counsel, accountants, consultants, officers, partners, directors and other agents and any prospective lenders, financial partners and their agents, consultants and representatives (collectively, the “Authorized Representatives”), and then only to the extent that any such Authorized Representatives, in Buyer’s sole and reasonable judgment, needs to know such information for the purpose of Buyer’s performance under this Agreement. Buyer agrees that it shall instruct each of its Authorized Representatives to maintain the confidentiality of the Confidential Information in accordance with the provisions of this Section 17. Upon the termination of this Agreement for any reason whatsoever, Buyer shall promptly return to Sellers, and shall instruct its Authorized Representatives to return to Sellers, all copies and originals of all Confidential Information provided to Buyer by Sellers, on or before ten (10) Business Days after such time as this Agreement is terminated. Nothing contained in this Section 17 shall preclude or limit either party from disclosing or accessing any Confidential Information (i) in connection with the party’s enforcement of its rights following a disagreement hereunder or (ii) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with Governmental Authorities required by reason of the Transactions or (iii) as may otherwise be required by applicable law, provided, to the extent practical, the disclosing party shall provide the other party with reasonable prior written notice of such disclosure obligation.

(b) Sellers, Investors, and the Buyer agree (i) to consult with and cooperate with each other on the content and timing of all press releases and other public announcements relating to the Transactions contemplated by this Agreement and (ii) that the press release to be issued upon execution of this Agreement will be in a form agreed to by the parties hereto prior to the execution of this Agreement.

(c) Notwithstanding the foregoing, the parties acknowledge and agree that Investors are permitted to disclose the Agreement, the terms of the Transactions, and general information about the Properties and their financial performance and if Investors deem appropriate, a copy of, and the fact of the execution and delivery of, this Agreement, in connection with their disclosure obligations under the securities laws and in connection with MCW’s efforts to sell units in a public offering.

(d) Sellers expressly covenant and agree that the Confidential Information and all confidential information of Buyer and Investors be held in strictest confidence by Sellers and the Company Group after the Closing, and may not be disclosed to third parties after the Closing without the prior written consent of Buyer.

18.	ASSIGNMENT

Buyer may not assign this Agreement, nor any of the rights, interests or obligations hereunder, directly or indirectly (including any direct or indirect change in equity structure, ownership or control of any Person which is the Buyer), in whole or in part, by operation of law or otherwise, without Sellers’ prior written consent, to any Person, and any such assignment made without Sellers’ consent shall be void ab initio. Notwithstanding the foregoing, Buyer shall have the right to assign all or any portion of its right, title and interest in this Agreement to an Affiliate in which Investors collectively have a 20% or more equity interest or which is under common control of Investors to take title to the Membership Interests, provided, that in the event of any such assignment, Buyer named in this Agreement shall remain liable to Sellers with respect to all liabilities and obligations of Buyer to Sellers arising under this Agreement. Buyer shall also have the right to designate wholly-owned entities as the entity(ies) to acquire particular Membership Interests, provided, that in the event of any such designation, Buyer named in this Agreement shall remain liable to Sellers with respect to all liabilities and obligations of Buyer to Sellers arising under this Agreement. Neither Seller may assign this Agreement, nor any of its rights, interests or obligations hereunder without the prior written consent of Buyer.

19.	RESOLUTION OF DISPUTES

Any dispute, controversy or claim arising out of or relating to Price Adjustments (Section 2.2), Losses, Breach Events, Future Remedial Actions, Deferred Maintenance Conditions, Prorations (Section 3.1), (the amount of same and if such condition, fact or circumstance constitutes a Breach Event, Deferred Maintenance Condition, or if a Future Remedial Action is required, collectively, a “Disputed Amount”) shall be solely and exclusively resolved by the following procedure referred to as “Baseball Arbitration”: Notwithstanding anything herein to the contrary, Entity Claims and Claims for breaches of representations and warranties other than those referred to in Section 15.2(a)(vi) (Property Breach) ARE NOT SUBJECT TO BASEBALL ARBITRATION.

(a) The parties shall, for a period of not less than three (3) Business Days and for such longer period of time as they mutually agree, and by such means as they may deem appropriate in their sole discretion, attempt to mutually agree upon a value for any such Disputed Amount.

(b) If the dispute is not resolved in the manner described in Section 19(a), any party may initiate Baseball Arbitration by serving the other party with a “Notice of Intent to Pursue Arbitration.” At a mutually agreed upon date and time, but no more than five Business Days after the date the Notice of Intent to Pursue Arbitration was served, each party shall simultaneously present to the other party their final determination of the monetary value of the Disputed Amount (the “Final Offers”).

(c) If the higher of the Final Offers submitted by the parties is not more than one hundred five percent (105%) of the lower of such amounts, the value in question shall be deemed to be the average of the two (2) submitted Final Offers and the procedures set forth below shall not be required. If, however, the higher value is more than one hundred five percent (105%) of the lower value, then the procedure set forth below shall be followed.

(d) If the Disputed Amount is not resolved in the manner described in Section 19(a) or (c), either Buyer or Sellers (the “Initiating Party”) shall have the right to appoint one (1) Qualified Arbitrator and provide the other party (the “Responding Party”) with notice thereof. Within five (5) Business Days following the Initiating Party’s giving of notice to the

Responding Party designating such party’s Qualified Arbitrator, the Responding Party shall either (i) agree that such Qualified Arbitrator shall determine the Disputed Amount or (ii) appoint a second (2nd) Qualified Arbitrator and give notice to the Initiating Party of the Qualified Arbitrator so appointed. If the Responding Party fails to appoint such second (2nd) Qualified Arbitrator within such five (5) Business Day period, the Qualified Arbitrator appointed by the Initiating Party shall proceed to make the determination of the Disputed Amount as herein set forth, and the determination of the Disputed Amount made by the Qualified Arbitrator appointed by the Initiating Party shall be conclusive and binding on the parties. If two (2) Qualified Arbitrators are appointed, then such appointed Qualified Arbitrators shall thereafter mutually appoint a third (3rd) Qualified Arbitrator and give notice thereof to the parties. If the two (2) appointed Qualified Arbitrators fail to appoint a third (3rd) Qualified Arbitrator within ten (10) days following the giving of notice by the Responding Party notifying the Initiating Party of the appointment of the second (2nd) Qualified Arbitrator, either party may petition a court of competent jurisdiction to appoint a third (3rd) Qualified Arbitrator.

(e) On the seventh (7th) Business Day following (i) the Initiating Party’s giving of notice to the Responding Party designating the Initiating Party’s Qualified Arbitrator, if the Responding Party either agrees that the Initiating Party’s Qualified Arbitrator shall determine the Disputed Amount or fails to appoint a second (2nd) Qualified Arbitrator within the five (5) Business Day period specified in Section 19(d), or (ii) the appointment of the third (3rd) Qualified Arbitrator, if the Responding Party appoints a second (2nd) Qualified Arbitrator within the five (5) Business Day period specified in Section 19(b), Sellers and Buyer shall each provide, their respective the Final Offers set forth in Section 19(b) to the Qualified Arbitrator(s) and the other party together with written statements and supporting materials in support of their respective Final Offer and in opposition to the competing Final Offer. In the event that either Sellers or Buyer shall fail to submit its Final Offer to the Qualified Arbitrator(s) within the seven (7) Business Day period specified above, then the Disputed Amount in question shall be deemed to be the amount submitted by the non-defaulting party, and such determination of the Disputed Amount shall be conclusive and binding on the parties.

(f) The Qualified Arbitrator, or the three (3) Qualified Arbitrators jointly, as the case may be, shall promptly fix a date and place for the determination of the Disputed Amount, which date shall not be later than forty-five (45) days from the last day provided for the parties’ delivery of the materials pursuant to Section 19(e) or the conclusion of the evidential hearing provided for below. In setting such time for determination, the Qualified Arbitrator(s) shall determine whether it is necessary and appropriate for the parties to submit additional evidence or argument and, if so, set a date, time, and location for such a proceeding which shall occur in Atlanta, Fulton County, Georgia and sufficiently in advance of the time for determination so as to permit a decision within ninety (90) days the parties’ delivery of the materials pursuant to Section 19(e). Upon the request of any party, the Qualified Arbitrator(s) shall permit discovery in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Qualified Arbitrator or, if there are three (3) Qualified Arbitrators, the Qualified Arbitrators by majority vote, shall select one or the other of the amounts submitted by the parties, but no other amount, as the amount closest, in the opinion of such Qualified Arbitrator(s), to the actual amount of the Disputed Amount, and such amount shall constitute the Disputed Amount in question and such determination of the Disputed Amount shall be conclusive and binding on the parties. The Qualified Arbitrator(s) shall have no authority to conclude that the Disputed Amount is not either of the amounts submitted by the parties. The final decision of the Qualified Arbitrator(s) is final and binding upon the parties and their successors in interest and judgment thereon shall be entered by any court of competent jurisdiction. Any award including payment of any delinquent amounts shall include interest on such amounts at 6.1% per annum simple interest, accruing daily.

(g) Prior to the final decision of the Qualified Arbitrator(s) the Buyer and Sellers shall pay for the services and costs of the Qualified Arbitrator(s) equally. Following the decision of the Qualified Arbitrator(s), the party whose Final Offer was selected by the Qualified Arbitrator(s) shall be entitled to reimbursement of all reasonable costs incurred in the arbitration, including costs and fees advanced for the Qualified Arbitrator(s) and reasonable attorneys’ fees and costs and any expert witness fees and costs expended by that party, with such fees and expenses to be determined by the Qualified Arbitrator(s). Any fees and expenses awarded by the Arbitrator shall be paid within five (5) Business Days by the obligated party.

20.	MISCELLANEOUS

20.1. Guarantee By Investors. The Investors, jointly and severally, guarantee to Selling Parties the Buyer’s performance of its obligations under this Agreement, subject to the terms, conditions and limitations contained herein, provided that the total aggregate liability of Investors for breaches of this Agreement (including breaches by Buyer) in respect of the guaranteed obligations shall not exceed $75,000,000 in the aggregate prior to payment of the Deposit and the total amount payable in respect of the guaranteed obligations shall not exceed $300 million of the Deposit in the aggregate after payment of the Deposit.

20.2. Joint and Several Liability of the Sellers. Each Seller shall be jointly and severally liable and responsible for all obligations of the Sellers under this Agreement. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, except for each Seller’s obligation to deliver its Membership Interests in the Companies and for the representations and warranties in Section 8.2 (Sellers) (which in each case shall be a separate obligation of the applicable Seller), First Washington’s exclusive liabilities and obligations with respect to or under this Agreement and any and all Transaction Documents, and Buyer’s, Buyer’s Affiliates’ and the Company Group’s sole and exclusive remedy with respect to First Washington, shall be limited to, individually and in the aggregate, the Agreed Percentage of the total amount of any Losses with respect to which any Buyer, Buyer’s Affiliate or entity in the Company Group is entitled to receive indemnification under this Agreement. For purposes of this Section 20.2, “Agreed Percentage” shall mean First Washington’s weighted average Combined Percentage Interest (as defined in the Organizational Documents of the Companies) or Interest (as defined in the Organizational Documents of the Companies), as applicable, with respect to the Companies as of the Closing Date. The Sellers shall agree to the Agreed Percentage in accordance with the existing agreements between the Sellers, and shall notify Buyer on the Closing Date with respect to the finally determined Agreed Percentage. (To avoid confusion, Buyer may elect to recover from California Public Employees’ Retirement System the total amount of Sellers’ liabilities to Buyer.)

20.3. Survival. All covenants, obligations, representations and warranties contained in this Agreement, the certificates delivered pursuant to Sections 12.1 (Deliveries by the Selling

Parties at Time of Deposit) and 12.2 (Deliveries by Buyer at Time of Deposit) and the other Transaction Documents will survive the Closing, except as set forth in Section 16 (Termination; Default).

20.4. Notices. Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefore, by facsimile delivery or electronic mail (with a confirmation copy simultaneously transmitted by one of the other methods provided herein), by nationally recognized overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Buyer, the Investors or (after the Closing) the Companies:

Macquarie CountryWide-Regency II, LLC

c/o Regency Centers Corporation

121 Forsyth Street, Suite 200

Jacksonville, FL 32202

Attention: Martin E. Stein, Jr.

Telephone No.: (904) 598-7000

Fax No.: (904) 356-8214

E-mail: HStein@regencycenters.com

With copies (which shall not constitute notice) to:

Regency Centers Corporation

121 Forsyth Street, Suite 200

Jacksonville, FL 32202

Attention: Bruce M. Johnson, Managing Director and Chief Financial Officer

Telephone No.: (904) 598-7000

Fax No.: (904) 354-3448

E-mail: BJohnson@regencycenters.com

and with copies (which shall not constitute notice) to:

Macquarie CountryWide Trust

No. 1 Martin Place, Level 13

Sydney, NSW 2000 Australia

Attention: Kylie K. Rampa, Chief Executive Officer

Telephone No.: +61-2-8232-8502

Fax No.: +61-2-8232-6510

E-mail: Kylie.rampa@macquarie.com

and with copies (which shall not constitute notice) to:

Mayer, Brown, Rowe & Maw LLP

190 S. LaSalle Street

Chicago, Illinois 60603

Attention: Matthew A. Posthuma, Esq.

Telephone No.: (312) 782-0600

Fax No.: (312) 701-7711

E-mail: mposthuma@mayerbrownrowe.com

and with copies (which shall not constitute notice) to:	Foley & Lardner LLP One Independent Drive, Suite 1300 Jacksonville, FL 32202 Attention: Linda Y. Kelso, Esquire Telephone No.: (904) 359-2000 Fax No.: (904) 359-8700 E-mail: lkelso@foley.com
To Sellers’, the applicable Selling Parties, FWR or (before the Closing) the Companies:
California Public Employees’ Retirement System 400 P Street Sacramento, California 95814 Attention: Senior Investment Officer, Real Estate Investments Fax No.: (916) 326-3965

and

First Washington Realty, Inc.

4350 East-West Highway, Suite 400

Bethesda, Maryland 20814

Attention: Stuart D. Halpert, Chairman

Telephone No.: (301) 907-7800

Fax No.: (301) 907-4911

E-mail: shalpert@firstwash.com

With copies (which Shall not constitute notice) to:	Hogan & Hartson L.L.P. 555 13th Street, NW Washington, D.C. 20004 Attention: Bruce W. Gilchrist Telephone No.: (202) 637-5600 Fax No.: (202) 637-5910 E-mail: bwgilchrist@hhlaw.com

and with copies (which shall not constitute notice) to:	Pillsbury Winthrop LLP 50 Fremont Street San Francisco, CA 94105 Attention: Frederick D. Minnes Telephone No.: (415) 983-1000 Fax No.: (415) 983-1200 E-mail: fminnes@pillsburywinthrop.com

and with copies (which shall not constitute notice) to:	Latham & Watkins 885 Third Avenue, Suite 1000 New York, NY 10022-4834 Attention: R. Ronald Hopkinson Telephone No.: (212) 906-1200 Fax No.: (212) 751-4864 E-mail: Ron.Hopkinson@lw.com

Any notice or other communication given hereunder shall be deemed given, on (a) if received on a Business Day on or before the normal business hours of the recipient, the date of receipt, or (b) if received on a day other than a Business Day or on a Business Day after the normal business hours of the recipient, the first Business Day following the date of receipt. Any counsel designated respectively by Sellers, Investors or Buyer above, or such counsel designated by notice to the other parties, is hereby authorized to give notices hereunder on behalf of its respective client.

20.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof provided, however, that (i) for any matter or issue involving compliance with Environmental Laws, the law of the applicable state where the Property is located shall control, and (ii) the transfer of the Membership Interests and any related matters shall be governed by the laws of the State of Delaware.

20.6. Headings. The captions and headings and table of contents herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

20.7. Business Days. If any date herein set forth for the performance of any obligations of any party or for the delivery of any instrument or notice as herein provided should be on a day which is not a Business Day, then the date for compliance with such obligations or delivery shall be deemed extended until the immediately following Business Day. As used herein, the term “Business Day” shall mean a day other than Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any holiday for which financial institutions or post offices are generally closed in Sydney, New South Wales, Australia or the State of Florida.

20.8. Counterpart Copies; Facsimile. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement. This Agreement may be executed by facsimile signature.

20.9. Binding Effect. Subject to the provisions of Section 18 (Assignment), this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement is solely for the benefit of the parties hereto, and no provision of this Agreement should be deemed to confer upon other parties any remedy, claim, liability, reimbursement, cause of action or other right

20.10. Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Sellers and Buyer have contributed substantially and materially to the preparation of this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule such reference will be to a Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The plural of any term defined in the singular, and the singular of any term defined in the plural, shall have a meaning correlative to such defined term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All references to amounts in dollars or “$” shall mean United States dollars.

20.11. Entire Agreement; Amendments; Waiver. This Agreement and the Exhibits and Schedules attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Membership Interests and are intended to be an integration of all prior negotiations and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Buyer, Sellers, Investors and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modification to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the Transactions in accordance with the terms and conditions of this Agreement which have not been so waived, provided that no waiver by any party of another party’s breach of any term, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition of this Agreement. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived. No failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by either party with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

20.12. Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

20.13. Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference. Sellers have made available to Buyer at Sellers’ office at 4350 East-West Highway, Suite 400, Bethesda, Maryland, or by delivery to Buyer’s designees, true and correct copies of all information set forth on the Schedules.

20.14. Time. The parties hereto acknowledge and agree that, except as otherwise provided in this Agreement, TIME IS OF THE ESSENCE for the performance of all actions (including the giving of notices, the delivery of documents and the funding of money) required or permitted to be taken under this Agreement. Whenever action must be taken (including the giving of notice, the delivery of documents or the funding of money) under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m. (Eastern Time) on such date, provided that such action must be completed by 3:00 p.m. (Eastern Time) with respect to the payment of the Deposit and the Purchase Price and other payments by Buyer on the Deposit Date and the Closing Date.

20.15. Prevailing Party. If any action is brought by either party against the other to enforce any of the provisions hereof (whether before or after Closing, and including any claims or actions involving amounts held in escrow), or otherwise in connection with or arising out of this Agreement or any of the documents and instruments delivered in connection herewith, the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses, in or out of Baseball Arbitration or litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.

20.16. No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

20.17. WAIVER OF TRIAL BY JURY. THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE.

20.18. Further Assurances. If at any time prior to or after the Closing any further action is necessary to carry out the purposes of this Agreement or any other documents or agreements reasonably requested by either Sellers, Investors or Buyer in order to consummate the Transactions, the parties to this Agreement shall take all such necessary action; provided, however, that such further assurances do not increase such party’s obligations or liabilities hereunder or decrease such party’s rights hereunder.

20.19. No Offer. This Agreement shall not be deemed an offer or binding upon Sellers, Investors or Buyer until this Agreement is fully executed and delivered by Sellers, Investors and Buyer.

20.20. OFAC Policy. Neither Buyer nor any of its Affiliates have engaged in any dealings or transactions, directly or indirectly, (a) in contravention of any U.S., international or other money laundering regulations or conventions, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (b) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorists or terrorist organizations.

20.21. Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that none of the employees, directors, officers, members, partners, managers, principals, consultants, shareholders, advisors, attorneys, or agents of Seller, shall have any personal liability or obligation whatsoever for obligations under this Agreement or under any documents delivered at Closing, and the individual assets of such parties shall not be subject to any claims of any Person relating to such obligations. Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that none of the employees, directors, officers, members, partners, managers, principals, consultants, shareholders, advisors, attorneys or agents of Buyer or Investors shall have any personal liability or obligation whatsoever for any obligations under this Agreement or under any documents delivered at Closing, and the individual assets of such parties shall not be subject to any claims of any Person relating to such obligations. However, the foregoing shall not in any way limit the parties’ obligations and liabilities under this Agreement.

20.22. Macquarie CountryWide Management Limited.

(a) Macquarie CountryWide Management Limited (“MCML”) enters into this Agreement only in its capacity as responsible entity of MCW and in no other capacity.

(b) A liability arising under or in connection with this Agreement can be enforced against MCML, only to the extent to which it can be satisfied out of the assets of MCW out of which MCML is actually indemnified for the liability.

(c) This limitation of MCML’s liability applies notwithstanding any other provision of this Agreement and extends to all liabilities and obligations of MCML in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement.

(d) Any party to this Agreement may not sue MCML in any capacity other than as responsible entity of MCW, including seeking the appointment to MCML of a receiver (except in relation to MCW’s assets), liquidator, administrator or any similar Person.

(e) The provisions of this Section 20.22 shall not apply to any obligation or liability of MCML to the extent that it is not satisfied because there is a reduction in the extent of MCML’s indemnification out of the assets of MCW, as a result of MCML’s fraud, negligence or breach of trust.

(f) MCML is not obliged to do or refrain from doing anything under this Agreement (including incurring any liability) unless MCML’s liability as responsible entity is limited in the same manner as set out in this Section 20.22.

20.23. Venue. Any legal action or proceeding with respect to this Agreement shall be solely and exclusively brought in a Federal or state court of competent jurisdiction sitting in Jacksonville, Duval County, Florida (including the appellate courts thereof) (each, a “Court”) and by execution and delivery of this Agreement, each party to this Agreement hereby accepts, generally and unconditionally, the jurisdiction of the Courts. Each party to this Agreement hereby expressly and irrevocably submits the person of such party to this Agreement to the personal jurisdiction of the Courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Agreement. To the extent permitted under applicable Law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by Law, shall be necessary in order to confer jurisdiction upon the person of such party to this Agreement in any such Court. To the fullest extent permitted under applicable Law, each party to this Agreement irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in a Court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, any claim that it is not personally subject to the jurisdiction of any such Court or that this Agreement or the subject matter hereof may not be enforced in or by such Court.

20.24. Control of Company. Notwithstanding anything to the contrary contained herein, (a) any reference to a Company or other entity in the Company Group taking or not taking an action at or prior to the Closing shall mean that Sellers shall cause such Company or other entity in the Company Group to take or not take such action, at Sellers’ sole cost and expense, and (b) after the Closing Sellers shall have no obligations to cause or prevent the Company Group from taking or failing to any action.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

Date: February 14, 2005

MACQUARIE COUNTRYWIDE-REGENCY II, LLC, a Delaware limited liability company

By:	Regency Centers, L.P.,
a Member

By:	Regency Centers Corporation,
its General Partner

By:	/s/ Martin E. Stein, Jr.
Its:	Chairman and Chief Executive Officer

MACQUARIE COUNTRYWIDE TRUST

By:	Macquarie CountryWide Management
Limited, as responsible entity

By:	/s/ Mark Baillie
Its:	Director

REGENCY CENTERS CORPORATION,
a Florida corporation

By:	/s/ Martin E. Stein, Jr.
Its:	Chairman and Chief Executive Officer

USRP TEXAS GP, LLC,
a Delaware limited liability company

By	First Washington Realty, Inc.,
a Maryland corporation, its manager

By:	/s/ Stuart D. Halpert
Its:	Chairman

U.S. RETAIL PARTNERS, LLC,
a Delaware limited liability company

By	First Washington Realty, Inc.,
a Maryland corporation, its manager

By:	/s/ Stuart D. Halpert
Its:	Chairman

EASTERN SHOPPING CENTER HOLDINGS, LLC, a Delaware limited liability company

By	First Washington Realty, Inc.,
a Maryland corporation, its manager

By:	/s/ Stuart D. Halpert
Its:	Chairman

FIRST WASHINGTON INVESTMENT I, LLC, a Delaware limited liability company

By:	/s/ William J. Wolfe
Its:	Member

CALIFORNIA PUBLIC EMPLOYEES’ RETIREMENT SYSTEM, a unit of the State and Consumer Services Agency of the State of California

By:	/s/ Michael B. McCook
Its:	Senior Investment Officer – Real Estate

The following EXHIBITS and SCHEDULES are intentionally omitted.

Copies will be provided to the Commission upon request.

List of Exhibits

Exhibit A	Definitions and Meanings (attached)
Exhibit B	Properties
Exhibit C	Form of Tenant Estoppel
Exhibit D	Form of Seller Estoppel
Exhibit E	Form of Sellers’ Ground Lease Estoppel Certificate
Exhibit F	Terms of Management Agreement and Accounting Services Agreement

List of Schedules

Schedule 2.2(a)(v)	Construction Contracts
Schedule 2.3(a)	Wire Transfer Instructions
Schedule 2.10	Excluded Assets
Schedule 2.14	Option Parcels
Schedule 2.15	MPB&T Parcel
Schedule 3.1(m)	Rent Guaranty and Other Escrows
Schedule 5.1(a)-1	Existing Policies and Existing Surveys
Schedule 5.1(a)-2	Exceptions Not Provided to Buyer
Schedule 5.1(a)-3	Extended Coverage
Schedule 5.1(b)(ii)	List of Existing Rights of First Refusal or Options to Purchase Under Leases and Approved New Leases
Schedule 5.1(b)(v)	Other Exceptions
Schedule 5.6(a)(i)	Ongoing Remediation Projects
Schedule 5.6(a)(ii)	Ongoing Remediation Escrow Allocated Shares
Schedule 5.6(f)	Form of Buyer’s Environmental Insurance Policy
Schedule 7.3(a)(iii)	Permitted Sales
Schedule 8.1(e)	Jurisdictions Where Company Group is Licensed or Qualified to Do Business
Schedule 8.1(f)	Capitalization of the Companies
Schedule 8.1(g)	Subsidiaries
Schedule 8.1(h)	Company Organizational Documents
Schedule 8.3	Properties and Title to Properties
Schedule 8.5	No Violation
Schedule 8.6	Financial Statements
Schedule 8.8(a)	Taxes; Tax Returns
Schedule 8.8(d)	Partnership Status
Schedule 8.9	Litigation
Schedule 8.11	Ongoing Condemnation Proceedings
Schedule 8.14	Rent Rolls; Leases
Schedule 8.15	Accounts Receivable Aging
Schedule 8.16	Service Contracts
Schedule 8.17	Material Contracts
Schedule 8.18	Existing Loans
Schedule 8.19	Ground Leases
Schedule 8.20	No Other Contracts
Schedule 8.22	Insurance
Schedule 8.24	Taxpayer Identification Numbers
Schedule 8.27	Shadow Anchors
Schedule 11.2(c)	Underwriting Agreement
Schedule 13.2(a)	Extended Lockout Properties

EXHIBIT A

DEFINITIONS AND MEANINGS

In addition to any other terms whose definitions are fixed and defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter, shall have the meaning ascribed thereto by this Exhibit A:

“Accounts Receivable Aging” is defined in Section 11.2(d).

“ADA Litigation Matters” is defined in Section 15.3(i).

“Additional Rent” is defined in Section 3.1(c)(iii) hereof.

“Adjustment Time” is defined in Section 3.1 hereof.

“Affiliate” of a person means a person that directly or indirectly, through one of its intermediaries, controls or is under common control with, the other person.

“Aggregate Loss Amount” is defined in Section 15.2(d)(ii) hereof.

“Agreement” means this Agreement of Purchase and Sale, together with any and all amendments, modifications, or supplements hereof and any and all exhibits, schedules, and addenda attached hereto.

“Agreed Losses” is defined in Section 15.2(c)(ii) hereof.

“Agreed Percentage” is defined in Section 20.2 hereof.

“Agreed Value” as to each Property shall mean the amount set forth on Exhibit B, and as to each Option Parcel and the MPB&T Parcel, the amount set forth on Schedule 2.14.

“Alleged Diminution of Value” is defined in Section 5.2 hereof.

“Alleged Losses” is defined in Section 15.2(c)(i) hereof.

“Ancillary Instruments” means all other documents, agreements and instruments to be executed and/or delivered by the Selling Parties or Buyer at or prior to the Closing as specifically required pursuant to this Agreement.

“Apex Contracts” is defined in Section 5.6(a).

“Applicable Rent Period” shall have the meaning set forth in Section 3.1(c)(iii) hereof.

“Approved New Lease” is defined in Section 7.3(d) hereof.

“Authorized Representatives” is defined in Section 17(a) hereof.

“Baseball Arbitration” is defined in Section 19 hereof.

“Blocked Account Agreement” is defined in Section 2.3(b) hereof.

“Breach Event” is defined in Section 15.2(a)(ii) hereof.

“Broker” is defined in Section 9.3 hereof.

“Business Day” is defined in Section 20.7 hereof.

“Buyer” is defined in the preamble to this Agreement.

“Buyer’s Affiliates” is defined in Section 15.3 hereof.

“Buyer’s Breach Notice” is defined in Section 15.2(c)(i) hereof.

“Buyer’s Broker Rep” is defined in Section 9.3 hereof.

“Buyer’s Consent” is defined in Section 7.3(g) hereof.

“Buyer’s Environmental Insurance Policy” is defined in Section 5.6(f).

“CAM” is defined in Section 3.1(c)(iii) hereof.

“Claim” is defined in Section 15.3 hereof.

“Closing” is defined in Section 2.4 hereof.

“Closing Date” means the time and date, established under Section 2.4 hereof, when the purchase and sale contemplated by this Agreement is to be consummated, as such date may be extended by mutual agreement of the parties or pursuant to the express provisions hereof.

“Closing Statement” is defined in Section 3.1(n)(ii) hereof.

“Code” is defined in Section 2.8 hereof.

“Company” is defined in the preamble to this Agreement.

“Company Group” is defined in Recital A hereof.

“Competing Transaction” is defined in Section 7.2(h) hereof.

“Confidential Information” shall mean Company Group’s confidential information about the Properties, business operations, financial results and similar confidential information, heretofore or hereafter furnished or made available by or through any Sellers Party or Company Group to Buyer or any Affiliate of Buyer, or any summary of the foregoing. Confidential Information shall not include information that is otherwise known by or readily available to the public.

“Conforming Ground Lease Estoppel” is defined in Section 11.2(e).

“Consent Fees” is defined in Section 2.9 hereof.

“Court” is defined in Section 20.23 hereof.

“Deeds” means all instruments pursuant to which title to the Properties or any other portion thereof has been conveyed to or any of the Company Group.

“Deferred Maintenance Losses” is defined in Section 15.2(a)(iii).

“Deferred Maintenance Conditions” shall mean those facts, circumstances and conditions which, consistent with prudent industry management practices and standards for similar properties, require this to complete repairs needed to be made within the ensuing six (6) months subsequent to the date of this Agreement to the roofs, parking lots and structural elements of the Improvements which (i) if not made within such period of time will directly result in an unsafe condition at the applicable Property or will cause damage to other portions of the Improvements, and (ii) should be capitalized under generally accepted accounting principles.

“Delinquent Rent” is defined in Section 3.1(d) hereof.

“Deposit” is defined in Section 2.3(a) hereof.

“Deposit Date” shall mean March 25, 2005.

“Disputed Amount” is defined in Section 19 hereof.

“Disputed Amount Escrow” is defined in Section 2.5 hereof.

“Disputed Losses” is defined in Section 15.2(c)(ii) hereof.

“Dropped Asset” is defined in Section 2.13(a) hereof.

“Dropped Property Notice” is defined in Section 2.13(a) hereof.

“Dropping Party” is defined in Section 2.13(a) hereof.

“Eastern” is defined in the preamble of this Agreement.

“Edgewater” is defined in Section 2.11(a).

“Edgewater Buy-Sell Amount” is defined in Section 2.11(b).

“Encumbrances” means any charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Entity Breach” is defined in Section 15.2(a)(iv).

“Entity Claim” is defined in Section 15.3(d) hereof.

“Environmental Laws” means the following, as the same may be amended from time to time: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendment and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), and any other federal, state, city or county Laws applicable to the Properties, and identified by its terms as relating to or regulating the protection of the environment or pertaining to Hazardous Substances or Waste, together with their implementing regulations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” is defined in Section 2.3(c) hereof.

“Escrow Agreement” is defined in Section 2.3(c) hereof.

“Estoppel Threshold” is defined in Section 11.2(d) hereof.

“Excess Losses” is defined in Section 15.2(a)(v) hereof.

“Existing Environmental Reports” is defined in Section 8.12 hereof.

“Existing Loans” is defined in Section 8.18 hereof.

“Existing Policy” is defined in Section 5.1(a) hereof.

“Existing Survey” is defined in Section 5.1(a) hereof.

“Extended Coverage” is defined in Section 5.1(a) hereof.

“Final Closing Adjustment” is defined in Section 3.1(n)(iii) hereof.

“Final Offers” is defined in Section 19(b) hereof.

“First Washington” is defined in the preamble of this Agreement.

“Final Statement” is defined in the preamble of this Agreement.

“Fixed Rent” is defined in Section 3.1(c)(ii) hereof.

“FNF Entities” is defined in Section 5.1 hereof.

“Fixed Financial Obligations” is defined in Section 15.2(a)(i).

“Future Remedial Action” means any investigative, monitoring or remedial action (including any consulting fees, design fees, attorneys fees and engineering fees related thereto) required under any Environmental Law relating to the presence of Hazardous Substances or Waste at, on, about, under or within or emanating from any of the Properties (or any portion thereof) and any reasonably related investigative or remedial action. This includes but is not limited to any investigation, monitoring or remedial action (including any consulting fees, design fees, attorneys fees and engineering fees related thereto) undertaken pursuant to any state voluntary cleanup program or brownfield program.

“Future Remediation Escrow” is defined in Section 2.5(c) hereof.

“Future Remediation Escrow Agreement” is defined in Section 2.5(c) hereof.

“Future Remediation Estimate” is defined in Section 5.6(b)(iii).

“Future Remediation Projects” is defined in Section 5.6(b)(i) hereof.

“Future Remediation Sites” is defined in Section 5.6(b)(i) hereof.

“GAAP” means the generally accepted United States accounting principles, applied on a basis consistent with the basis on which the 2003 financial statements referred to in Section 8.6(a).

“Governmental Authority” means, with respect to any Property, any federal, state, county, municipal, or other governmental authority or quasi-governmental authority, agency, board or office having jurisdiction of such Property.

“Governmental Restrictions” is defined in Section 5.1(b)(vi) hereof.

“Ground Lease Estoppels” is defined in Section 11.2(e) hereof.

“Ground Leases” means all ground leases or other agreements pursuant to which any entity in the Company Group or any of the Selling Parties lease any real property.

“Guaranties” means all guaranty agreements related to any of the Leases which guarantee the obligations of the Tenant under the applicable Lease.

“Hazardous Substances or Waste” means petroleum (including gasoline, crude oil or any crude oil fraction), and chemicals or hazardous substances of any nature, including radioactive materials, PCBs, asbestos, mold, perchloroethylene and its degradation products, pesticides, herbicides, pesticide or herbicide containers, untreated sewerage, industrial process sludge, and any item which is identified as a hazardous substance, hazardous material, or hazardous waste in any Environmental Law.

“Improvements” shall mean all buildings, components of buildings, roads, streets, curbs, gutters, storm drainage, water systems, sewer systems, electrical systems, gas systems and other utilities, equipment and landscaping, whether or not located on any of the Properties, which are required in order to serve any of the Properties.

“Indemnified Party” is defined in Section 15.5(a) hereof.

“Indemnifying Party” is defined in Section 15.5(a) hereof.

“Initial Remediation Estimate” is defined in Section 2.5(c) hereof.

“Initiating Party” is defined in Section 19(d) hereof.

“Inspection Period” is defined in Section 4.1 hereof.

“Interest Rate” is defined in Section 2.3(a) hereof.

“Investor” is defined in the preamble to this Agreement.

“Joint Instructions” is defined in Section 14.1(o) hereof.

“Knowledge of the Selling Parties,” “to the Knowledge of Sellers,” “to Sellers’ Knowledge,” and other phrases of similar import mean the current, actual, conscious (and not constructive, imputed or implied) knowledge, without any duty to investigate, review files or inquire, of the following designees of the Sellers: Stuart D. Halpert, William J. Wolfe, James G. Blumenthal, Jeffrey D. Distenfeld, James G. Pounds and Henry M. Renaud Anything herein to the contrary notwithstanding, no such designee shall have any personal liability or obligation whatsoever with respect to any of the matters set forth in this Agreement and any Ancillary Documents or any of the representations made by the Sellers being or becoming untrue, inaccurate or incomplete in any respect.

“Law” means any law, statute, rule, regulation, ordinance and other pronouncements having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or any other political subdivision or any governmental or regulatory body.

“Leases” means all leases, tenancy and occupancy agreements with respect to any of the Properties or any portion thereof.

“Leasing Parameters” is defined in Section 7.3 hereof.

“Lender Retention Documents” means all documents necessary for the Retained Loans to remain in place after Closing, including an estoppel letter executed by each Lender’s party to the Retained Loans.

“Lender Consents” is defined in Section 2.9 hereof.

“Lenders” means the holders of the Existing Loans.

“Lien” means any adverse claim, mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of any indebtedness or the performance of any obligation, or any option or other right to purchase or otherwise acquire, whether arising by agreement or under any Law or otherwise.

“Loan Fees” is defined in Section 2.9 hereof.

“Losses” is defined in Section 15.2(a)(i) hereof.

“Major Tenant” is defined in Section 11.2(d) hereof.

“Major Tenants” is defined in Section 11.2(d) hereof.

“Mandatory Removal Exception” is defined in Section 5.3.

“Material Contracts” is defined in Section 8.17 hereof.

“MCW” is defined in the preamble to this Agreement.

“Membership Interests” are defined in Recital A to this Agreement.

“MPB&T Parcel” is defined in Section 2.15 hereof.

“NOI Losses” is defined in Section 15.2(a)(i) hereof.

“Non-Conforming Ground Lease Estoppel” is defined in Section 11.2(e) hereof.

“Non-Conforming Property” is defined in Section 11.2(d) hereof.

“Non-Conforming Tenant Estoppel” is defined in Section 11.2(d) hereof.

“Non-Retained Loans” means the Existing Loans which will be paid by the Company Group at Closing.

“Notice of Intent to Pursue Arbitration” is defined in Section 19(b) hereof.

“Ongoing Remediation Escrow” is defined in Section 2.5(b) hereof.

“Ongoing Remediation Escrow Agreement” is defined in Section 2.5(b) hereof.

“Ongoing Remediation Amount” is defined in Section 2.2(a)(viii) hereof.

“Ongoing Remediation Projects” is defined in Section 5.6(a)(i) hereof.

“Ongoing Remediation Sites” is defined in Section 5.6(a)(i) hereof.

“Option Holders” is defined in Section 2.14 hereof.

“Option Parcels” is defined in Section 2.14 hereof.

“Order” means any writ, judgment, decree, injunction or similar order of any court or governmental or regulatory body, in each case whether preliminary or final.

“Organizational Documents” shall mean as to any Person, its (i) certificate or articles of incorporation or similar corporate charter or other instruments of organization; (ii) articles of association, by-laws or other similar instruments; and (iii) shareholder agreements, limited liability company agreements, limited liability company agreements or operating agreements and other similar governing corporate documents.

“Other Exceptions” are defined in Section 5.1(c) hereof.

“Outside Partners” is defined in Section 8.1(h) hereof.

“Owner’s Title Policy” is defined in Section 5.1(a) hereof.

“Percentage Rent” is defined in Section 3.1(c)(iv) hereof.

“Permitted Exceptions” is defined in Section 5.1(b) hereof.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Phase I” means a Phase I environmental site assessment prepared in general accordance with ASTM 1527-E-00, modified as necessary due to time constraints.

“Phase II Investigation” is defined in Section 5.6(b) hereof.

“Phase II Reports” is defined in Section 5.6(b)(i) hereof.

“Physical Testing” is defined in Section 4.1(a) hereof.

“Position Items” is defined in Section 3.1 hereof.

“Post Escrow Future Remediation Costs” is defined in Section 5.6(b)(iv) hereof.

“Prepayment Fees” is defined in Section 2.9 hereof.

“Price Adjustment” is defined in Section 2.2(a) hereof.

“Property” and “Properties” are defined in Recital A hereof and described on Exhibit B; however, the definition of Properties shall be modified to the extent a Property is removed from.

“Property Breach” is defined in Section 15.2(a) hereof.

“Property-Related Adjustment Losses” is defined in Section 15.2(a)(vii).

“Proration Items” is defined in Section 3.1 hereof.

“PSE&G” is defined in Section 2.11(c) hereof.

“PSE&G Facilities” is defined in Section 2.11(c) hereof.

“Purchase Price” means the amount which Buyer shall pay to Sellers to consummate the purchase and sale of the Membership Interests as provided in Section 2.1 hereof.

“Qualified Arbitrator” means a real estate professional who is knowledgeable about the subject matter giving rise to a particular dispute, controversy or claim and has no past or present personal or professional relationship with Sellers or Buyer or their respective affiliates.

“Recent Balance Sheet” is defined in Section 8.6 hereof.

“Regency” is defined in the preamble to this Agreement.

“Remediation” means any investigative, monitoring or remedial action required under any Environmental Law relating to the presence of Hazardous Substances or Waste at, on, about, under or within or emanating from any of the Properties (or any portion thereof). This includes but is not limited to any investigation, monitoring or remedial action in furtherance of obtaining a “no further action” or equivalent determination pursuant to any state voluntary cleanup program or brownfield program. “Remediation” does not include work to abate asbestos or any work that is not necessary to obtain a “no further action” letter or equivalent determination from the relevant Governmental Authority.

“Remediation Costs” means all reasonable costs and expenses (including reasonable costs of investigation, monitoring, cleanup consulting fees, design fees, attorney fees and engineering fees) paid to third parties which are incurred with respect to Remediation and which are documented by third party invoices.

“Rent” is defined in Section 3.1(d) hereof.

“Rent Rolls” is defined in Section 8.14 hereof.

“Responding Party” is defined in Section 19(d) hereof.

“Retained Loans” means the Existing Loans which may be retained by an entity in the Company Group after Closing.

“Section 2.13 Rights” is defined in Section 15.2(d)(ii) hereof.

“Seller” or “Sellers” means the Sellers as described in the preamble to this Agreement.

“Seller Estoppel” is defined in Section 11.2(d) hereof.

“Seller Indemnified Party” is defined in Section 15.4.

“Sellers’ Broker Rep” is defined in Section 8.21 hereof.

“Sellers’ Environmental Insurance” is defined in Section 5.6(b)(ii) hereof.

“Sellers’ GL Estoppel” is defined in Section 11.2(e) hereof.

“Sellers’ Post-Closing Occurrence Claims” is defined in Section 15.4(c) hereof.

“Sellers’ Response Notice” is defined in Section 15.2(c)(ii) hereof.

“Selling Parties” is defined in the preamble to this Agreement.

“Service Contracts” are defined in Section 8.16 hereof.

“Shadow Anchor Agreements” are defined in Section 8.16.

“Special Covenants” are defined in Section 7.3 hereof.

“Special Entity Claims” are defined in Section 15.3(g) hereof.

“Subsidiary” is defined in Section 8.1(g) hereof.

“Taxes” is defined in Section 8.8(a) hereof.

“Tax Return” is defined in Section 8.8(a) hereof.

“Tenant Estoppels” is defined in Section 11.2(d) hereof.

“Tenants” means the tenants under the Leases.

“Third Party Environmental Claims” is defined in Section 15.3(h) hereof.

“Title Affidavits” is defined in Section 14.1(e) hereof.

“Title Commitments” are defined in Section 5.1(a) hereof.

“Title Company” means Land America Title Insurance Company.

“Transaction Documents” means (i) this Agreement, including the Schedules and Exhibits; and (ii) the Ancillary Instruments.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Unfunded Leasing Expenses” is defined in Section 3.1(j) hereof.

“USRP” is defined in the preamble of this Agreement.

“U.S. Retail” is defined in the preamble of this Agreement.

EXHIBIT B

PROPERTIES

B-1

EXHIBIT C

FORM OF TENANT ESTOPPEL

C-1

EXHIBIT D

FORM OF SELLER ESTOPPEL

D-1

EXHIBIT E

FORM OF SELLERS’ GROUND LEASE ESTOPPEL CERTIFICATE

E-1

EXHIBIT F

TERMS OF MANAGEMENT AGREEMENT AND ACCOUNTING SERVICES AGREEMENT

F-1